CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 2.1
Agreement and Plan of Merger
by and among
Forge Global Holdings, Inc.,
Margo Merger Sub I, LLC,
Margo Merger Sub II, LLC,
Accuidity, LLC, and
KOSTKA LLC, as the Securityholder Representative
July 1, 2025

ARTICLE 1 THE MERGERS    2
1.1    The Closing    2
1.2    The Mergers    2
1.3    Charter Documents; Managers and Officers    3
1.4    Effect of the First Merger on Company Units and Merger Sub I Units    4
1.5    Effect of the Second Merger on Membership Units of the Surviving Company and Membership Interests of Merger Sub II    5
1.6    Adjustment Holdback Amount; Indemnity Escrow Amount; Expense Fund; Closing Payments    5
1.7    Payment of Closing Consideration; Exchange    6
1.8    Post-Closing Reconciliation    7
1.9    Fractional Shares    11
1.10    Equitable Adjustments    11
1.11    Tax Withholding    12
1.12    Further Assurances    12
1.13    Tax Consequences    12
1.14    Earn-Out    13
1.15    Legends    22
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY    23
2.1    Organization and Good Standing    23
2.2    Subsidiaries    24
2.3    Power, Authorization and Validity    24
2.4    Capitalization of the Company    25
2.5    No Conflict; Required Consents    27
2.6    Litigation    27
2.7    Taxes    28
2.8    Related Party Transactions    32
2.9    Company Financial Statements    33
2.10    Title to Properties    34
2.11    Absence of Certain Changes    35
2.12    Company Material Contracts    37
2.13    Intellectual Property    40
2.14    Privacy and Data Protection    47
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2.15    Compliance with Laws    49
2.16    Employees, ERISA and Other Compliance    52
2.17    Books and Records; Bank Accounts    57
2.18    Insurance    57
2.19    Environmental Matters    58
2.20    Customers and Suppliers    58
2.21    Anti-Money Laundering Laws    59
2.22    Anti-Corruption and Anti-Bribery Laws    59
2.23    Trade Compliance    60
2.24    Outbound Investment    60
2.25    Brokers; Transaction Expenses    61
2.26    Social Media    61
2.27    Capitalization of the Aggregator    61
2.28    No Other Representations and Warranties; Non-Reliance    62
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS    62
3.1    Organization and Good Standing    62
3.2    Power, Authorization and Validity    63
3.3    No Conflicts; Required Consents    63
3.4    Capitalization    64
3.5    Parent Shares    65
3.6    Merger Subs    65
3.7    SEC Reports; Internal Control    65
3.8    Cash Resources    67
3.9    Compliance with Laws    67
3.10    Litigation    68
3.11    Certain Restraints    68
3.12    No Other Representations and Warranties; Non-Reliance    68
ARTICLE 4 COVENANTS    68
4.1    Employment Arrangements; Termination of Certain Company Benefit Arrangements    69
4.2    Indemnification of Company Managers and Officers    70
4.3    Public Information    71
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4.4    Listing    71
ARTICLE 5 ESCROW AGREEMENT AND EXCHANGE AGENT AGREEMENT    71
5.1    Escrow Agreement    71
5.2    Exchange Agent Agreement    71
ARTICLE 6 CLOSING DELIVERABLES    71
6.1    Member Deliverables    72
6.2    Employment Matters    72
6.3    Other Deliverables    72
ARTICLE 7 SURVIVAL; INDEMNIFICATION    73
7.1    Survival    73
7.2    Indemnification of the Indemnified Parties    74
7.3    Limitations    75
7.4    Claim Notice    77
7.5    Resolution of Claim Notice    77
7.6    Defense and Settlement of Third-Party Claims    78
7.7    Indemnity Escrow Arrangements    79
7.8    Payment of Indemnity Escrow Amount    80
7.9    Right to Satisfy Indemnification Claims by Reducing Earnout Amounts    80
7.10    Tax Consequences of Indemnification Payments    81
7.11    No Right of Contribution    81
7.12    Exclusive Remedy    82
7.13    Appointment of Securityholder Representative    82
ARTICLE 8 TAX MATTERS    84
8.1    Tax Returns    84
8.2    Cooperation    86
8.3    Tax Audits    86
8.4    Transfer Taxes    87
8.5    Refunds    87
8.6    Post-Closing Actions    88
ARTICLE 9 MISCELLANEOUS    88
9.1    Governing Law; Jurisdiction; Venue    88
9.2    Assignment    89
9.3    Severability    89
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9.4    Counterparts    89
9.5    Other Remedies    89
9.6    Amendments and Waivers    90
9.7    Expenses    90
9.8    Notices    90
9.9    WAIVER OF JURY TRIAL    92
9.10    Interpretation; Rules of Construction    92
9.11    Disclosure Schedule    93
9.12    Agreement Binding on the Parties; Third-Party Beneficiary Rights    93
9.13    Public Announcement    93
9.14    Confidentiality    94
9.15    Entire Agreement    94
9.16    Acknowledgement    94
9.17    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege    94

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TABLE OF ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES AND EXHIBITS
Annex A    Certain Definitions
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Investor Questionnaire
Exhibit C-1    Form of Founder Restricted Stock Agreement
Exhibit C-2    Form of Aggregator Acknowledgement Agreement
Exhibit C-3    Form of Holder Restricted Stock Agreement
Exhibit D    Form of First Certificate of Merger
Exhibit E    Form of Second Certificate of Merger
Exhibit F    Form of Letter of Transmittal
Exhibit G    Closing Statement
Exhibit I    Escrow Agreement

SCHEDULES
Schedule 1.1(a)    Signing Members
Schedule 1.1(b)    Company Entity Representatives
Schedule 1.1(c)    Parent Entity Representatives
Schedule 1.8    Closing Statement Information
Schedule 1.8(a)    Agreed Accounting Principles
Schedule 1.14(a)    Earn Out Targets and Thresholds
Schedule 1.14(a)(ix)    Business Management and Governance
Schedule 7.2(a)(vii)    Additional Indemnifiable Matters
Schedule A    Expense Fund Sharing Percentage

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 1, 2025 (the “Agreement Date”) by and among Forge Global Holdings, Inc., a Delaware corporation (“Parent”), Margo Merger Sub I, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Parent (“Merger Sub I”), Margo Merger Sub II, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Accuidity, LLC, a Delaware limited liability company (the “Company”), and Kostka LLC, a New York limited liability company, solely in such Person’s capacity as representative of the securityholders of the Company for certain purposes described in this Agreement (the “Securityholder Representative”). Unless the context otherwise requires, references herein to the “parties” means Parent, the Merger Subs, the Company and the Securityholder Representative. Certain capitalized terms used herein have the meanings set forth in Annex A to this Agreement.
Recitals
A.    The Parties intend that Merger Sub I shall merge with and into the Company (the “First Merger”), with the Company to be the surviving company of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), and, as part of the same overall transaction, the Company would then merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II to be the surviving company of the Second Merger, on the terms and subject to the conditions set forth in this Agreement and pursuant to the DLLCA.
B.    The Governing Bodies of Parent, the Merger Subs and the Company have determined that the Mergers are in the best interests of their respective companies and stockholders or members, as applicable, and have approved and declared advisable the Mergers in accordance with their respective Charter Documents on the terms and subject to the conditions set forth in this Agreement.
C.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Persons identified on Schedule 1.1(a) (the “Signing Members”) are executing and delivering to Parent (i) joinder agreements in substantially the form attached hereto as Exhibit A (the “Joinder Agreement”), and (ii) investor suitability questionnaires substantially in the form attached hereto as Exhibit B (the “Investor Questionnaires”).
D.    Prior to the execution and delivery of this Agreement, members sufficient to deliver the Member Approval, including all Signing Members, have executed and delivered to the Company a member written consent approving this Agreement and the other transactions and agreements contemplated hereby (the “Written Consent”), and the Company has delivered the Written Consent to Parent.

E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) each Founder is executing and delivering to Parent (a) an employment agreement providing for employment with Parent and/or one of its Subsidiaries (an “Employment Agreement”), a proprietary information and additional covenants agreement (a “PICA”) (together, the “Employment Documents”), and (b) a non-competition and non-solicitation agreement (a “Non-Competition Agreement”), (ii) Kostka LLC is executing and delivering to Parent a restricted stock agreement in substantially the form attached hereto as Exhibit C-1 (the “Founder Restricted Stock Agreement”), pursuant to which Kostka LLC has agreed that a specified portion of the Closing Stock Consideration issued to it with respect to its Company Class A Units in connection with the Mergers (the “Founder Restricted Stock Amount”) will be subject to certain restrictions on transfer and a possibility of forfeiture, (iii) the Aggregator is executing and delivering to Parent an acknowledgement agreement in substantially the form attached hereto as Exhibit C-2 (the “Aggregator Acknowledgement Agreement”) pursuant to which the Aggregator has agreed that a specified portion of the Closing Stock Consideration issued to it with respect to its Company Profits Interest Units in connection with the Mergers (the “Aggregator Restricted Stock Amount”) will be subject to certain restrictions on transfer in accordance with the terms thereof and (iv) each of [***] is executing and delivering to Parent a restricted stock agreement in substantially the form attached hereto as Exhibit C-3 (together with the Founder Restricted Stock Agreement and the Aggregator Acknowledgment Agreement, the “Restricted Stock Agreements”) pursuant to which it has agreed that a specified portion of the Closing Stock Consideration issued to it with respect to its Company Class A Units in connection with the Mergers (together with the Founder Restricted Stock Amount and the Aggregator Restricted Stock Amount, the “Restricted Stock Amounts”) will be subject to certain restrictions on transfer in accordance with the terms thereof.
F.    Parent and the Company intend that the Mergers be treated as an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code.
Agreement
Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1

THE MERGERS
1.1The Closing. The closing of the Mergers (the “Closing”) shall take place through the electronic exchange of documentation simultaneously with the execution and delivery of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”
1.2The Mergers. At the Closing, the Company and Merger Sub I shall cause the First Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit D (the “First Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DLLCA. The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company prior to the Closing and specified in the First Certificate of Merger, shall be referred to herein as the “Effective Time.” At the Effective Time, Merger Sub I shall be merged with and into the Company, the separate existence of Merger Sub I shall cease, and the Company shall continue as the surviving limited liability company of the First Merger (the “Surviving Company”). As soon as practicable after the Effective Time, but in all cases within one (1) Business Day thereafter, the Surviving Company and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit E (the “Second Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the DLLCA. The surviving entity of the Second Merger after the Second Effective Time is sometimes referred to herein as the “Surviving Entity”. The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company prior to the Closing and specified in the Second Certificate of Merger, shall be referred to herein as the “Second Effective Time.” The effects of the Mergers shall be as provided in this Agreement and the DLLCA.
1.3Charter Documents; Managers and Officers. Unless otherwise agreed in writing by Parent and the Company prior to the Effective Time:
(a)The First Merger.
(i)at the Effective Time, by virtue of the First Merger and without any further action on the part of the Company, Merger Sub I or any other Person, (i) the certificate of formation of the Company shall be amended to conform to the certificate of formation of Merger Sub I as in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall not be changed), and (ii) subject to Section 4.2(a), the Company LLC Agreement shall be amended to conform to the limited liability company agreement of Merger Sub I as in effect immediately prior to the Effective Time (except that the name of the Surviving Company shall not be changed) and, as so amended, shall become the limited liability company agreement of the Surviving Company; and
(ii)at the Effective Time, (i) OpCo shall be the sole and managing member of the Surviving Company, and (ii) the officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Company immediately after the Effective Time, each to hold office until their respective successors are duly appointed or elected and qualified, as applicable, or their earlier death, resignation or removal.
(b)The Second Merger.
(i)at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Surviving Company, Merger Sub II or any other Person, (i) the certificate of formation of Merger Sub II shall remain as in effect immediately prior to the Second Effective Time and become the certificate of formation of the Surviving Entity (except that the name of the Surviving Entity shall be changed to the name of the Surviving Company), and (ii) subject to Section 4.2(a), the Merger Sub II LLC Agreement shall be amended to reflect the name of the Surviving Company as the name of the Surviving Entity and, as so amended, shall become the limited liability company agreement of the Surviving Entity; and

(ii)at the Second Effective Time, (i) OpCo shall be the sole and managing member of the Surviving Entity, and (ii) the officers of the Surviving Company as of immediately prior to the Second Effective Time (and an additional representative, who will be the Chief Financial Officer of Parent) shall be the initial officers of the Surviving Entity immediately after the Second Effective Time, each to hold office until their respective successors are duly appointed or elected and qualified, as applicable, or their earlier death, resignation or removal.
1.4Effect of the First Merger on Company Units and Merger Sub I Units. At the Effective Time, by virtue of the First Merger and without any further action on the part of the parties, any Company Unitholder or any other Person:
(a)each Merger Sub I Unit that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable unit in the Surviving Company, which shall be the only unit of the Surviving Company that is issued and outstanding immediately after the Effective Time;
(b)each Company Unit held in the Company’s treasury or owned by the Company, Parent or any Subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and extinguished without consideration or conversion (the “Cancelled Units”);
(c)subject to the terms and conditions of this Agreement, each Company Class A Unit or Company Profits Interest Unit that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, other than the Cancelled Units, automatically converted into the right of the Company Securityholder holding such Company Class A Unit or Company Profits Interest Unit immediately prior to the Effective Time to receive in the aggregate in respect of all such Company Class A Units and Company Profits Interest Units:
(i)an amount in cash set forth opposite the name of such Company Securityholder under the column “Closing Cash Payment” on the Closing Statement;
(ii)a number of shares of Parent Common Stock set forth opposite the name of such Company Securityholder under the column “Closing Stock Payment” on the Closing Statement (provided that certain of such shares will be subject to restrictions on transfer and/or the possibility of forfeiture in accordance with the applicable Restricted Stock Agreement);
(iii)such Company Securityholder’s Pro Rata Share of the portion of the Adjustment Holdback Amount, if any, required to be delivered to the Company Securityholders in accordance with Section 1.8 as and when any such delivery is required to be made;
(iv)an amount in cash and a number of shares of Parent Common Stock equal to such Company Securityholder’s Pro Rata Share of the Post-Closing Excess Amount with respect to any disbursements required to be made in connection with the Post-Closing Excess Amount (if any) in accordance with Section 1.8(i);
(v)such Company Securityholder’s Pro Rata Share of the portion of the Indemnity Escrow Amount, if any, required to be delivered to the Company

Securityholders in accordance with Section 7.7 as and when any such delivery is required to be made;
(vi)in the case of each Company Unitholder and the Aggregator, such Company Securityholder’s Expense Fund Sharing Percentage of the Expense Fund, if any, required to be delivered to such Company Securityholders in accordance with Section 7.13(e) as and when any such delivery is required to be made; and
(vii)such Company Securityholder’s Pro Rata Share of the Earnout Stock Consideration (or to the extent such Company Securityholder is an Unaccredited Investor, a cash payment in lieu thereof), if any, required to be issued (or paid with respect to Unaccredited Investors) to the Company Securityholders in accordance with Sections 1.14(e)(i), 1.14(e)(ii), and 1.14(e)(iii) as and when any such issuance (or payment) is required to be made.
1.5Effect of the Second Merger on Membership Units of the Surviving Company and Membership Interests of Merger Sub II. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder of any membership units of the Surviving Company or any membership interests of Merger Sub II, (i) units in the Surviving Company shall be cancelled and extinguished without payment of any consideration therefor and (ii) each membership interest of Merger Sub II shall remain outstanding and represent membership interests of the Surviving Entity.
1.6Adjustment Holdback Amount; Indemnity Escrow Amount; Expense Fund; Closing Payments.
(a)At the Closing, Parent shall withhold (or cause to be withheld) the Adjustment Holdback Amount as partial security for the satisfaction of any Post-Closing Deficit Amount under Section 1.8.
(b)At the Closing or, if the Closing occurs after the applicable wire deadline on the Closing Date, the next Business Day, Parent shall deposit, or cause to be deposited, with the Escrow Agent the Indemnity Escrow Amount as partial security (i) for the satisfaction of any Post-Closing Deficit Amount under Section 1.8, (ii) for the indemnification, compensation and reimbursement obligations of the Indemnifying Parties under Article 7 and (iii) for the payment of Pre-Closing Taxes under Article 8.
(c)At the Closing or, if the Closing occurs after the applicable wire deadline on the Closing Date, the next Business Day, Parent shall deposit, or cause to be deposited, with the Securityholder Representative the Expense Fund, by wire transfer of immediately available funds to an account designated in writing by the Securityholder Representative, to be held by the Securityholder Representative until used by the Securityholder Representative or delivered to the Company Securityholders in accordance with the terms of this Agreement.
(d)Each Company Securityholder’s right, if any, to receive cash from the Adjustment Holdback Amount, the Indemnity Escrow Amount or the Expense Fund, as applicable, are non-transferable and non-assignable, except that each Company Securityholder shall be entitled to assign such Company Securityholder’s rights to such amounts by will, by the Laws of intestacy, divorce, community property or by other similar operation of law; provided, that any such assignee shall be subject to the terms hereof or any other document contemplated by the terms hereof, in each case that is applicable to the Company Securityholder.

(e)At the Closing or, if the Closing occurs after the applicable wire deadline on the Closing Date, the next Business Day, Parent shall pay (or cause to be paid) the Closing Indebtedness of the Company with respect to borrowed money that remains unpaid as of the Closing Date to the Persons for whom the Company has delivered to Parent duly executed copies of bank pay-off letters with respect to such Closing Indebtedness.
(f)At the Closing or, if the Closing occurs after the applicable wire deadline on the Closing Date, the next Business Day, Parent shall pay (or cause to be paid) the Transaction Expenses to the Persons for whom the Company has delivered to Parent invoices in respect of such Transaction Expenses.
1.7Payment of Closing Consideration; Exchange.
(a)PNC Bank, N.A. shall serve as the Exchange Agent (the “Exchange Agent”) for the Mergers.
(b)At the Closing or, if the Closing occurs after the applicable wire deadline on the Closing Date, the next Business Day, Parent shall deposit (or cause to be deposited) cash to the Exchange Agent in an aggregate amount equal to $7,257,573.99, to be held by the Exchange Agent in accordance with the terms of the exchange agent agreement (the “Exchange Agent Agreement”) to be executed at the Closing by Parent and the Exchange Agent; provided, that Parent shall not deposit with the Exchange Agent any portion of the Adjustment Holdback Amount, the Indemnity Escrow Amount or the Expense Fund.
(c)As promptly as practicable after a Company Securityholder delivers (which may be done electronically) to the Exchange Agent a duly completed and validly executed letter of transmittal in substantially the form attached hereto as Exhibit F (a “Letter of Transmittal”) and any other documents Parent or the Exchange Agent may reasonably require in order to effect such exchange, the Exchange Agent shall notify Parent of such delivery, and as promptly as practicable after such time, Parent shall (i) cause the Transfer Agent to issue to such Company Securityholder the number of shares of Parent Common Stock in an individual restricted account for such Company Securityholder at the Transfer Agent that such Company Securityholder is entitled to receive at the Closing pursuant to Section 1.4 and (ii) cause the Exchange Agent to pay to such Company Securityholder the amount of cash that such Company Securityholder is entitled to receive at the Closing pursuant to Section 1.4 (including any Fractional Share Consideration). For the avoidance of doubt, subject to the terms of the applicable Restricted Stock Agreements, the Parent Common Stock held by the Transfer Agent pursuant to this Section 1.7(c) will be shown as issued and outstanding on Parent’s financial statements and the applicable Company Securityholder will be shown as the registered owner of the Parent Common Stock on the books and records of Parent and shall have all rights with respect to such Parent Common Stock (including the right to vote such shares, the right to receive on a current basis any cash dividends or other distributions made with respect to such Parent Common Stock, which dividends or other distributions shall be promptly paid to the applicable owner of such Parent Common Stock, and the right of possession or transfer of such Parent Common Stock in accordance with applicable securities laws).
(d)At the Effective Time, the Company Securityholders shall cease to have any rights as equity holders of the Company, and the unit transfer books of the Company shall be closed with respect to all Company Units outstanding immediately prior to the Effective Time (provided, for the avoidance of doubt and notwithstanding anything to the contrary, this sentence shall not limit any rights under this Agreement, including the right to receive the applicable

Merger Consideration). No further transfer of any such Company Units shall be made on such unit transfer books after the Effective Time.
(e)Any portion of the Merger Consideration that was deposited with the Exchange Agent and remains undistributed to Company Securityholders following the first anniversary of the Closing Date shall be delivered to Parent upon demand, and Company Securityholders shall thereafter (if Parent has made such demand) look only to Parent for satisfaction of their claims for any Merger Consideration payable with respect to the Company Securities previously held by such Company Securityholder without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Merger Subs, the Company, the Surviving Company, the Surviving Entity, the Securityholder Representative or the Exchange Agent shall be liable to any Company Securityholder for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining undistributed to Company Securityholders immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Law, become the property of the Parent free and clear of all claims or interest of any Person previously entitled thereto.
1.8Post-Closing Reconciliation.
(a)The Company has delivered to Parent (a) the spreadsheet attached as Exhibit G containing the information set forth on Schedule 1.8 (the “Closing Statement”) and (b) a certificate, duly executed on behalf of the Company by the chief executive officer of the Company, certifying that all of calculations and information included therein reflect the Company’s good faith estimate thereof. The Company has also delivered to Parent supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of the Closing Statement. The Company has prepared the Closing Statement in accordance with income tax accounting principles using the accrual method of accounting as set forth in more detail on Schedule 1.8(a) (the “Agreed Accounting Principles”). Nothing in this Section 1.8(a) shall in any way limit the right of Parent to arrive at a different calculation of the Adjusted Cash Consideration pursuant to Section 1.8(c) or any Indemnified Party to be indemnified for inaccuracies in such Closing Statement pursuant to Article 7 in accordance with the terms (and subject to the limitations) thereof.
(b)The Estimated Closing Cash, the Estimated Closing Net Working Capital Surplus, if any, the Estimated Closing Indebtedness, the Estimated Unpaid Transaction Expenses, the Estimated Unpaid Pre-Closing Taxes and the Estimated Closing Net Working Capital Shortfall, if any, set forth in the Closing Statement will be used for purposes of calculating the Adjusted Cash Consideration at the Closing (which calculation shall be subject to adjustment following the Closing pursuant to, and in accordance with, the terms of this Section 1.8).
(c)As soon as reasonably practicable after the Closing Date, and in any event within ninety (90) days of the Closing Date, Parent shall prepare and deliver to the Securityholder Representative a statement (the “Post-Closing Statement”) that shall set forth a calculation of (i) the Closing Cash, (ii) the Closing Net Working Capital Surplus, if any, (iii) the Closing Indebtedness, (iv) the Unpaid Transaction Expenses, (v) the Unpaid Pre-Closing Taxes, (vi) the Closing Net Working Capital Shortfall, if any, and (vii) the Adjusted Cash Consideration calculated based on such estimated amounts, in each case accompanied by supporting calculations and documentation of such calculations, in reasonable detail. Parent shall prepare the Post-Closing Statement in accordance with the Agreed Accounting Principles, consistent with the Closing Statement.
(d)After the Securityholder Representative’s receipt of the Post-Closing Statement, Parent shall (i) make available to the Securityholder Representative and its Representatives the books and records used in preparing the Closing Statement and (ii) use commercially reasonable efforts to assist the Securityholder Representative (including by providing reasonable access to appropriate personnel of Parent and its Subsidiaries) in its reasonable review of the Closing Statement.
(e)The Securityholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within forty-five (45) days of the Securityholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Securityholder Representative disagrees with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Securityholder Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon the parties hereto and the Company Securityholders for all purposes under this Agreement.
(f)During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Securityholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Securityholder Representative and Parent in a written agreement executed and delivered by each of the Securityholder Representative and Parent, together with any items not disputed or objected to by the Securityholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Securityholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to BDO LLP (the “Independent Accountant”). In the event that BDO LLP refuses or is otherwise unable to act as the Independent Accountant, the Securityholder Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Securityholder Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto for all purposes under this Agreement, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Securityholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Securityholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Securityholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.8(f); provided, that the external accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Securityholder Representative (on behalf of the Company Securityholders) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Securityholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Securityholder Representative (on behalf of the Company Securityholders)).
(g)The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Securityholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Securityholder Representative pursuant to Section 1.8(c), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Securityholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Securityholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Securityholder Representative pursuant to Section 1.8(c) as adjusted pursuant to the written agreement executed and delivered by Parent and the Securityholder Representative or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Securityholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Securityholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Securityholder Representative pursuant to Section 1.8(c) as adjusted to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 1.8(f). The date on which the Final Closing Statement is finally determined in accordance with this Section 1.8(g) is hereinafter referred to as the “Determination Date.” The Final Closing Statement and all amounts set forth therein shall be final and binding upon the parties hereto and the Company Securityholders for all purposes under this Agreement.
(h)If the Adjusted Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 1.8) is less than the Adjusted Cash Consideration set forth in the Closing Statement (after giving effect to any revisions thereto in accordance with Section 1.8(a)) (such difference, the “Post-Closing Deficit Amount”), then Parent shall be entitled to, first, permanently retain the Adjustment Holdback Amount (or a portion thereof) equal to the absolute value of the Post-Closing Deficit Amount, and if insufficient to satisfy the Post-Closing Deficit Amount, second, to permanently retain an amount of cash from the Indemnity Escrow Amount equal to the absolute value of the remaining Post-Closing Deficit Amount (without any need to make a claim for indemnification in accordance with the procedures set forth in Article 7). Each delivery of any portion of the Adjustment Holdback Amount to Parent pursuant to this Section 1.8(h) shall be made in proportion to the Company Securityholders’ respective Pro Rata Shares of the Adjustment Holdback Amount being delivered. Any portion of the Adjustment Holdback Amount to be so delivered shall be rounded down to the nearest cent.

(i)If the Adjusted Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 1.8) is more than the Adjusted Cash Consideration set forth in the Closing Statement (after giving effect to any revisions thereto in accordance with Section 1.8(a)) (such difference, the “Post-Closing Excess Amount”), then Parent shall promptly (but in all events within five (5) Business Days after the Determination Date), pay in cash (including any Fractional Share Consideration) and issue in shares of Parent Common Stock the Post-Closing Excess Amount to the Company Securityholders in accordance with Section 1.4(c)(iv), it being agreed that each Company Securityholder shall be entitled to receive an amount of cash and number of shares of Common Stock that is proportional to the amount of cash and number of shares of Parent Common Stock that such Company Securityholder received at Closing pursuant to Section 1.4(c); provided, that as a condition to Parent’s obligation to make such payments or issuances, the Securityholder Representative shall first deliver to Parent an updated Closing Statement setting forth the portion of the Post-Closing Excess Amount payable and/or issuable to each Company Securityholder.
(j)Following the payment of any Post-Closing Deficit Amount to Parent in accordance with Section 1.8(h) or, if there is a Post-Closing Excess Amount, the payment by Parent of such amount to the Company Securityholders in accordance with Section 1.8(i), Parent shall release the remainder of the Adjustment Holdback Amount to the Company Securityholders, which distribution shall be made to a Company Securityholder in accordance with such Company Securityholder’s Pro Rata Share of such amount (as set forth on the Closing Statement); provided, that as a condition to Parent’s obligation to make such distributions, the Securityholder Representative shall first deliver to Parent an updated Closing Statement setting forth the portion of the Adjustment Holdback Amount to be distributed to each Company Securityholder. Each delivery of any portion of the Adjustment Holdback Amount to Company Securityholders pursuant to this Section 1.8(j) shall be made in proportion to the Company Securityholders respective Pro Rata Shares of the Adjustment Holdback Amount being delivered. Any portion of the Adjustment Holdback Amount to be so delivered to a particular Company Securityholder shall be rounded down to the nearest cent.
(k)Parent, the Surviving Company and the Surviving Entity shall be entitled to conclusively rely upon the updated Closing Statement delivered by the Securityholder Representative, including with respect to whether any individual Company Securityholder received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Company, the Surviving Entity or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated Closing Statement delivered by the Securityholder Representative.
1.9Fractional Shares. No fraction of a share of Parent Common Stock will be issued or delivered by virtue of the Merger. The aggregate number of shares of Parent Common Stock issuable or deliverable to any Company Securityholder shall be rounded down to the nearest whole share. Notwithstanding any other provision of this Agreement, any holder of Company Class A Units or Company Profits Interests Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Parent Common Stock multiplied by (a) in the case of any portion of a share of Parent Common Stock otherwise issuable or deliverable (i) as part of the Closing Stock Consideration or (ii) as part of the Post-Closing Excess Amount, the Reference Price, (b) in the case of any portion of a share of Parent Common Stock otherwise issuable or deliverable as part of the First Earnout Stock Consideration, the First Earnout VWAP, (c) in the case of any portion of a share of Parent Common Stock otherwise issuable or deliverable as part of the Second Earnout Stock Consideration, the Second Earnout VWAP or (d) in the case of any portion of a share of Parent

Common Stock otherwise issuable or deliverable as part of the Third Earnout Stock Consideration, the Third Earnout VWAP (the “Fractional Share Consideration”).
1.10Equitable Adjustments. If at any time during the period from and after the date of this Agreement, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Parent Common Stock (including the number of shares of Parent Common Stock to be issued or delivered as part of the Merger Consideration), the Reference Price and any number or amount contained in this Agreement which is based on the price of Parent Common Stock (including the First Earnout VWAP, the Second Earnout VWAP and the Third Earnout VWAP) or the number of shares of Parent Common Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
1.11Tax Withholding. Each of Parent, the Surviving Company, the Surviving Entity and their Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement (including the Adjustment Holdback Amount and the Indemnity Escrow Amount), the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Each Person entitled to payment under this Agreement shall provide Parent with a valid IRS Form W-9 or applicable IRS Form W-8. The parties agree to cooperate to allow Parent, at its election, to effectuate such withholding by means acceptable to Parent, including by paying the applicable Merger Consideration for which such withholding is required, or its cash value, to the Surviving Entity and causing the Surviving Entity to withhold the applicable amounts through the Surviving Entity’s payroll system.
1.12Further Assurances. If, at any time after the Effective Time, any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Mergers, then the Securityholder Representative, Parent, the Surviving Company, the Surviving Entity and their respective officers and directors are hereby authorized to execute and deliver all such proper deeds, assignments, instruments and assurances to consummate the Mergers.
1.13Tax Consequences.
(a)For U.S. federal and applicable state and local income Tax purposes, the parties hereto intend that (i) the First Merger and the Second Merger, be considered together as integrated steps in a single transaction for U.S. federal income Tax purposes, and shall together qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.
(b)The parties intend that, for applicable Tax purposes, the shares of Parent Common Stock issuable to the Founders hereunder in respect of Company Units held by the Founders, including any such shares subject to the Founder Restricted Stock Agreement, shall be treated as consideration for such shares of Company Units and not as compensation for services

(together with the Tax consequences set forth in Section 1.13(a), the “Intended Tax Treatment”).
(c)The parties agree to file their respective Tax Returns in a manner consistent with the Intended Tax Treatment, and shall not take a position on any Tax Return or any Action with respect to Taxes inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Law. Except for the representations in Section 2.7, none of the parties to this Agreement makes any representation as to the Intended Tax Treatment. The Company acknowledges that the Company and the Company Unitholders are relying solely on their own Tax advisors in connection with this Agreement and the other transactions and agreements contemplated hereby.
1.14Earn-Out.
(a)Earnout Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)“2026 Earnout Period” means a period of time that commences at 12:01 AM Pacific Time on January 1, 2026 and ends at 11:59 PM Pacific Time on December 31, 2026.
(ii)“2027 Earnout Period” means a period of time that commences at 12:01 AM Pacific Time on January 1, 2027 and ends at 11:59 PM Pacific Time on December 31, 2027.
(iii)“2026 Earnout Target” has the meaning set forth in Schedule 1.14(a).
(iv)“2027 Earnout Target” has the meaning set forth in Schedule 1.14(a).
(v)“2026 Earnout Threshold Ceiling” has the meaning set forth in Schedule 1.14(a).
(vi)“2026 Earnout Threshold Floor” has the meaning set forth in Schedule 1.14(a).
(vii)“2027 Earnout Threshold Ceiling” has the meaning set forth in Schedule 1.14(a).
(viii)“2027 Earnout Threshold Floor” has the meaning set forth in Schedule 1.14(a).
(ix)“Budget Schedule” has the meaning set forth in Schedule 1.14(a)(ix) contemplating the resources to be made available to the Earnout Business following the Closing during the Earnout Period.
(x)“Change in Control Transaction” means the occurrence of the closing of (i) the acquisition, directly or indirectly, by any Person or “group” (as defined in Section 13(d) of the Exchange Act), whether as a single transaction or series of related transactions, including by way of a merger, consolidation or other business combination, of 50% or more of the combined voting power of the then outstanding voting power of

Parent or the Surviving Entity, (ii) a “de-Spac” transaction of Parent or the Surviving Entity, or (iii) the sale, transfer or other disposition (whether directly or indirectly through a subsidiary, and whether by merger, consolidation other business combination, exclusive license or otherwise) of all or substantially all of the assets of Parent and its Subsidiaries (on a consolidated basis) or the Surviving Entity and its Subsidiaries (on a consolidated basis).
(xi)“Earnout Amount” means any of the First Earnout Amount, the Second Earnout Amount, or the Third Earnout Amount, as applicable.
(xii)“Earnout Business” has the meaning set forth in Schedule 1.14(a)(ix).
(xiii)“Earnout Default Event” means a Triggering Event that is not cured prior to the Triggering Event Consideration Period applicable to such Triggering Event in accordance with, and subject to, Section 1.14(b).
(xiv)“Earnout Period” means any of the SEC Approval Earnout Period, the 2026 Earnout Period or the 2027 Earnout Period, as applicable.
(xv)“Earnout Stock Consideration” means any of the First Earnout Stock Consideration, Second Earnout Stock Consideration, or Third Earnout Stock Consideration, as applicable.
(xvi)“Earnout Target” means the 2026 Earnout Target or the 2027 Earnout Target, as applicable.
(xvii)“Expense Cap” means the limit on the total annual operating expenses the fund can charge as fees to investors as set forth in the “Fund Prospectus,” “Private Placement Memorandum,” “Operating Agreement,” “Limited Partnership Agreement,” or similar agreement or document.
(xviii)“First Earnout Amount” has the following meaning:
(A)If (1) (x) Parent or any of its Affiliates (including the Surviving Entity) receives approval from the SEC for the Megacorn Fund (1940 Act file No. 811-24060) and (y) the Megacorn Fund has validly issued registered fund securities to a New Limited Partner or New Equityholder, in each case before the expiration of the SEC Approval Earnout Period (the satisfaction of clauses (x) and (y), the “First Earnout Achievement”), or (2) an Earnout Default Event is finally determined pursuant to this Section 1.14 to have occurred during the SEC Approval Earnout Period (regardless of when such final determination occurs), then the “First Earnout Amount” shall be an amount equal to $4,166,666.66;
(B)except as otherwise provided in clause (A) above, the “First Earnout Amount” shall be an amount equal to zero.
(xix)“First Earnout Stock Consideration” means an amount equal to the quotient of (i) the First Earnout Amount divided by (ii) the volume weighted average closing sale price of the Parent Common Stock as reported on the New York Stock Exchange (or such other national securities exchange on which shares of Parent Common

Stock may then be traded) for the thirty (30) consecutive trading days ending on (and including) the date that is two (2) trading days immediately preceding the date that the First Earnout Amount is determined to be conclusive, final and binding on the parties hereto (the “First Earnout VWAP”, as adjusted and appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications, or similar events affecting Parent Common Stock); provided, however, that if the First Earnout VWAP is less than $15.00, the First Earnout VWAP shall be deemed to be $15.00, and if the First Earnout VWAP is greater than $18.75, the First Earnout VWAP shall be deemed to be $18.75.
(xx)“New Limited Partner or New Equityholder” means a limited partner or equityholder of the Megacorn Fund that was not prior to the Closing a limited partner or equityholder of the Megacorn Fund.
(xxi)“Recurring Net Revenue” [***]
(xxii)“SEC Approval Earnout Period” means [***]
(xxiii)“Second Earnout Amount” has the following meaning:
(A)If the Recurring Net Revenue for the 2026 Earnout Period is less than the 2026 Earnout Threshold Floor, then the “Second Earnout Amount” shall mean an amount equal to zero.
(B)If the Recurring Net Revenue for the 2026 Earnout Period is greater than the 2026 Earnout Threshold Floor and less than the 2026 Earnout Threshold Ceiling, then the “Second Earnout Amount” shall mean an amount equal to $4,166,666.67, multiplied by a fraction, (1) the numerator of which the Recurring Net Revenue for the 2026 Earnout Period, and (2) the denominator of which is the 2026 Earnout Target.
(C)If (1) the Recurring Net Revenue for the 2026 Earnout Period is greater than the 2026 Earnout Threshold Ceiling, or (2) an Earnout Default Event is finally determined pursuant to this Section 1.14 to have occurred during the 2026 Earnout Period (regardless of when such final determination occurs), then the “Second Earnout Amount” shall mean an amount equal to $5,416,666.67.
(xxiv)“Second Earnout Stock Consideration” means an amount equal to the quotient of (i) the Second Earnout Amount divided by (ii) the volume weighted average closing sale price of the Parent Common Stock as reported on the New York Stock Exchange (or such other national securities exchange on which shares of Parent Common Stock may then be traded) for the 30 consecutive trading days ending on (and including) the date that is two (2) trading days immediately preceding the date that the Second Earnout Amount is determined to be conclusive, final and binding on the parties hereto (the “Second Earnout VWAP”, as adjusted and appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications, or similar events affecting Parent Common Stock); provided, however, that if the Second Earnout VWAP is less than $15.00, the Second Earnout VWAP shall be deemed to be $15.00, and if the Second Earnout VWAP is greater than $18.75, the Second Earnout VWAP shall be deemed to be $18.75.

(xxv)“Third Earnout Amount” has the following meaning:
(A)If the Recurring Net Revenue for the 2027 Earnout Period is less than the 2027 Earnout Threshold Floor, then the “Third Earnout Amount” shall mean an amount equal to zero.
(B)If the Recurring Net Revenue for the 2027 Earnout Period is greater than the 2027 Earnout Threshold Floor and less than the 2027 Earnout Threshold Ceiling, then the “Third Earnout Amount” shall mean an amount equal to $4,166,666.67, multiplied by a fraction, (1) the numerator of which the Recurring Net Revenue for the 2027 Earnout Period, and (2) the denominator of which is the 2027 Earnout Target.
(C)If (1) the Recurring Net Revenue for the 2027 Earnout Period is greater than the 2027 Earnout Threshold Ceiling, or (2) an Earnout Default Event is finally determined pursuant to Section 1.14 to have occurred during the 2027 Earnout Period (regardless of when such final determination occurs), then the “Third Earnout Amount” shall mean an amount equal to $5,416,666.67.
(D)Notwithstanding anything to the contrary, if (1) the Recurring Net Revenue for the 2026 Earnout Period is less than the 2026 Earnout Threshold Floor and (2) the Recurring Net Revenue for the 2027 Earnout Period is more than the 2027 Earnout Threshold Ceiling, then the “Third Earnout Amount” otherwise calculated pursuant to the foregoing clauses (A)-(C) shall be increased by $2,916,666.67.
(xxvi)“Third Earnout Stock Consideration” means an amount equal to the quotient of (i) the Third Earnout Amount divided by (ii) the volume weighted average closing sale price of the Parent Common Stock as reported on the New York Stock Exchange (or such other national securities exchange on which shares of Parent Common Stock may then be traded) for the 30 consecutive trading days ending on (and including) the date that is two (2) trading days immediately preceding the date that the Third Earnout Amount is determined to be conclusive, final and binding on the parties hereto (the “Third Earnout VWAP”, as adjusted and appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications, or similar events affecting Parent Common Stock); provided, however, that if the Third Earnout VWAP is less than $15.00, the Third Earnout VWAP shall be deemed to be $15.00, and if the Third Earnout VWAP is greater than $18.75, the Third Earnout VWAP shall be deemed to be $18.75.
(xxvii)“Triggering Event” means (i) Parent’s failure to provide funds contemplated in the budget for the Earnout Business (x) for the fical year 2025 as set forth in Schedule 1.14(a)(ix) and (y) for the fiscal years 2026 and 2027 once such budgets are established in accordance with the annual planning and budgeting processes of Parent described in Schedule 1.14(a)(ix) or (ii) Parent’s breach of the covenant applicable to Parent in Section 1.14(g)(i)(A) or Parent’s material breach of any covenants to be performed by Parent with respect to the governance and management of the Earnout Business as contemplated by Schedule 1.14(a)(ix).
(b)Triggering Event Notice.

(i)If, following the Closing and during an Earnout Period, the Securityholder Representative believes that a Triggering Event has occurred, then the Securityholder Representative shall promptly provide written notice to Parent of such Triggering Event (such notice, a “Triggering Event Notice”), which notice shall provide a reasonably detailed description of the Triggering Event.
(ii)Following Parent’s receipt of the Triggering Event Notice, Parent shall have 20 calendar days to cure the deficiency causing the alleged Triggering Event.
(iii)If, by 11:59 PM Pacific Time on the date that is the 20th days after the date that Parent receives the Triggering Event Notice (such 20-day period, the “Triggering Event Consideration Period”), Parent notifies the Securityholder Representative that Parent has cured the deficiency causing such Triggering Event, or Parent notifies the Securityholder Representative in writing that Parent disputes the Securityholder Representative’s determination that a Triggering Event has occurred (each such notice, the “Triggering Event Dispute Notice”), then representatives of Parent and the Securityholder Representative shall meet at least once on a date no later than 10 calendar days after the Triggering Event Consideration Period to confirm the matter giving rise to the Triggering Event has been cured or attempt to resolve the dispute.
(iv)If Parent and the Securityholder Representative are unable to resolve the dispute, or if Parent does not deliver a Triggering Event Dispute Notice prior to the expiration of the Triggering Event Consideration Period, then the determination of whether a Triggering Event occurred and whether it resulted in an Earnout Default Event will be detemined pursuant to the dispute resolution process set forth in Section 1.14(d).
(c)Determination of Earnout Amounts.
(i)No later than 60 calendar days after the last day of the applicable Earnout Period, Parent shall prepare and deliver to the Securityholder Representative a written statement (the “Earnout Calculation Statement”) setting forth in reasonable detail Parent’s determination of whether the First Earnout Achievement has been satisfied (for the SEC Approval Earnout Period) or of Recurring Net Revenue (for the 2026 Earnout Period or 2027 Earnout Period, as applicable), and Parent’s calculation of the applicable Earnout Amount; provided, however, that (x) solely with respect to First Earnout Amount, should the Securityholder Representative provide written notification to Parent of the Securityholder Representative’s good faith belief that the First Earnout Achievement has been satisfied, and Parent does not in good faith dispute such achievement no later than 15 Business Days after the Securityholder Representative delivers such notification, then Parent shall pay (or cause to be paid) the First Earnout Amount in the manner provided in Section 1.14(e)(i) (it being understood that the expiration of time for Parent to assert such a dispute shall constitute a final determination of the First Earnout Amount) and (y) should the Securityholder Representative provide written notification to Parent of the Securityholder Representative’s good faith belief that an Earnout Default Event has occurred, and Parent does not in good faith dispute such occurrence no later than 15 Business Days after Parent’s receipt of the Securityholder’s written notification, then Parent shall pay (or cause to be paid) the First Earnout Amount, Second Earnout Amount or Third Earnout Amount, as applicable, in the manner provided in Section 1.14(e) (it being understood that the expiration of time for Parent to assert such a dispute shall constitute a final determination of the First Earnout Amount, Second Earnout Amount or Third Earnout Amount, as applicable); provided further, that if Parent does dispute (within the required time period) the Securityholder Representative’s good faith belief that the First Earnout Achievement has been satisfied or that an Earnout Default Event has occurred, and Parent and the Securityholder Representative are unable to resolve such dispute within 30 calendar days of Parent’s notification to the Securityholder Representative of such dispute, the parties shall resolve the dispute in accordance with Section 1.14(d).
(ii)If the Securityholder Representative disputes Parent’s determinations or calculations in an Earnout Calculation Statement, the Securityholder Representative shall notify Parent in writing by 5:00 PM Pacific Time on the 20th Business Day following the receipt of such Earnout Calculation Statement of such dispute (such date, with respect to such Earnout Calculation Statement, the “Earnout Dispute Deadline” and such notice, the “Earnout Dispute Notice”), which Earnout Dispute Notice shall provide a reasonably detailed description of such dispute, including whether the Securityholder Representative believes an Earnout Default Event has occurred and the Securityholder Representative’s calculation of the applicable Earnout Amount. If the Securityholder Representative does not deliver an Earnout Dispute Notice on or before the Earnout Dispute Deadline with respect to such Earnout Calculation Statement, then Parent’s calculation of the Earnout Amount shall be deemed conclusive, final and binding on the parties hereto, and none of the Company Securityholders or the Securityholder Representative shall be permitted to dispute such determination.
(iii)If the Securityholder Representative timely delivers an Earnout Dispute Notice with respect to such Earnout Calculation Statement to Parent, and Parent and the Securityholder Representative are unable to mutually agree on the applicable Earnout Amount within 30 calendar days following receipt by Parent of the Earnout Dispute Notice, then the determination of the Earnout Amount will be settled pursuant to the dispute resolution process in Section 1.14(d).
(d)Arbitration. Either Parent or the Securityholder Representative may demand arbitration of any dispute in this Section 1.14, which arbitration shall be conducted in the Borough of Manhattan, New York, New York under the commercial arbitration rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Securityholder Representative an opportunity, adequate in the judgment of the arbitrator, to discover relevant information from the other party about the subject matter in dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. Parent and the Securityholder Representative shall provide the arbitrator with all requested information and documentation in such party’s possession or control related to the subject matter of the applicable dispute. The decision of the arbitrator with respect to the maters in dispute shall be final, conclusive and binding upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction.
(e)Distribution of Earnout Amounts.

(i)Following the final determination of the First Earnout Amount pursuant to this Section 1.14, subject to the other terms and conditions of this Agreement, including Section 1.14(f) and Section 7.9, Parent shall, within ten (10) calendar days of such final determination, (x) cause the Transfer Agent to issue a number of shares of Parent Common Stock in an individual restricted account to each Company Securityholder that is an Accredited Investor and that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to such Company Securityholder’s Pro Rata Share of the First Earnout Stock Consideration, (y) deliver an amount of cash to the Exchange Agent equal to aggregate Pro Rata Share of all Company Securityholders that are Unaccredited Investors of the First Earnout Amount and promptly thereafter cause the Exchange Agent to distribute such cash to each such Company Securityholder that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to such Company Securityholder’s Pro Rata Share of the First Earnout Amount, and (z) deliver an amount of cash to the Exchange Agent equal to the aggregate Fractional Share Consideration that all Company Securityholders that are Accredited Investors are entitled to in respect of the First Earnout Stock Consideration, and promptly thereafter cause the Exchange Agent to distribute such cash to each such Company Securityholder that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to the portion of such Fractional Share Consideration attributable to Company Securities held by such Company Securityholder.
(ii)Following the final determination of the Second Earnout Amount pursuant to this Section 1.14, subject to the other terms and conditions of this Agreement, including Sections 1.14(f) and Section 7.9, Parent shall, within the later of (i) 90 calendar days after the end of the 2026 Earnout Period or (ii) ten (10) calendar days of such final determination (provided that if an Earnout Default Event occurs during the 2026 Earnout Period, Parent shall do so within ten (10) calendar days of the final determination of such occurrence), (x) cause the Transfer Agent to issue a number of shares of Parent Common Stock in an individual restricted account to each Company Securityholder that is an Accredited Investor and that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to such Company Securityholder’s Pro Rata Share of the Second Earnout Stock Consideration, (y) deliver an amount of cash to the Exchange Agent equal to the aggregate Pro Rata Share of all Company Securityholders that are Unaccredited Investors of the Second Earnout Amount and promptly thereafter cause the Exchange Agent to distribute such cash to each such Company Securityholder that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to such Company Securityholder’s Pro Rata Share of the Second Earnout Amount, and (z) deliver an amount of cash to the Exchange Agent equal to the aggregate Fractional Share Consideration that all Company Securityholders that are Accredited Investors are entitled to in respect of the Second Earnout Stock Consideration, and promptly thereafter cause the Exchange Agent to distribute such cash to each such Company Securityholder that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) the portion of such Fractional Share Consideration attributable to Company Securities held by such Company Securityholder.
(iii)Following the final determination of the Third Earnout Amount pursuant to this Section 1.14, subject to the other terms and conditions of this Agreement, including Section 1.14(f) and Section 7.9, Parent shall, within the later of (i) 90 calendar days after the end of the 2027 Earnout Period or (ii) ten (10) calendar days of such final determination (provided that if an Earnout Default Event occurs during the 2027 Earnout

Period, Parent shall do so within ten (10) calendar days of the final determination of such occurrence), (x) cause the Transfer Agent to issue a number of shares of Parent Common Stock in an individual restricted account to each Company Securityholder that is an Accredited Investor and that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to such Company Securityholder’s Pro Rata Share of the Third Earnout Stock Consideration, (y) deliver an amount of cash to the Exchange Agent equal to the aggregate Pro Rata Share of all Company Securityholders that are Unaccredited Investors of the Third Earnout Amount and promptly thereafter cause the Exchange Agent to distribute such cash to each such Company Securityholder that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) equal to such Company Securityholder’s Pro Rata Share of the Third Earnout Amount, and (z) deliver an amount of cash to the Exchange Agent equal to the aggregate Fractional Share Consideration that all Company Securityholders that are Accredited Investors are entitled to in respect of the Third Earnout Stock Consideration, and Parent shall promptly thereafter cause the Exchange Agent to distribute such cash to each such Company Securityholder that has previously delivered a Letter of Transmittal to the Exchange Agent in accordance with Section 1.7(c) the portion of such Fractional Share Consideration attributable to Company Securities held by such Company Securityholder.
(iv)The right of any Company Securityholder to receive an Earnout Amount: (A) shall not be evidenced by a certificate of other instrument; (B) shall not be assignable or otherwise transferable by such Company Securityholder (except that each Company Securityholder shall be entitled to assign such rights by will, by the Laws of intestacy, divorce, community property or by other similar operation of law); (C) shall not accrue interest; and (D) does not represent any right other than the right to receive the consideration set forth in this Section 1.14. Any attempted transfer of the right to the Earnout Stock Consideration by any holder thereof in violation of clause (B) of the preceding sentence shall be null and void.
(v)[***]
(f)Right of Setoff. Notwithstanding anything set forth in this Agreement to the contrary, the Company Securityholders’ rights to receive their respective portion of the Earnout Stock Consideration (if any) shall be subject to the set-off rights provided for in Section 7.9.
(g)Covenants.
(i)During the Earnout Periods, Parent (A) shall not intentionally take any action (or omit to take any action) that has the primary purpose of impairing the achievement of the Earnout Amounts, and (B) shall cause the Earnout Business to be operated in compliance with Schedule 1.14(a)(ix).
(ii)To the extent a Change in Control Transaction occurs during an Earnout Period, Parent shall use commercially reasonable efforts to cause (A) the applicable purchaser entity to assume the obligations of Parent set forth in this Section 1.14, and (B) the Company Securityholders to be third-party beneficiaries of the applicable agreement pursuant to which such purchaser entity assumes such obligations.
1.15Legends.

(a)Each certificate or book-entry security entitlement representing any shares of Parent Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Company Securityholder that is an Accredited Investor in accordance with the terms hereof shall bear the following legends (in addition any other legends required by any applicable Laws, the Parent’s Charter Documents or any other agreement to which Company Securityholder is a party):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
At any time following the first anniversary of the Closing Date, assuming such holder is not an affiliate (as defined in Rule 405 under the Securities Act) of Parent, and subject to the receipt of customary documentation required from the holder of the applicable Parent Shares in connection therewith and compliance with applicable Laws, upon the written request of such holder, Parent shall use its commercially reasonable efforts to (i) promptly instruct the Transfer Agent to remove any restrictive legends applicable to the Parent Shares held by such holder and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the Transfer Agent in connection with the instruction under subclause (i). At any time and from time to time, on or prior to first anniversary of the Closing Date, in connection with a bona-fide sale of Parent Shares effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to an effective Registration Statement of which such prospectus forms a part, Parent shall use its commercially reasonable efforts, subject to the receipt of customary documentation required from the holder of the applicable Parent Shares and broker in connection therewith and compliance with applicable Laws, to (x) promptly instruct the Transfer Agent to remove any restrictive legends applicable to the Parent Shares being sold and (y) cause its legal counsel to deliver the necessary legal opinions, if any, to the Transfer Agent in connection with the instruction under subclause (x).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 9.11(a), except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as follows:

2.1Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company and each of its Subsidiaries has all requisite limited liability company or, as applicable, corporate or comparable power and authority to own, operate and lease its assets and properties and to carry on the Company Business. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, in each case except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of the Charter Documents, each as amended to date, of the Company and each of its Subsidiaries. The Charter Documents of the Company and its Subsidiaries are in full force and effect with respect to the Company or any of its Subsidiaries party thereto and, to the Company’s Knowledge, with respect to each other Person party thereto. Neither the Company nor any of its Subsidiaries are or have been in violation of the provisions of any current or past Charter Documents in any material respect.
2.2Subsidiaries.
(a)Section 2.2(a) of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company, in each case together with the jurisdiction of incorporation, organization or formation, the nature of its organization (corporation, partnership, limited liability company, etc.), authorized, issued and outstanding equity securities of each such Subsidiary of the Company and the ownership thereof as of immediately prior to the Closing. The Company owns, directly or indirectly, all equity securities in each of its Subsidiaries, free and clear of all Encumbrances (other than Encumbrances imposed by applicable securities Laws), and all such equity securities are duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity securities), were issued in compliance in all material respects with all applicable Laws and the Charter Documents of the Company’s Subsidiaries and were not issued in violation of any Contract or preemptive rights, purchase options, rights of first refusal or similar rights.
(b)Neither the Company nor any of its Subsidiaries (i) owns or controls, directly or indirectly, any equity securities in any other Person other than the Subsidiaries set forth in Section 2.2(a) of the Company Disclosure Schedule, or (ii) has any right or obligation to acquire any equity securities of any other Person, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to the obligations of, any other Person.
2.3Power, Authorization and Validity.
(a)Power and Authority. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Company Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite limited liability company action on the part of the Company.

(b)Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent, the Merger Subs and the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.
(c)Manager Approval. The Managers (as defined in the Company LLC Agreement) have, at a meeting duly called and held, by a unanimous vote of the Managers, or by written consent in lieu thereof: (i) approved and declared advisable this Agreement, (ii) determined that the Mergers and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and its members and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Members of the Company the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Members of the Company for adoption (such approval in clauses (i) through (v), the “Manager Approval”).
(d)Required Vote of Company Members. The Member Approval is the only votes or consents of the holders of any class or series of Company Units necessary to adopt or approve this Agreement, the Mergers and the other matters set forth in the Written Consent, and, to the extent such approval is required, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby.
2.4Capitalization of the Company.
(a)Authorized and Outstanding Capitalization of the Company. The issued and outstanding equity securities of the Company consists solely of (i) 473,460 Class A Company Units, and (ii) 175,745 Company Profits Interest Units.
(b)Company Units. Section 2.4(b) of the Company Disclosure Schedule sets forth for each Company Unitholder, (i) the number and series of issued and outstanding Company Units held by each Company Unitholder as of the Agreement Date and (ii) the date of issuance of the Company Units held by such Company Unitholder. No Company Units are issued or outstanding as of the Agreement Date that are not set forth on Section 2.4(b) of the Company Disclosure Schedule. The Company does not hold any Company Units in its treasury and does not otherwise own any Company Units. All issued and outstanding Company Units (w) have been duly authorized and validly issued, (x) were offered, issued, sold and delivered by the Company in compliance in all material respects with applicable Law, the Charter Documents, and all requirements set forth in applicable Contracts, (y) were not issued in violation of any preemptive rights, purchase options, rights of first refusal or similar rights under any provision of the DLLCA, the Company’s Charter Document or any Contract to which the Company or any of its Subsidiaries is a party and (z) except as set forth on Section 2.4(b) of the Company Disclosure Schedule, are not subject to vesting, repurchase, forfeiture, any right of rescission, right of first refusal or preemptive right under applicable Law, the Company’s Charter Documents or any Contract to which the Company or any of its Subsidiaries is a party. There is no Liability for distributions accrued and unpaid by the Company. The allocation of the Merger Consideration among the Company Securityholders pursuant to the terms hereof complies with the Charter Documents of the Company. All of the outstanding Company Units are uncertificated, and the Company has never issued physical certificates in respect of Company Units.
(c)Company Profits Interest Units. Section 2.4(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Profits Interest

Unit: (i) the name of the holder of such Company Profits Interest Unit, (ii) the threshold amount of such Company Profits Interest Unit, (iii) the number of Company Profits Interest Units held by such holder, and (iv) the date of grant. Except for the Company Profits Interest Units set forth on Section 2.4(c) of the Company Disclosure Schedule, there are no Company Profits Interest Units that are issued and outstanding. True, complete and correct copies of each agreement for Company Profits Interest Units have been made available to Parent, and such agreements have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements in any case from those made available to Parent. The terms of each Company Profits Interest Units permit the treatment of Company Profits Interest Units as provided herein, without the consent or approval of any Company Profits Interest Unit Holders, the Company Unitholders or any other Person other than the Governing Body of the Company, approval from which was obtained prior to the execution and delivery hereof by the Company. No Company Profits Interest Units are subject to vesting, any right of rescission, right of first refusal or preemptive right under applicable Law, the Company’s Charter Documents or any Contract to which the Company or any of its Subsidiaries is a party, or to the Knowledge of the Company, any other Contract. All Company Profits Interest Units have been issued in compliance in all material respects under applicable Law, the Company’s Charter Documents or any Contract to which the Company or any of its Subsidiaries is a party.
(d)No Other Rights. Except as set forth on Section 2.4(b) and Section 2.4(c) of the Company Disclosure Schedule, there is no outstanding (x) equity appreciation right, option, restricted equity, restricted equity unit, “phantom” equity or any similar security or right to which the Company or any of its Subsidiaries is a party that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any equity security of the Company or (y) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to which the Company or any of its Subsidiaries is a party to purchase or otherwise acquire any Company Units or any security or debt convertible into or exchangeable for Company Units or obligating the Company to grant, extend or enter into any such equity appreciation right, option, restricted equity, restricted equity unit, “phantom” equity, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of the Company to which the Company or any of its Subsidiaries is a party.
(e)Equity-Related Agreements. Section 2.4(e) of the Company Disclosure Schedule sets forth a complete and correct list of all Equity-Related Agreements. The Company has made available to Parent complete and correct copies of all Equity-Related Agreements.
(f)Promised Securities. Section 2.4(f) of the Company Disclosure Schedule (i) identifies each Person with an offer letter or other Contract that contemplates a grant of Company Profits Interest Units or the issuance of other Company Securities by the Company or any of its Subsidiaries, or who has otherwise been promised Company Profits Interest Units or other Company Securities by the Company or any of its Subsidiaries, which Company Profits Interest Units have not been granted, or other Company Securities have not been issued, as of the Agreement Date (each, a “Specified Person”) and (ii) for each Specified Person, the number and type (including class and series, if applicable) of Company Profits Interest Units or Company Securities so contemplated or promised to be granted or issued. The Company has made available to Parent complete and correct copies of each such offer letter, Contract or promise or, if oral, written summaries thereof.
2.5No Conflict; Required Consents.

(a)The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Charter Documents of the Company, (ii) subject to compliance with Section 2.5(c), conflict with or violate any Laws or any judgment, decree or order to which the Company or any of its Subsidiaries is subject, or (iii) result (or would result, with or without notice or lapse of time, or both) in (A) any breach of or default under, (B) any Person’s right to consent, notice, or right of termination, acceleration, cancellation, modification or amendment of, or right to any increased, additional, accelerated or guaranteed payment or performance under, (C) any Encumbrance (other than Permitted Encumbrances) on any properties or assets of the Company pursuant to, or (D) any adverse effect to the rights or obligations of the Company or loss of any benefit for the Company under, any Company Material Contract or government permit, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)The Company and the Mergers are not, and by the passage of time will not be, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to or in favor of a third party with respect to an Acquisition Proposal or a potential Acquisition Proposal or otherwise that could affect or cause any delay in the consummation of the Mergers.
(c)No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute, deliver and perform this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by the Company would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or would not be reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Mergers or the other transactions contemplated hereby, and (ii) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware.
(d)The Company has obtained all consents from the Funds, and provided all notices to the Funds, required under the Advisers Act describing the transactions contemplated by this Agreement.
2.6Litigation. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee or agent of the Company and each of its Subsidiaries in his or her capacity as such. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company and each of its Subsidiaries or any of its assets or properties. Neither the Company nor any of its Subsidiaries has brought any Action that is currently pending against any Governmental Authority or any other Person.
2.7Taxes.
(a)Tax Returns, Taxes and Audits.
(i)The Company and each of its Subsidiaries (A) has properly completed and timely filed all federal and state income and other material Tax Returns required to be filed by it, and all such Tax Returns are complete and correct in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Return), (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet (rather than in any notes thereto)), (D) has made all estimated Tax payments (including accounting for franchise taxes and withholding taxes) required to be made sufficient to avoid any underpayment, penalties or interest, (E) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established, and (F) since the Balance Sheet Date, has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice other than as a result of the transactions contemplated by this Agreement, and the election to be treated as a corporation for income tax purposes effective as of February 2, 2025. The Company and each of its Subsidiaries has made available to Parent complete and correct copies of all federal and state income Tax Returns and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries filed or received for all taxable years remaining open under the applicable statute of limitations.
(ii)No deficiency for any Tax has been threatened, claimed, proposed or assessed against the Company, each of its Subsidiaries or any of its officers, employees or agents in their capacity as such.
(iii)The Company and each of its Subsidiaries has not received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any written or, to the Company’s Knowledge, any unwritten (A) notice indicating an intent to open an audit or other review related to any Tax matter, (B) request for information related to any Tax matter, or (C) notice of deficiency or proposed adjustment of any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company. No Tax Return of the Company or each of its Subsidiaries is under audit by the IRS or any other Governmental Authority and any past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Governmental Authorities or adequate reserves therefor have been established and are reflected on the face of the Company Balance Sheet (rather than in any notes thereto). No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or each of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax or required to file any Tax Return in that jurisdiction.
(iv)No Tax liens are currently in effect against any of the assets of the Company or each of its Subsidiaries other than liens for Taxes not yet due and payable. There is not in effect any waiver by the Company or each of its Subsidiaries of any statute of limitations with respect to any Taxes nor has the Company or each of its Subsidiaries agreed to any extension of time for filing any Tax Return that has not been filed. The Company and each of its Subsidiaries has not consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.
(v)No Company Units or Company Profits Interest Units are, or have ever been, subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(vi)The Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing, (B) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (D) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date, (E) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (F) any prepaid amount received or paid on or prior to the Closing Date or (G) the application of Section 952(c)(2) of the Code or (H) the application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.
(vii)The Company and each of its Subsidiaries has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company and each of its Subsidiaries has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(b)Withholding. The Company and each of its Subsidiaries has complied with all Laws relating to the payment, collection and withholding of any Tax (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law), and has, within the time and in the manner prescribed by Law, collected and withheld from employee wages and other amounts payable to or from third parties (including members, partners or other service providers) and paid over to the proper Governmental Authorities all amounts required to be so collected and withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), including federal, state, local and foreign Taxes, and has timely filed or provided all withholding Tax Returns in accordance with Law. All IRS Forms W-2 and 1099 or other applicable forms required with respect thereto have been properly completed and timely filed.
(c)Tax Status and Indemnification Obligations.
(i)The Company and each of its Subsidiaries is not a party to or bound by any Tax sharing, indemnity, allocation or similar Contract (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), and the Company has no Liability to another party under any such Contract.
(ii)The Company and each of its Subsidiaries is not now, nor has ever been, a member of a consolidated, combined, unitary, aggregate or affiliated group

(within the meaning of Code Section 1504(a)) of which the Company and each of its Subsidiaries was not the ultimate parent corporation. The Company and each of its Subsidiaries has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes). None of the Company, each of its Subsidiaries or any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company or each of its Subsidiaries is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(iii)The Company and each of its Subsidiaries has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(iv)The Company and each of its Subsidiaries has not been a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws have been timely prepared.
(v)Prior to February 2, 2025, the Company was properly treated as a partnership for U.S. federal income Tax purposes. On and after February 2, 2025, the Company has been classified as a corporation for U.S. federal and applicable state income tax purposes. Each Subsidiary of the Company is and has always been treated as either a partnership or disregarded entity for U.S. federal income Tax purposes. The Company uses, and has always used, the accrual method of accounting for income Tax purposes and the taxable year of the Company is the calendar year ending December 31.
(vi)The Company and each of its Subsidiaries is not nor has it ever been the beneficiary of any Tax exemption or Tax holiday.
(vii)The Company and each of its Subsidiaries has not ever participated in or is participating in an international boycott within the meaning of Section 999 of the Code.
(viii)The Company and each of its Subsidiaries has not ever requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.
(ix)The Company and each of its Subsidiaries (A) has not, and has not ever had, a permanent establishment in any country other than the country in which it is organized and resident, (B) has not engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, (C) is not, and has not ever been, subject to Tax in a jurisdiction outside the country in which it is organized or resident, or (D) is not required to register in any jurisdiction for VAT purposes pursuant to applicable Law.
(x)The Company and each of its Subsidiaries is not, nor has it been, a “United States real property holding corporation” within the meaning of Section

897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xi)The Company and each of its Subsidiaries have not been nor will be required to include in income any amount under Section 965 of the Code.
(xii)The Company and each of its Subsidiaries have not requested nor received any letter ruling from the IRS (or any comparable ruling from any other Tax authority).
(xiii)The Company and each of its Subsidiaries have not deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of the effects of the COVID-19 Pandemic.
(xiv)Each “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(xv)No Company Benefit Arrangement provides for any tax “gross-up” or similar “make-whole” payments.
(xvi)Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will result (either alone or in conjunction with any other event) in any “excess parachute payment” as defined in Section 280G of the Code. Any solicitation of Company Securityholder approval of any payments in connection with the transactions contemplated by this Agreement that may constitute “parachute payments” within the meaning of Section 280G of the Code was solicited in accordance with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.
(xvii)The Company and each of its Subsidiaries have not made an election to be subject to the Partnership Audit Procedures with respect to a taxable period beginning before January 1, 2018. For this purpose, the “Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices or other related administrative guidance.
(xviii)The Company and each of its Subsidiaries have not taken or agreed to take any action nor to the Knowledge of the Company is there any fact or circumstance that would reasonably be expected to prevent or impede the Mergers from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
(xix)The Company is not and has never been liable for any amount due to a Governmental Authority under any applicable escheat, abandoned property or other similar law.
(d)No Tax Shelters. The Company and each of its Subsidiaries has (i) no disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or foreign Law (ii) not participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b). The Company and each of its Subsidiaries have not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.
(e)Certain Limitations and Qualifications. Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) other than with respect to Sections 2.7(a)(vi), 2.7(c)(i), 2.7(c)(ii), 2.7(c)(xii), or 2.7(c)(xiii), the representations and warranties of the Company in this Section 2.7 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (ii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date.
2.8Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company and each of its Subsidiaries to, and the Company and each of its Subsidiaries is not otherwise a creditor or debtor to, or party to any Contract or transaction with, any Related Party, except (a) to the extent provided for by the terms and conditions of Company Benefit Arrangements listed in Section 2.16(m) of the Company Disclosure Schedule or for amounts due as salaries and bonuses under employment agreements or employee benefit plans and amounts payable in reimbursement of ordinary expenses and (b) transactions evidenced by the Equity-Related Agreements listed in Section 2.4(e) of the Company Disclosure Schedule.
2.9Company Financial Statements.
(a)Section 2.9(a) of the Company Disclosure Schedule sets forth the Company Financial Statements. The Company Financial Statements: (i) are derived from the Books and Records, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified, and (iii) have been prepared in accordance with the cash basis method of accounting applied on a basis consistent with prior periods and the Company Financial Statements do not have notes and are subject to normal year-end adjustments, the effect of which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(b)Any of the accounts receivable, whether billed or unbilled, of the Company and each of its Subsidiaries arose in the Ordinary Course of Business, are carried at values determined in accordance with the Agreed Accounting Principles consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.
(c)Any of the accounts payable of the Company and each of its Subsidiaries arose in the Ordinary Course of Business and are carried at values determined in accordance with the Agreed Accounting Principles consistently applied and are not more than 90 days’ past due.
(d)The Company and each of its Subsidiaries has no material Liabilities except for (i) those shown on the Company Balance Sheet, (ii) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business , (iii) any executory obligations (that are not arising out of breach of contract or breach of warranty) arising under any Contracts to which the Company or any of its Subsidiaries is a party and (iv) Transaction Expenses. The Company and each of its Subsidiaries has no binding “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ properties or assets.
(e)Section 2.9(e) of the Company Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness (other than Wage Obligations) of the Company and each of its Subsidiaries as of the Agreement Date, identifying the name and address of the creditor thereto, all Contracts evidencing such Indebtedness, the amount of such Indebtedness as of the close of business on the Agreement Date, and any restriction or penalty upon the prepayment of any such Indebtedness.
(f)The Company and each of its Subsidiaries maintains a system of internal accounting controls reasonably designed for a Company and each of its Subsidiaries of its size and stage to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and each of its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the managers of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with the cash basis method of accounting applied on a basis consistent with prior periods and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and each of its Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(g)Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries or Representatives, has received or otherwise obtained any written, or to the Knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and each of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There has been no fraud, whether or not material, involving any member of the board of managers or any officer of the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries who has a significant role in the Company’s and or any of its Subsidiaries’ internal controls over financial reporting.
2.10Title to Properties. The Company and each of its Subsidiaries has good and valid title to, or in the case of leased assets and properties, valid leasehold interests in, all of the material tangible assets and properties (including those shown on the Company Balance Sheet and not subsequently disposed as reflected in the books and records of the Company and each of its Subsidiaries) used or held for use by the Company or any of its Subsidiaries in the operation of the Company Business, free and clear of all Encumbrances, other than Permitted Encumbrances. All machinery, vehicles, equipment and other material tangible personal property owned or leased by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in the Company Business are in good operating condition and satisfactory repair, normal wear and tear excepted and are sufficient for the continued operation of the Company Business immediately following the Closing. Section 2.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all leases or licenses with respect to material tangible personal property used by the Company or any of its Subsidiaries. Section 2.10(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leases or licenses to which the Company or any of its Subsidiaries is a party. All leases of real or personal property to which the Company or any of its Subsidiaries is a party are in full force and effect with respect to the Company or its Subsidiary that is a party thereto and, to the Company’s Knowledge, with respect to each other party thereto, and afford the Company or its Subsidiaries a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license. All rents, required deposits and additional rents which are due under the terms of such leases have been paid in full. The Company and each of its Subsidiaries has never owned any real property.
2.11Absence of Certain Changes. Since the Balance Sheet Date and through the Agreement Date, the Company Business has been operated in the Ordinary Course of Business and there has not been with respect to the Company any Material Adverse Effect or with respect to the Company or any of its Subsidiaries any material damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except ordinary wear and tear. Except as set forth in Section 2.11 of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been with respect to the Company or any of its Subsidiaries any:
(a)amendment or change in its Charter Documents (except for any change to the information set forth on any schedule of members);
(b)incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any indebtedness for borrowed money;
(c)acceleration or release of any vesting condition to the right to purchase or otherwise acquire any Company Securities, or any acceleration or release of any right to repurchase Company Securities upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;
(d)payment or discharge of any of its Liabilities except (i) in the Ordinary Course of Business or (ii) Transaction Expenses;
(e)purchase, license, sale, grant, assignment or other disposition or transfer, of any of its material assets (including material Company Intellectual Property Rights and other material intangible assets) or properties, other than in the Ordinary Course of Business;
(f)declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its equity securities, or any split, combination or recapitalization of its Company Securities or any direct or indirect redemption, purchase or other acquisition of any of its Company Securities or any change in any right, preference, privilege or restriction of any of its outstanding Company Securities (other than repurchases of Company Securities in accordance with applicable Contracts in connection with the termination of service of employees or other service providers, in each case in effect on the Agreement Date and disclosed on the Company Disclosure Schedule);
(g)(i) grant or issuance of Company Securities or (ii) promise with respect to the granting of Company Profits Interest Units or other Company Securities;
(h)creation of any Subsidiary or the acquisition of any shares or other securities of, or any direct or indirect equity interest in, any Person;

(i)hiring, termination or resignation of any officer, employee, independent contractor or other service provider or director of the Company, except as required by applicable Law or a Company Benefit Arrangement in effect on the date of this Agreement and listed in Section 2.16 of the Company Disclosure Schedule;
(j)change or increase (or promise to change or increase) in the compensation or benefits payable or to become payable to any of its current or former officers, directors, employees, independent contractors, agents, or other service providers, or change or increase (or promise to change or increase) in any bonus, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity awards) payable or to become payable to any of its current officers, directors, managers, employees, independent contractors, consultants, agents, or other service providers, except as required by applicable Law or a Company Benefit Arrangement in effect on the date of this Agreement and listed in Section 2.16 of the Company Disclosure Schedule;
(k)change with respect to title, reporting or principal roles or responsibilities of any of its officers or management, supervisory or other key personnel, except as required by applicable Law or a Company Benefit Arrangement in effect on the date of this Agreement and listed in Section 2.16 of the Company Disclosure Schedule;
(l)loan, advance or capital contribution by the Company to, or any investment by the Company in, any Person (other than the advancement of travel expenses to employees in the Ordinary Course of Business);
(m)entering into or negotiation of any collective bargaining agreement or similar agreement or relationship with any union, works council, or labor organization and/or labor association;
(n)change in the manner in which it extends discounts, credits or warranties;
(o)any acquisition, sale or transfer of any material asset of the Company;
(p)adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation or other reorganization;
(q)change in accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;
(r)settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; amendment to or filing of any Tax Return; making of, change in, or revocation of any election in respect of Taxes; adoption, change in, or revocation of any accounting method in respect of Taxes; surrender of any right to claim a refund of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or incurred any Tax outside the Ordinary Course of Business; or otherwise taking any action, omitting to take any action or entered into any other transaction outside the Ordinary Course of Business that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Tax period ending after the Closing Date;

(s)deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation, customer credit or other concession made in order to accelerate or induce the collection of any receivable;
(t)Action or, to the Knowledge of the Company, threatened Action, initiated by or against the Company, or any Action or, to the Knowledge of the Company, threatened Action, settled or otherwise resolved by the Company;
(u)capital expenditure in excess of $25,000;
(v)entering into any new line of business; or
(w)entry or commitment to enter into, any Contract to do any of the things described in the preceding clauses (a) through (v) other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement.
2.12Company Material Contracts.
(a)Section 2.12(a) of the Company Disclosure Schedule sets forth a list of each Contract of the following types to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound (excluding any Company Benefit Arrangement), including the applicable subsection(s) to which such Contract is responsive:
(i)any Contract pursuant to which the Company and its Subsidiaries (A) made or received in 2024 cash payments in excess of $25,000 or (B) would reasonably be expected to make or receive in 2025, cash payments in excess of $25,000;
(ii)any Contract with the Company’s users, customers or clients other than pursuant to the Company’s standard end user agreement(s) (“Standard EULAs”);
(iii)any dealer, distributor, reseller, VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, distribute, market or take orders for any Company Offering or Company Technology;
(iv)any Contract that (i) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (A) by the Company for any other Person or (B) for the Company by any other Person, including, in the case of each of clauses (A) and (B), any joint development, (ii) provides for the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (1) to the Company from any other Person (other than Invention Assignment Agreements, as defined below) or (2) by the Company to any other Person, (iii) includes any grant of an Intellectual Property License to any other Person by the Company or any of its Subsidiaries (“Outbound Licenses”) (other than, with respect to this subsection (iii) only, non-exclusive licenses granted to the Company’s end users, customers or clients in the Ordinary Course of Business), or (iv) includes any grant of an Intellectual Property License to the Company or any of its Subsidiaries by any other Person (“Inbound Licenses”) (other than, with respect to this subsection (iv) only, (x) Non-Negotiated Vendor Contracts, and (y) licenses for Open Source Software listed in Section 2.13(n) of the Company Disclosure Schedule);

(v)any Contract (other than the Charter Documents of the Company or any of its Subsidiaries) providing for the establishment or operation of a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;
(vi)any Contract under which the Company has advanced or loaned any amount to any of its managers, officers, directors, or employees (other than under the Company’s 401(k) plan) or to any other Person;
(vii)any Contract creating or evidencing any Indebtedness (other than Wage Obligations) of the Company or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any asset of the Company;
(viii)any Contract (A) that restricts the Company’s or any of its Subsidiaries’, or following the Effective Time will restrict Parent’s or any of its Affiliates’, right to (1) participate or compete in any line of business, market or geographic area during any period of time, or (2) solicit potential employees, independent contractors or other suppliers or customers or (B) pursuant to which the Company or any of its Subsidiaries has granted most favored nation pricing;
(ix)any Contract under which the Company or any of its Subsidiaries grant or are bound by or, following the Effective Time, purports to have Parent or any of its Affiliates grant or be bound by, any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights;
(x)any Contract that following the Effective Time would or would purport to: (i) require Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) to grant any Intellectual Property License, or (ii) restrict Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) from performing any of the activities listed in Section 2.12(a)(vii);
(xi)any Contract providing for the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Securities;
(xii)any Contract with any labor union, works council, labor organization and/or labor association, or any collective bargaining agreement or similar Contract with the Company’s employees;
(xiii)any Contract relating to the settlement or other resolution of any Action or threatened Action (including any agreement under which any employment-related claim is settled);
(xiv)(i) any Contract that includes an obligation by the Company to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights or Technology, and (ii) any other Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (i) and (ii), Non-Negotiated Vendor Contracts and Standard EULAs;
(xv)any Contract with any Related Party (other than those subject to the exceptions in Section 2.8);

(xvi)any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any Person or business, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase or sale of Company Securities or assets, license or otherwise;
(xvii)any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person, excluding Non-Negotiated Vendor Contracts;
(xviii)any Contract imposing any support, maintenance or service obligations on the part of the Company, excluding any such Contract that has been entered into in the Ordinary Course of Business;
(xix)any Contract that contains an earn-out, escrow or other similar contingent payment or obligation;
(xx)any Contract between the Company and any Governmental Authority, university, college other educational institution or research center;
(xxi)all Contracts with any customer or other Person to develop or customize any Company product or services, or to provide support for, customize or develop any third-party product, service or platform;
(xxii)all business associate agreements, which shall include whether the Company is acting as a subcontractor business associate on behalf of such Person party to the business associate agreement or if such Person is acting as a subcontractor business associate to the Company;
(xxiii)any lead generation Contracts or similar arrangements;
(xxiv)any Contracts pursuant to which the Company or any of its Subsidiaries are parties to any agreement with an Advisory Client (including, without limitation, any side letters or other arrangements to allocate or bear expenses of any Fund or provide any nonstandard rights or privileges to any Advisory Client);
(xxv)any Contract under which the Company or any of its Subsidiaries has triggered an obligation to provide a refund or rebate or any other payment related to volume-based pricing discounts or similar provisions;
(xxvi)any Contract pursuant to which any of the Company or any of its Subsidiaries has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Fund Investors; or
(xxvii)any Contract relating to the distribution, marketing, advertising or sales of any Company Offerings or Company Intellectual Property Rights.
(b)All Company Material Contracts are in written form. The Company has made available to Parent correct and complete copies of each Company Material Contract, including all modifications, amendments, and supplements thereto (excluding non-exclusive licenses granted to the Company’s end users, customers or clients in the Ordinary Course of Business, Non-Negotiated Vendor Contracts, and licenses for Open Source Software listed in

Section 2.13(n) of the Company Disclosure Schedule). Each of the Company Material Contracts constitutes a valid and binding obligation of the Company or any of its Subsidiary (and, to the Company’s Knowledge, any other party thereto), as applicable, enforceable in accordance with its terms against the Company or any of its Subsidiaries (and, to the Company’s Knowledge, any other party thereto), subject to the Enforceability Exceptions, and is in full force and effect in accordance with its terms with respect to Company or any of its Subsidiaries (and, to the Company’s Knowledge, any other party thereto). Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto, is in material breach or default under any Company Material Contract, no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to or would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, and neither the Company nor any of its Subsidiaries has received (i) any written or, to the Knowledge of the Company, oral claim of any such material breach or default or (ii) written notice of cancellation by the other party to any Company Material Contract.
2.13Intellectual Property.
(a)Section 2.13(a) of the Company Disclosure Schedule sets forth a complete and correct list of all (i) Registered Company Intellectual Property Rights, and (ii) social media identifiers and material unregistered Marks owned or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries. For each item of Registered Company Intellectual Property Rights, Section 2.13(a) of the Company Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.
(b)Each item of Registered Company Intellectual Property Rights is registered in the name of the Company or any of its Subsidiaries. All necessary fees and filings (including the payment of maintenance fees and taxes) with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within 120 days after the Agreement Date. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company or any of its Subsidiaries has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Neither the Company nor any of its Subsidiaries has claimed any status in the application for or registration of any Registered Company Intellectual Property Rights, including “small business status,” that would not be applicable to Parent, the Surviving Company and/or the Surviving Entity. The Registered Company Intellectual Property Rights are, and, as of and immediately following the Effective Time, will be subsisting and enforceable, and, to the Company’s Knowledge, there are no facts or circumstances that would render any Registered Company Intellectual Property Rights invalid or unenforceable.
(c)The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and

(ii) all other Company Intellectual Property Rights and Company Technology owned or purported to be owned by, or subject to an obligation to be assigned to, the Company (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances other than licenses granted under non-exclusive licenses granted to end users, customers or clients in the Ordinary Course of Business. The Company or one of its Subsidiaries has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP. Neither the Company nor any of its Subsidiaries (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Company Intellectual Property Rights or (ii) permitted the rights of the Company in any Intellectual Property Rights that are or were, at the time, Company Intellectual Property Rights to lapse or enter into the public domain. Neither the Company nor any of its Subsidiaries has undertaken any joint development or similar activities with any other Person. No Company Intellectual Property Rights or Company Technology or Company Offering is subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any manner, the use, transfer, or, (except for non-exclusive licenses granted pursuant to Intellectual Property Licenses listed in Section 2.12(a)(iv)(3) of the Company Disclosure Schedule and Standard EULAs in each case that would restrict the Company’s or any of its Subsidiaries’ ability to grant exclusive licenses) licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property Rights or Company Technology or Company Offering. All Company Intellectual Property Rights, Company Technology, and Company Offering that are not Owned Company IP (“Licensed IP”) are validly licensed to the Company or any of its Subsidiaries pursuant to written Contracts. The Company has (and will continue to have immediately following the Effective Time) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Company.
(d)All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Parent without restriction and without payment of any kind to any third Person.
(e)The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology that are used by the Company or any of its Subsidiaries to conduct the Company Business as it currently is conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Offering.
(f)None of the Registered Company Intellectual Property Rights have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, or opposition proceeding.
(g)Copies of the Company’s or any of its Subsidiaries’ standard form(s) of non-disclosure agreement, consulting or independent contractor agreement, the Standard EULA, and any other of the Company’s standard form(s), including attachments, of agreements with content contributors or non-exclusive licenses of, or agreements to provide on a non-exclusive basis, Company Offerings to customers (collectively, the “Standard Form Agreements”) have been made available to Parent.
(h)Neither the conduct of the Company Business as it is currently conducted by the Company or any of its Subsidiaries, nor any Company Offering (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Offering) (i) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person, (ii) has been or is contributing to or inducing any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person, or (iii) has been or is constituting unfair competition or trade practices under the Laws of any relevant jurisdiction.
(i)Neither the Company nor any of its Subsidiaries has received any notice or claim or, to the Company’s Knowledge, threatened claim from any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (ii) inviting the Company to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology. To the Company’s Knowledge, there is no basis for any Person to make any such allegation, invitation, or challenge. Neither the Company nor any of its Subsidiaries is in violation in any material respect of the terms of any Intellectual Property License.
(j)To the Company’s Knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to the Company, or Company Offering. Neither the Company nor any of its Subsidiaries has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Technology owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries, or Company Offering.
(k)Neither this Agreement nor the transactions contemplated by this Agreement will result in Parent, the Company, any of the Company’s Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.
(l)The Company and each of its Subsidiaries has taken commercially reasonable measures to protect all Company Data, Proprietary Information of the Company and all Proprietary Information of any third Person in the Company’s or any of its Subsidiaries’ possession or control, or to which the Company or any of its Subsidiaries has access, with respect to which the Company or any of its Subsidiaries has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee, director, consultants, and independent contractor of the Company or any of its Subsidiaries that has been involved in the authorship, invention, creation, conception or other development of Intellectual Property Rights or any Technology in the scope of his, her or its employment or engagement with the Company or any of its Subsidiaries has entered into an enforceable written non-disclosure and invention assignment Contract with the Company or any of its Subsidiaries that effectively and validly assigns to the Company all Intellectual Property Rights and Technology authored, invented, created, conceived, or otherwise developed by such employee, consultant, independent contractor, or director in the scope of his, her or its employment or engagement with the Company in a form made available to Parent prior to the Agreement Date (an “Invention Assignment Agreement”). No current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries has (i) excluded any Technology (or any Intellectual Property Rights in or to any Technology) authored, invented, created, conceived, or otherwise developed prior to his or her or its employment or engagement with the Company from his or her or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement, (ii) failed to affirmatively indicate in such Invention Assignment Agreement that no Technology authored, invented, created, conceived, or otherwise developed by him or her or it prior to his or her or its employment or engagement with the Company exists, (iii) alleged, to the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third Person, ownership or other exclusive rights by such employee, consultant, independent contractor or director, in any Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director in the scope of his, her or its employment or engagement with the Company or any of its Subsidiaries, or (iv) failed to effectively waive all moral rights held by such employee, consultant, independent contractor or director, in any Technology authored, invented, created, conceived or otherwise developed by such employee, consultant, independent contractor or director, in the scope of his, her or its employment or engagement with the Company in favor of the Company or any of its Subsidiaries. Without limiting the foregoing, all rights in, to and under all Intellectual Property Rights and Technology created by the Company’s founders for or on behalf of or in contemplation of the Company or any of its Subsidiaries (or the Company Business) prior to their commencement of employment with the Company have been duly and validly assigned to the Company or any of its Subsidiaries.
(m)Section 2.13(m) of the Company Disclosure Schedule sets forth a complete and correct list of all third party Software that is incorporated into, integrated or bundled with, linked with, or used in the Company Technology, except for Software licensed under Non-Negotiated Vendor Contracts or Open Source Software (and, for each item required to be listed in Section 2.13(m) of the Company Disclosure Schedule, the name of the licensor or owner of the Software and the Contract under which Software is licensed). Neither the Company nor any of its Subsidiaries has, nor has any other Person acting on the Company’s or its Subsidiaries’ behalf disclosed, delivered or licensed to any Person (other than employees, directors, consultants and independent contractors of the Company or any of its Subsidiaries who have entered into written confidentiality obligations with the Company or any of its Subsidiaries with respect to such source code or related materials), agreed to disclose, deliver or license to any Person (other than employees, directors, consultants and independent contractors of the Company and any of its Subsidiaries who have entered into written confidentiality obligations with the Company or any of its Subsidiaries with respect to such source code or related materials), or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Offering or Company Intellectual Property Rights, and no Person has any right, contingent or otherwise, to obtain access to or use such source code. Neither this Agreement nor the transactions contemplated by this Agreement including the assignment or transfer to Parent, by operation of Law or otherwise, of any Company Intellectual Property Rights will result in, or entitle any Person to demand, the disclosure, delivery or license of any source code for any Company Offering to any Person.
(n)Section 2.13(n) of the Company Disclosure Schedule sets forth a complete and correct list of all Open Source Software that it has embedded, linked, or distributed in connection with any Company Technology (whether generally available or in development), including the name of each such item and the license(s) applicable to each such item, and indicates whether such item has been distributed or modified by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that (i) subjects any Company Intellectual Property Rights to a Copyleft License or requires the disclosure or distribution in source code form of any Company Intellectual Property

Rights, including any portion of any Company Software or Company Offering other than such unmodified Open Source Software, (ii) requires the licensing of any Company Intellectual Property Rights, or any portion of any Company Software or Company Offering other than such unmodified Open Source Software, for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property Rights, (iv) creates obligations for the Company or any of its Subsidiaries with respect to Company Intellectual Property Rights or grants to any third Person, any rights or immunities under Company Intellectual Property Rights, or (v) imposes any other limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property Rights. With respect to any Open Source Software that is used by the Company or any of its Subsidiaries in the operation of its business, the Company and any applicable Subsidiaries are in compliance with all applicable licenses with respect thereto. There are and have been no claims asserted against the Company, any of its Subsidiaries or any of its customers or distributors related to Company Software, Company Offerings or Company Intellectual Property Rights.
(o)The Company and each of its Subsidiaries conducts and has conducted the Company Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar applicable law in any other jurisdiction in which the Company or any of its Subsidiaries conducts the Company Business, including to the extent applicable by informing users of its products and services of such policy, designating an agent for notice of infringement, misappropriation or violation claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement, misappropriation or violation in accordance with the “notice and take-down” procedures of the DMCA or such other applicable law.
(p)(i) No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP or any Company Offering or otherwise made available to the Company or any of its Subsidiaries for any purpose, and (ii) no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any Intellectual Property License), or has any option to obtain any rights in or to, any Owned Company IP or Company Offering. No employee of the Company or any of its Subsidiaries who has been involved in the creation or development of any Technology or Intellectual Property Rights for the Company or any of its Subsidiaries, or have had access to such Technology or Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries. Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any governmental entity in or to any Company Intellectual Property Rights, or in or to any other Intellectual Property Rights that is either used by or for the Company or any of its Subsidiaries or that is otherwise necessary to conduct the Company Business as currently conducted.
(q)The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own, use, practice or otherwise exploit any Company Intellectual Property Rights, Company Technology or Company Data. Neither the execution, delivery and performance of this Agreement or any Company Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any Company Ancillary Agreement will, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, result (or purport to result) in the transfer or grant by the Company or Parent or any of their respective Affiliates to any Person (other than Parent and its Affiliates) of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of Parent or any of its Affiliates.
(r)There are no Contracts between the Company or any of its Subsidiaries on one hand and any other Person on the other hand with respect to any Intellectual Property Right or Technology under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
(s)Each Company Offering performs in accordance with its documented specifications and as the Company or any of its Subsidiaries has warranted or guaranteed to its customers and clients in all material respects.
(t)The Company has and enforces a policy to document all known bugs, errors and defects in Company Offerings, and such documentation is retained and is available internally at the Company. There are no bugs, errors or defects in Company Offerings or Company Software which do, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Offering or Company Software that would reasonably be expected to adversely affect the Company’s ability or any of its Subsidiaries’ abilities to perform any of their respective contractual obligations; nor has there been any claims asserted against the Company, any of its Subsidiaries or any of their respective customers or distributors related to Company Offerings or Company Intellectual Property Rights; and neither the Company nor any of its Subsidiaries has been nor are they required to recall any Company Offerings.
(u)No Company Offering or Company Intellectual Property Rights contains any Contaminants.
(v)Section 2.13(v)(i) of the Company Disclosure Schedule identifies (A) all Company AI Products, and (B) all AI Technologies that are owned by or purported to be owned by the Company or any of its Subsidiaries. Section 2.13(v)(ii) of the Company Disclosure Schedule identifies each Third-Party AI Product used in and material to the operation of the Company’s business and the manner in which the Company or any of its Subsidiaries uses each such Third-Party AI Product.
(w)The Company and its Subsidiaries use and has used all AI Technologies in compliance in all material respects with all applicable terms. Neither the Company nor any of its Subsidiaries has received any (A) complaint from any Person, or (B) governmental inquiry related to its use of AI Technologies. All data and other information submitted to AI Technologies by or on behalf of the Company or any of its Subsidiaries is either proprietary to the Company or any its Subsidiaries or has been obtained by the Company and its applicable Subsidiaries in accordance with the applicable terms and Laws governing such use (including each end user license agreement, terms of use, privacy policies, consents, or other terms that govern the Company’s collection and use of third party data) and in compliance with all required consent and notification obligations. Neither the Company nor any of its Subsidiaries has permitted any data (including Personal Information) or information Processed through the IT Systems to be used by any other Person to train any AI Technologies, nor has the Company or any of its Subsidiaries permitted the Company’s or any of its Subsidiaries’ works or other trade secrets, or any Proprietary Information of the Company or any of its Subsidiaries or of any third

Person, to be used by any other Person to train any AI Technologies. The Company and each of its applicable Subsidiaries has conducted impact assessments that evaluate ethical, bias, adequacy, privacy and security risks for all uses of AI Technologies to the extent required under applicable Law or Privacy Requirement. Neither the Company, any of its Subsidiaries nor any of its employees, consultants, independent contractors, or other service providers have used or use Third-Party AI Products to develop any Company Intellectual Property Rights that the Company or any of its Subsidiaries intended to maintain as proprietary in a manner that it believes would materially affect the Company or any its Subsidiaries’ ownership or rights therein.
2.14Privacy and Data Protection.
(a)The Company, each of its Subsidiaries and to the Company’s Knowledge, its vendors, consultants, agents suppliers and/or subcontractors who store, maintain, transmit or have access to Personal Information (“Company Service Providers”) have at all times complied in all material respects with: (i) all applicable Privacy Laws; (ii) the Company’s policies regarding privacy and data security, including all privacy policies and all public statements made by the Company about its privacy and/or data security practices; (iii) if applicable, any rules of self-regulatory organizations, codes of conduct, or other industry frameworks to which the Company or any of its Subsidiaries is bound, including the Payment Card Industry Data Security Standard and all other rules of the payment card brands; and (iv) all contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including the transfer by or on behalf of the Company of Personal Information) (all of the foregoing, collectively, the “Privacy Requirements”).
(b)To the extent required by Privacy Requirements and except as otherwise disclosed in Section 2.14(b) of the Company Disclosure Schedule, the Company displays a privacy policy on each website owned, controlled or operated by the Company or any of its Subsidiaries, and each such privacy policy incorporates all material disclosures to data subjects required by the Privacy Requirements. None of the disclosures made or contained in any such privacy policy has been materially inaccurate, misleading or deceptive, or in violation of the Privacy Requirements, including containing any material omission.
(c)Neither the Company nor any of its Subsidiaries has received any claim or complaint in writing regarding its or its service providers or agents’ collection, use or disclosure of any data (including Personal Information) and/or failure to comply with any Privacy Requirements. Except as disclosed in Section 2.14(b) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Company Service Providers collects, stores, uses, accesses, discloses or transfers Personal Information outside of the United States of America.
(d)In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company or any of its Subsidiaries, the Company and its Subsidiaries has, since July 1, 2022, contractually obligated any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information, (ii) act only in accordance with the instructions of the Company or such applicable Subsidiary, (iii) take appropriate steps to protect and secure Personal Information and from unauthorized disclosure, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information.

(e)The Company has implemented commercially reasonable, though in no event less than industry-standard organizational, physical, administrative and technical measures required by Privacy Requirements to protect the integrity, security and operations of the IT Systems, transactions executed thereby, and data owned by the Company or any of its Subsidiaries, including protecting against loss and against damage, accidental loss or destruction, unauthorized or unlawful access, use, modification, disclosure or other misuse. The Company has implemented industry standard policies and procedures to detect and respond to data security breaches and unauthorized access or use of the IT Systems, Personal Information, and data owned or controlled by the Company or any of its Subsidiaries including by its employees and the Company Service Providers that have access to Personal Information. The Company provides its respective employees with regular privacy and data security training.
(f)The Company has since July 1, 2022: (A) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s and its Subsidiaries’ systems and products (collectively, “Information Security Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (C) made available complete and correct copies of all Information Security Reviews; and (D) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The IT Systems are sufficient for the conduct of the Company Business. The Company has continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems. The Company maintains reasonable and appropriate back-up and disaster recovery procedures.
(g)There have not been any actual or (alleged in writing to the Company) incidents of, or claims or Actions related to, data security breaches, ransomware incidents, other adverse events, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or data owned, held, controlled, licensed and/or otherwise processed by the Company or any of its Subsidiaries or provided by the Company or any of its Subsidiaries’ customers, whether held by the Company or any of its Subsidiaries or Company Service Providers and, to the Company’s Knowledge, there are no facts or circumstances which would reasonably serve as the basis for any such allegations or claims. Neither the Company nor any of its Subsidiaries has notified, nor been required to notify, any Person of any information security breach or incident. Neither the Company nor any of its Subsidiaries has received any correspondence relating to, or notice of any Actions, claims, investigations or alleged violations of, Laws with respect to Personal Information from any Person, there is no such ongoing Action, claim, investigation or allegation and, to the Company’s Knowledge, there are no facts or circumstances which would form the basis for any such Action, claim, investigation or allegation.
(h)To the Company’s Knowledge, no investigation, inspection, audit or other proceeding of any nature involving allegations of any violation of Privacy Requirements is threatened in writing, pending, or contemplated by any Governmental Authority or other third party against the Company, any of its Subsidiaries or Company Service Providers with respect to such Company Service Providers’ Processing on behalf of the Company or any of its Subsidiaries.
(i)The consummation of any of the transactions contemplated by this Agreement will not violate any Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. Neither the Company nor any of its Subsidiaries is subject to any Privacy Requirements that, following the Closing, would prohibit the Company or Parent from receiving or using Personal Information in the manner in which the Company or any of its Subsidiaries receives and uses such Personal Information prior to the Closing.
(j)Neither the Company nor any of its Subsidiaries has shared, sold, rented or otherwise made available, and is not sharing, selling, renting or otherwise making available, to third parties any Personal Information for remuneration or other consideration.
2.15Compliance with Laws.
(a)The Company and each of its Subsidiaries are, and have at all times since July 1, 2022 been, in compliance in all material respects with all applicable Laws.
(b)The Company and each of its Subsidiaries hold, and have at all times since July 1, 2022 held, all permits, licenses and approvals from, and have made all filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance with applicable Law and applicable Contracts (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Since July 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
(c)All materials, products and services distributed or marketed by the Company and each of its Subsidiaries have at all times since July 1, 2022 made all material disclosures to users or customers required by Law, and, since July 1, 2022 none of such disclosures made or contained in any such materials, products or services have been inaccurate, misleading or deceptive in any material respect.
(d)Neither the Company nor any of its Subsidiaries are required to be registered as a broker-dealer with the SEC or any state authority and are not required to be a member of FINRA or any other self-regulatory organization. No Governmental Authority has alleged, to the Company’s Knowledge, that such registration is required.
(e)Neither the Company nor any of its Subsidiaries are, or are required to be, registered as an exchange with the SEC under Section 3 of the Exchange or Rule 3b-16 thereunder or to become an alternative trading system pursuant to Regulation ATS under the Exchange Act. No Governmental Authority has alleged, to the Company’s Knowledge, that such registration is required.
(f)Neither the Company nor any of its Subsidiaries has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or any of its Subsidiaries or received civil investigative demand, subpoena, demand letter, administrative inquiry or formal or informal complaint (including a qui tam complaint), criminal information or claim from any Governmental Authority with respect to any aspect of the Company Business, affairs, properties or assets of the Company or any Subsidiary.
(g)Neither the Company, any of its Subsidiaries, nor their respective control persons, directors, officers, agents or employees are subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, nor would they be so subject if such persons were “associated” with a broker-dealer, as that term is defined in Section 3(a)(18) of the Exchange Act.
(h)The Company is an investment adviser duly filing with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”) as an exempt reporting adviser and has adopted and implemented compliance policies and procedures to the extent required by applicable Laws, including applicable sections of the Advisers Act.
(i)The Company and each of its Subsidiaries, as applicable, has, since July 1, 2022, filed all material registrations, reports, statements, notices and other filings required to be filed with the SEC, FINRA, and state securities author and any other Governmental Authority (the “Filings”). The Filings, when made, complied in all material respects with applicable Laws.
(j)Except for routine examinations conducted by the SEC, FINRA or any other Governmental Authority in the Ordinary Course of Business of the Company, (i) no Governmental Authority has, to the Knowledge of the Company, initiated any administrative proceeding or investigation into the business or operations of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there are no unresolved material violations or material exceptions raised by any Governmental Authority with respect to the Company or any of its Subsidiaries.
(k)The Company and each of its Subsidiaries has complied in all material respects with all applicable obligations, requirements and conditions of each investment advisory agreement to which the Company or any of its Subsidiaries are a party (“Advisory Agreement”). Each Advisory Agreement is a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, each other party thereto. Each Advisory Agreement is in compliance in all material respects with the requirements of applicable Laws, including the Advisers Act to the extent applicable to such Advisory Agreement and, with respect to the Funds, the Investment Company Act to the extent applicable to such Funds. No Advisory Agreement provides for payment of compensation to the Company that is prohibited by Section 205(a)(1) of the Advisers Act. At no time has the Company or any of its Subsidiaries been in violation of any other applicable Laws with respect to the custody of client funds.
(l)Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any “affiliated persons” (as defined in Section 2(a)(3) of the Investment Company Act of 1940 (the “Investment Company Act”) of the Company is (i) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to an investment company registered under the Investment Company Act or (ii) subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D under the Securities Act. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any “person associated with an investment adviser” (as defined in the Advisers Act and applied to the Company) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser. There is no regulatory investigation, examination or other action or proceeding, to the Knowledge of the Company, pending or threatened, that would result in the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any “affiliated person” of, or “associated person” of Company) becoming ineligible to serve in such positions or capacity or requiring disclosure to the clients of Company or any of its Subsidiaries.
(m)Neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Company, any “covered associate” of the Company or its Subsidiaries, has made any

“contributions” or “payments” to any “government officials” that causes any compensation it accepts to be in violation of Rule 206(4)-5 under the Advisers Act.
(n)None of the directors or officers of the Company or any of its Subsidiaries have been indicted for or convicted of any felony involving, or any crime involving, fraud, misrepresentation or insider trading. To the Knowledge of the Company, none of the directors or officers of the Company or any of its Subsidiaries are: (i) subject to any outstanding order barring, suspending or otherwise materially limiting the right of such officer or director to engage in any activity conducted as part of the Company’s business as currently conducted, or (ii) a party to any consent agreement, memorandum of understanding, disciplinary agreement, commitment letter or similar undertaking to, or subject to any written order or written directive by or a recipient of any supervisory letter from, in each case, any Governmental Authority directly affecting the Company’s or any of its Subsidiaries’ businesses.
(o)The information contained in the materials filed by the Company on Form ADV under the Advisers Act, was true and complete in all material respects at the time of filing (or if any portion thereof were amended, such portions were true and complete in all material respects as of the date of such amendment) and the Company has made all amendments to such forms as is required under the Advisers Act.
(p)The Company does not serve as an investment adviser to a registered investment company.
(q)Except as set forth in Section 2.15(q) of the Company Disclosure Schedule, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company, (ii) any Subsidiary of the Company, (iii) any Affiliate of the Company, (iv) any officer, manager, director, partner, equity holder, owner or employee, as applicable, of the Company in connection with the business of the Company or any of its Subsidiaries, (v) the Funds or (vi) any other Fund Investor.
(r)Each of Megacorn Fund LP, MCF Spacex-I LLC, MCF Anduril-I LLC, MCF Epic Games LLC, MCF SpaceX LLC MCF Anduril LLC, MCF NL LLC and DoD Accelerator Fund L.P. (each a “Fund”) was duly established, is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to conduct its business in the manner currently conducted. Neither the Company nor any of its Subsidiaries provides investment advisory services to any fund other than the Funds. All equity interests of each Fund issued and currently outstanding: (i) have been issued and sold by such Fund in compliance in all material respects with applicable Law; and (ii) have been duly authorized. Each Fund is operating, and since such Fund’s inception has operated, in compliance with all applicable Laws in all material respects. The Company and each of its applicable Subsidiaries has performed investment advisory services with respect to each Fund in material compliance with the investment advisory agreement for such Fund and applicable Law, in each case in all material respects. No client to whom the Company or any of its Subsidiaries provides investment advisory services constitutes “plan assets” for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code.
2.16Employees, ERISA and Other Compliance.
(a)Section 2.16(a)(i) of the Company Disclosure Schedule is a complete and correct list of all current employees of the Company or any of its Subsidiaries as of the

Agreement Date, and for each such employee, his or her: (1) job position or title; (2) base salary or hourly wage (as applicable); (3) annual commission opportunity or bonus target; (4) classification as full-time, part-time, temporary or seasonal; (5) classification as exempt or non-exempt under applicable state, federal or foreign overtime Laws and/or overtime regulations; (6) accrued but unused vacation and/or paid time off (PTO) balance; (7) visa type (if any); (8) commencement date of employment with the Company; (9) work location (e.g., U.S. city/state); (10) severance entitlements, if any; (11) if applicable, leave status (including anticipated return to work date); and (12) the total amount of bonus, severance, retention, change in control and/or other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 2.16(a)(ii) of the Company Disclosure Schedule is a complete and correct list of all independent contractors, consultants, advisors and leased workers of the Company or any of its Subsidiaries as of the Agreement Date and classified by the Company as other than employees, or compensated other than through Form W-2 wages “Contingent Workers,” and for each such individual, his or her: (1) fee or compensation arrangements; (2) the specific entity that engages the individual; (3) commencement date with the Company or any Affiliate of the Company; (4) service location (e.g., U.S. state); (5) description of services provided; (6) notice required to terminate the relationship; and (7) confirmation as to whether a written independent contractor agreement exists.
(b)The Company and its Subsidiaries have, at all times since July 1, 2022, in all material respects, correctly classified and paid their employees as exempt employees or non-exempt employees under the Fair Labor Standards Act and other applicable Laws. All employees of the Company or any of its Subsidiaries are, and have been since their respective start of employment by the Company or any of its Subsidiaries, legally permitted to be employed by the Company or any of its Subsidiaries in the jurisdiction in which such employee is employed. All independent contractors consultants and Contingent Workers providing services to the Company or any of its Subsidiaries are and have been, in all material respects, at all times since July 1, 2022, properly classified, treated and paid as independent contractors for purposes of federal and applicable state, local, and/or foreign Tax Laws, Laws applicable to employee benefits and other Laws. Neither the Company nor any of its Subsidiaries has any employment, contractor, consulting, or other similar Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions).
(c)The Company and each of its Subsidiaries have, at all times since July 1, 2022, (i) been in compliance in all material respects with all applicable Laws respecting employment, including without limitation, employment practices, terms and conditions of employment, discrimination, harassment, retaliation, employee health and safety, wages and hours, overtime pay, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, reductions in force, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state Law and (ii) withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries, commissions, severance payments, bonuses, and/or other payments to current and former employees, independent contractors, consultants, and Contingent Workers of the Company. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the

Company or any of its Subsidiaries for failure to comply with any of the foregoing (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy.
(d)Neither the Company nor any of its Subsidiaries is a party to, bound by, or currently negotiating any collective bargaining or similar agreement with any labor union, works council, labor association, or labor organization, nor are any organized groups of its employees represented by any labor union, works council, labor association, or labor organization. There is no pending, or to the Company’s Knowledge, threatened, labor dispute, work slowdown, work stoppage, strike, lockouts, picketing, investigation by a Governmental Authority, involving the Company or any of its Subsidiaries. To the Knowledge of the Company, (i) no employee or group of employees or Contingent Workers of the Company or any of its Subsidiaries currently intends to terminate his or her employment or service arrangement with the Company or any of its Subsidiaries, and (ii) no employee of the Company or any of its Subsidiaries has an outstanding offer to join a business that may be competitive with the Company Business.
(e)The Company and each of its Subsidiaries is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and has a complete copy of U.S. Citizenship and Immigration Services Form I-9 for each of its U.S. employees.
(f)Neither the Company nor any of its Subsidiaries is party to, and, has not been involved in any way in, any Action, or received written notice of any threatened Action, in which the Company or any of its Subsidiaries was, or is, alleged to have violated any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, classification of workers as independent contractors, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.
(g)There is no pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations and neither the Company nor any of its Subsidiaries has been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.
(h)There has been no “mass layoff,” “employment loss,” or “plant closing” or similar group employment loss as defined by the WARN Act or any other and/or similar state, local, or foreign Law in respect of or affecting any site of employment of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law. During the ninety (90) day period preceding the date hereof, no employee Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any of its Subsidiaries.
(i)Neither the Company nor any of its Subsidiaries is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, nor is the Company or any of its Subsidiaries a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage Laws.

(j)To the Company’s Knowledge, no employee, independent contractor, consultant or other Contingent Worker of the Company or any of its Subsidiaries is in violation of (i) any material term of any employment or independent contractor Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee, independent contractor, consultant or other Contingent Worker to be employed by or to render services to the Company or any of its Subsidiaries or to use Proprietary Information of others. To the Company’s Knowledge, the employment of any employee or engagement of any independent contractor, consultant or other Contingent Worker by the Company or any of its Subsidiaries does not subject them to Liability to any third party.
(k)Neither the Company nor any of its Subsidiaries has been a party to or involved in a settlement agreement with a current or former employee or independent contractor that relates to claims or allegations of sexual harassment or sexual misconduct, or other unlawful harassment, discrimination or retaliation. No claims or allegations of sexual harassment or sexual misconduct, or other unlawful harassment, discrimination or retaliation have been made to, or to the Knowledge of the Company, against or involving the Company or any of its Subsidiaries with respect to any current or former officer, director, manager, employee, independent contractor of the Company or any of its Subsidiaries in his or her capacity as such, and no investigations of sexual harassment or sexual misconduct, or other unlawful harassment, discrimination, or retaliation have been conducted by or on behalf of or involved the Company or any of its Subsidiaries with respect to any current or former officer, director, manager, employee, independent contractor of the Company. To the Company’s Knowledge, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving, the Company or any of its Subsidiaries or any officer, director, manager, employee, or Contingent Worker thereof.
(l)Section 2.16(l) of the Company’s Disclosure Schedule identifies each employee of the Company who is subject to a non-competition, non-solicitation and confidentiality agreement with the Company. The Company has made available a form of each such agreement.
(m)Section 2.16(m) of the Company Disclosure Schedule sets forth a complete and correct list of each material Company Benefit Arrangement. All Company Benefit Arrangements, other than employment agreements or bonuses or equity compensation, are and have been provided through a professional employer organization arrangement. The Company shall use commercially reasonable efforts to obtain such documents regarding the Company Benefit Arrangement from the professional employer organization as Parent may reasonably request.
(n)Complete and correct copies of the following documents, with respect to each material Company Benefit Arrangement, where applicable, have been made available to Parent: (i) all documents embodying or other governing such Company Benefit Arrangement (or for unwritten Company Benefit Arrangement a written description of the material terms of such arrangement) and any current funding medium for the Company Benefit Arrangement; (ii) the most recent IRS determination, opinion, or advisory letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) non-discrimination testing results for the last three (3) plan years and (vii) all non-routine correspondence to and from any state or federal agency related to such Company Benefit Arrangement.

(o)Each Company Benefit Arrangement that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a pre-approved plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Arrangement for any period for which such Company Benefit Arrangement would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Benefit Arrangement to lose such qualification.
(p)Each Company Benefit Arrangement is and has been operated in material compliance with applicable Laws and regulations and with its terms including without limitation ERISA, and the Code. No Company Benefit Arrangement is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental Action (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Arrangement, and, to the Knowledge of the Company, there is no reasonable basis for any such Action. All payments and/or contributions required to have been timely made with respect to all Company Benefit Arrangements either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Arrangement and applicable Law. Neither the Company nor any current or former employee or manager thereof, nor, to the Knowledge of the Company, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Arrangement. The Company has not at any time attempted to maintain, for any Company Benefit Arrangement, a “grandfathered” status under the Affordable Care Act.
(q)Neither the Company nor any of its ERISA Affiliates has in the past six years maintained, contributed to, or been required to contribute or had any Liability with respect to, including on account of any ERISA Affiliate (whether contingent or otherwise), to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), excluding, with respect to clauses (iv) and (v), any such arrangements offered through a professional employer organization, and neither the Company nor any of its ERISA Affiliates has ever incurred any Liability for a “prohibited transaction” under Title IV of ERISA that has not been paid in full.
(r)Neither the Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated and the Company has no outstanding but unfulfilled promises to provide such post-termination benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof).
(s)Each Company Benefit Arrangement may be amended, terminated or otherwise modified (including cessation of participation) by the Company or any of its Subsidiaries to the greatest extent permitted by applicable Law, and no employee communications or provision of any Company Benefit Arrangement has failed to effectively reserve the right of the Company or Subsidiary to so amend, terminate or otherwise modify such Company Benefit Arrangement.
(t)No Company Benefit Arrangement is subject to the laws of any jurisdiction outside the United States.
(u)Neither the execution and delivery of this Agreement, the member approval of this Agreement, nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, any payment or benefit to any employee, officer, director or other service provider of the Company; or (ii) further restrict any rights of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Arrangement.
2.17Books and Records; Bank Accounts.
(a)The Company has made available to Parent complete and correct copies of the minute books, unit transfer ledgers, and other similar limited liability company records, each as amended to date, of the Company and its Subsidiaries. The Company and each of its Subsidiaries has maintained Books and Records that are complete and correct in all material respects and accurately and fairly reflect, in all material respects, the Company Business. At the Closing, the minute books and other Books and Records of the Company its Subsidiaries will be in the possession of the Company or its Subsidiaries. Section 2.17(a) of the Company Disclosure Schedule sets forth a list as of the Agreement Date of all of the current officers, managers, and directors of the Company and its Subsidiaries (including, for each such individual, the position held and period of service).
(b)Section 2.17(b) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
2.18Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Section 2.18 of the Company Disclosure Schedule (the “Insurance Policies”), which include all legally required workers’ compensation and other insurance coverage. Complete and correct copies of the Insurance Policies have been made available to Parent. Section 2.18 of the Company Disclosure Schedule sets forth (a) the name of the insurer under each such Insurance Policy, the type of Insurance Policy, policy number and the term and amount of coverage thereunder, and (b) all claims made under such Insurance Policy. There is no claim pending under any of such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such Insurance Policies and bonds have been timely paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company’s Knowledge, no insurance provider has threatened to terminate or increase the premium with respect to, any of such Insurance Policies. Except as set forth in Section 2.18 of the Company Disclosure Schedule, all Insurance Policies are occurrence-based.
2.19Environmental Matters. The Company and each of its Subsidiaries is and at all times has been in compliance in all material respects with all Environmental Laws which compliance includes the possession of all Governmental Permits required under Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any of its

Subsidiaries has received any written notice or, to the Knowledge of the Company, other oral communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance in any material respects with any Environmental Law. All Governmental Permits held by the Company or any of its Subsidiaries pursuant to Environmental Law (if any) are identified in Section 2.19 of the Company Disclosure Schedule.
2.20Customers and Suppliers.
(a)Section 2.20(a)(i) of the Company Disclosure Schedule sets forth a list of all limited partners or other equityholders in each Fund as of June 1, 2025 (each, a “Fund Investor”). Section 2.20(a)(ii) of the Company Disclosure Schedule sets forth the top twenty five (25) limited partners or other equityholders in the Funds (or group of affiliated limited partners or other investors) based on assets under management (for all Funds in the aggregate) as of June 1, 2025 (each a “Significant Fund Investor”). As of the Agreement Date, none of the Significant Fund Investors has terminated or cancelled its relationship with the Company. Since January 1, 2024 neither the Company nor any of its Subsidiaries has had any material disputes with any Significant Fund Investor. The Company has no Knowledge of any material dissatisfaction on the part of any Significant Fund Investor or any facts or circumstances that would reasonably be expected to lead to such material dissatisfaction. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Significant Fund Investor that such Significant Fund Investor will not continue as a Fund Investor of the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Affiliates, or that such Significant Fund Investor intends to terminate, breach or request a material modification to existing Contracts with the Company or any of its Subsidiaries or any Fund.
(b)Section 2.20(b) of the Company Disclosure Schedule sets forth the top five (5) vendors and suppliers of products and services (excluding, for the avoidance of doubt, independent contractors) to the Company or any of its Subsidiaries based on amounts paid or payable by the Company or any of its Subsidiaries to such vendors and suppliers during each of (i) the twelve-month period ending on December 31, 2024 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each, a “Significant Supplier”). The Company and its Subsidiaries are current in their payments consistent with the payment schedule for such Significant Supplier established and agreed in the Ordinary Course of Business to all Significant Suppliers and neither the Company nor any of its Subsidiaries have, and since January 1, 2024 have not had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose or remain unresolved. The Company has no Knowledge of any material dissatisfaction on the part of any Significant Supplier or any facts or circumstances that would reasonably be expected to lead to such material dissatisfaction. Since January 1, 2024, neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or, following the Effective Time, Parent or any of its Affiliates, or that such Significant Supplier intends to terminate, breach or not renew existing Contracts with the Company or its Subsidiaries.
(c)Section 2.20(c) of the Company Disclosure Schedule sets forth the aggregate dollar amount of assets under management by the Company and its Subsidiaries as of June 1, 2025.

2.21Anti-Money Laundering Laws. The Company and each of its Subsidiaries is and has always been, in compliance in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the United Kingdom Proceeds of Crime Act 2002 and all other applicable anti-money laundering and counter terrorist financing Laws, and has established policies, procedures and internal controls designed to ensure compliance with such Laws.
2.22Anti-Corruption and Anti-Bribery Laws.
(a)Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, managers, officers, agents, employees, independent contractors or other representatives, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, in connection with the conduct of any activity of the Company or any of its Subsidiaries in violation of the FCPA, the Bribery Act or any other applicable anti-corruption or anti-bribery Law:
(i)made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Government Official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;
(ii)paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature;
(iii)made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;
(iv)established or maintained any unlawful fund of corporate monies or other properties;
(v)created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or
(vi)otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”), the United Kingdom Bribery Act 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.
(b)Neither the Company nor any of its Subsidiaries has undergone and, to the Knowledge of the Company, is not undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to the compliance of the Company with the FCPA, the Bribery Act, or anti-corruption, or anti-kickback Laws. To the Knowledge of the Company, there are no threatened Actions with respect to the compliance of the Company or any of its Subsidiaries with the FCPA or the Bribery Act, or any anti-corruption or anti-kickback Laws by the Company or any of its Subsidiaries.

2.23Trade Compliance.
(a)The Company and each of its Subsidiaries has at all times conducted its export, import and related transactions in accordance in all material respects with (i) all applicable U.S. export, re-export, import, anti-boycott, and economic sanctions Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and (ii) all other applicable import and export control Laws and regulations in the other countries in which the Company conducts business (“Export Control Laws”).
(b)The Company and each of its applicable Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses and other required consents, authorizations, waivers, approvals, and orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and has met the requirements of any license exceptions or exemptions, as required in connection with (i) the export and re-export of products, services, Software or other Technology, and (ii) releases of technical data, Software or other Technology to foreign nationals located in the United States and abroad (“Export Approvals”).
(c)The Company and each of its applicable Subsidiaries is in compliance in all material respects with the terms of all applicable Export Approvals.
(d)There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company or any of its Subsidiaries with respect to Export Control Laws or Export Approvals.
2.24Outbound Investment. Neither the Company nor any of its Subsidiaries is (i) a “person of a country of concern”; or (ii) engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Rules”). Neither the Company nor any of its Subsidiaries has the intention of becoming a “person of a country of concern” that engages in any “covered activity.” Neither the Company nor any of its Subsidiaries is a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).
2.25Brokers; Transaction Expenses. No investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees or expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Mergers or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates at or prior to the Effective Time.
2.26Social Media. Section 2.26 of the Company Disclosure Schedule sets forth a true, correct and complete list of all social media accounts that the Company or any of its Subsidiaries uses, operates or maintains, including in connection with marketing or promoting any Company products or services (“Social Media Accounts”). Section 2.26 of the Company Disclosure Schedule also lists for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Company or any of its Subsidiaries with respect to such Social Media Account (collectively, “Social Media Account Names”). The Company or one of its Subsidiaries owns each Social

Media Account. All use of the Social Media Accounts complies with, and since July 1, 2022, has complied with, in all material respects (a) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (b) applicable Law.
2.27Capitalization of the Aggregator.
(a)Authorized and Outstanding Capitalization of the Aggregator. The issued and outstanding equity securities of the Aggregator consist solely of 111,604 Aggregator Units.
(b)Aggregator Units. Section 2.27 of the Company Disclosure Schedule sets forth for each holder of Aggregator Units, (i) the number of issued and outstanding Aggregator Units held by each holder of Aggregator Units as of the Agreement Date and (ii) the date of issuance of the Aggregator Units held by such holder. No Aggregator Units are issued and outstanding as of the Agreement Date that are not set forth on Section 2.27 of the Company Disclosure Schedule. Except as set forth on Section 2.27 of the Company Disclosure Schedule, there is no outstanding (x) equity appreciation right, option, restricted equity, restricted equity unit, “phantom” equity or any similar security or right to which the Aggregator is a party that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any equity security of the Aggregator or (y) warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract to which the Aggregator s is a party to purchase or otherwise acquire any Aggregator Units or any security or debt convertible into or exchangeable for Aggregator Units or obligating the Aggregator to grant, extend or enter into any such equity appreciation right, option, restricted equity, restricted equity unit, “phantom” equity, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.
2.28No Other Representations and Warranties; Non-Reliance. The Company and each of its Subsidiaries acknowledges and agrees that except, in each case, for the representations and warranties contained in Article 3 and any certificate delivered hereunder (in each case as qualified by the Parent Disclosure Schedule), and except in the case of Fraud by or on behalf of Parent or the Merger Subs, (a) none of Parent, either Merger Sub or any other Person, makes or has made any representation or warranty, express or implied, either written or oral, at law or in equity, in respect of Parent, any of its Subsidiaries, their respective business or operations or any other matter in connection with this Agreement and the transactions contemplated hereby or otherwise , including as to any information furnished or made available to Company or any of its Representatives or any other Person in connection with this Agreement, the transactions contemplated hereby, or as to the future revenue, profitability or success of Parent or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise under Law, (b) neither Parent or either Merger Sub or any other Person shall have any Liability in connection with any such information provided to the Company or any of its Representatives or any other Person and (c) neither the Company or any of its Representatives or any other Person has relied on any information, materials, representations or warranties or other statements or omissions (including as to the accuracy or completeness thereof), whether express or implied, that may have been made, provided or made available by Parent, either Merger Sub, any of their respective Representatives or any other Person with respect to Parent or any of its Subsidiaries or their respective business or operations or otherwise in connection with or relating to the entry into this Agreement and the transactions contemplated hereby.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Subject to Section 9.11(b), except as set forth in the Parent Disclosure Schedule or in the Parent SEC Reports (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) other than any forward-looking disclosures contained or referenced therein under the captions “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), Parent and the Merger Subs, jointly and severally, represent and warrant to the Company as follows:
3.1Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub I is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and the Merger Subs is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character or location of the assets or properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Charter Documents of Parent its Subsidiaries are in full force and effect with respect to Parent or any of its Subsidiaries party thereto and, to Parent’s Knowledge, with respect to each other Person party thereto. Neither Parent nor any of its Subsidiaries are or have been in violation of the provisions of any current or past Charter Documents in any material respect.
3.2Power, Authorization and Validity.
(a)Power and Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each of the Parent Ancillary Agreements and to perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation by Parent and the Merger Subs of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub I has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby. Merger Sub II has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Merger Sub I and Merger Sub II of this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary limited liability company action on the part of Merger Sub I and Merger Sub II. No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

(b)Enforceability. This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company and the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the Enforceability Exceptions. This Agreement and each of the applicable Merger Sub Ancillary Agreements to be entered into by Merger Sub I or Merger Sub II are, or when executed by Merger Sub I or Merger Sub II shall be, assuming the due authorization, execution and delivery by the Company, valid and binding obligations of Merger Sub I or Merger Sub II, enforceable against Merger Sub I or Merger Sub II in accordance with their respective terms, subject to the Enforceability Exceptions.
3.3No Conflicts; Required Consents.
(a)The execution, delivery and performance by Parent and each Merger Sub of this Agreement and each of the Parent Ancillary Agreements and Merger Sub Ancillary Agreements, as applicable, and the consummation by Parent and each Member Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the Charter Documents of Parent or either Merger Sub, (ii) subject to compliance with Section 3.3(b), conflict with or violate any Laws or any judgment, decree or order to which Parent or either Merger Sub is subject or (iii) result (or would result, with or without notice or lapse of time, or both) in (A) any breach of or default under, (B) any Person’s right to consent, notice, or right of termination, acceleration, cancellation, modification or amendment of, or right to any increased, additional, accelerated or guaranteed payment or performance under, or (C) any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Parent or any of its Subsidiaries pursuant to, or (D) any Parent Material Contract, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
(b)No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is necessary or required to be made or obtained by Parent or either Merger Sub to enable Parent or either Merger Sub to lawfully execute, deliver and perform this Agreement, each of the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements to be entered into by the applicable Merger Sub (as to the Merger Subs) or to consummate the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or either Merger Sub would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, (ii) the filing of the First Certificate of Merger or the Second Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any filings required under applicable securities Laws or state “blue sky” Laws, and (iv) any filings required to comply with the rules and regulations of the New York Stock Exchange.
3.4Capitalization.
(a)The authorized capital stock of Parent consists of: 133,333,333 shares of Parent Common Stock and 100,000,000 shares of preferred stock, $0.0001 par value per share (the “Parent Preferred Stock”). As of June 30, 2025 (the “Parent Capitalization Date”), 12,421,476 shares of Parent Common Stock (inclusive of 10,479 shares of Parent Common Stock held in treasury) were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding.

(b)Section 3.4(b) of the Parent Disclosure Schedule sets forth for each Parent Stock Plan and the Parent ESPP, as of the Parent Capitalization Date, (i) the number of shares of Parent Common Stock issued thereunder, (ii) the number of shares of Parent Common Stock reserved for future issuance thereunder, (iii) the aggregate number of shares of Parent Common Stock subject to issuance pursuant to outstanding Parent Stock Options under the Parent Stock Plan, (iv) the aggregate number of shares of Parent Common Stock subject to issuance pursuant to outstanding Parent RSUs under the Parent Stock Plan, and (v) the aggregate number of shares of Parent Common Stock subject to issuance pursuant to outstanding Parent PSUs under the Parent Stock Plan assuming performance at maximum.
(c)Except (i) as set forth in this Section 3.4 or Section 3.4(b) of the Parent Disclosure Schedule and for changes since the Parent Capitalization Date resulting from the exercise or settlement of Parent Warrants, Parent Stock Options or Parent RSUs or Parent PSUs outstanding on such date, the issuance of shares pursuant to the Parent ESPP and (ii) as reserved for future grants under Parent Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of the Parent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound obligating the Parent or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Parent or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests.
(d)All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock subject to issuance as specified in Section 3.4(b) or Section 3.4(b) of the Parent Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights, purchase options, rights of first refusal or similar rights under any provision of the Delaware General Corporation Law, Parents Charter Documents or any agreement to which Parent is a party or is otherwise bound.
(e)There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or, other than the Senior Convertible Notes, that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote.
3.5Parent Shares. When issued in accordance with the terms of this Agreement for the consideration expressed herein, and assuming the accuracy of the Investor Questionnaires, the Parent Shares will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions set forth herein or under any Charter Document of Parent or under the Securities Act and any other applicable Law. The issuance of the Parent Shares is not subject to any preemptive rights or rights of first refusal or similar rights applicable to Parent.
3.6Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
3.7SEC Reports; Internal Control.

(a)Parent has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by Parent since January 1, 2023 (such documents, together with any current reports filed during such period by Parent with the SEC on a voluntary basis on Form 8-K, the “Parent SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment (and in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) except to the extent that information contained in such Parent SEC Reports has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Parent SEC Report, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. Each of the financial statements (including the related notes, where applicable) of Parent included in the Parent SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, and except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).
(b)Parent is in compliance in all material respects with: (i) the applicable rules and regulations of the New York Stock Exchange and (ii) the applicable continued listing requirements of the New York Stock Exchange.
(c)Parent is, and since January 1, 2023 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that as of December 31, 2024 such controls were effective. Parent’s principal executive officer, principal accounting officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect Parent’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees of Parent or any of the Subsidiaries who have a significant role in Parent’s internal control over financial reporting.
(d)Since December 31, 2024, there has not been a Material Adverse Effect with respect to Parent.
(e)To Parent’s Knowledge, none of the Parent SEC Reports is the subject of ongoing SEC review and, to Parent’s Knowledge, there are no inquiries or investigations by the SEC or any internal investigations, pending or threatened, of Parent or any of its Subsidiaries. Parent has not received written comments from the SEC staff regarding any of the SEC Reports that remain unresolved.
(f)Neither Parent nor any of its Subsidiaries has any Liabilities that would reasonably be expected to be material to the business or operations of Parent and its Subsidiaries, taken as a whole, except for (i) those shown on the balance sheet included the consolidated audited balance sheet for the Company included in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024 (the “Parent Balance Sheet”), (ii) those that were incurred after December 31, 2024 in the Ordinary Course of Business, (iii) any executory obligations (that are not arising out of breach of contract or breach of warranty) arising under any Contracts to which Parent or any of its Subsidiaries is a party, and (iv) expenses incurred in connection with the transactions contemplated by this Agreement. All reserves established by the Company that are set forth in or reflected in the Parent Balance Sheet have been established in accordance with U.S. GAAP. Neither Parent nor any of its Subsidiaries has any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. No bankruptcy, insolvency, winding up, or similar proceedings of which Parent has received written notice have occurred or are pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or Parent’s or any of its Subsidiaries’ properties or assets.
3.8Cash Resources. Parent and/or its controlled Affiliates have sufficient cash resources to pay the Cash Consideration to be paid pursuant to the terms hereof.
3.9Compliance with Laws.
(a)Parent and each of its Subsidiaries are, and have at all times since January 1, 2023 been, in compliance in all material respects with all applicable Laws.
(b)Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.
(c)Except for routine examinations conducted by the SEC, FINRA, or any other Governmental Authority in the Ordinary Course of Business of the Parent, (i) no Governmental Authority has, to the Knowledge of the Parent, initiated any administrative proceeding or investigation into the business or operations of the Parent or any of its Subsidiaries that is unresolved and (ii) to the Knowledge of the Parent, there are no unresolved material violations or material exceptions raised by any Governmental Authority with respect to the Parent or any of its Subsidiaries.
3.10Litigation. There is no material Action pending against Parent or any of its Subsidiaries of which Parent has received written notice, to Parent’s Knowledge no such material Action is threatened in writing, there is no outstanding material judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on Parent or any of its Subsidiaries or any of their respective assets or properties and neither Parent nor any of its Subsidiaries has brought any Action pending against any Governmental Authority or any other Person.
3.11Certain Restraints. There is no event, circumstance, or condition applicable to Parent or any of its Subsidiaries that restricts or limits, or to the Knowledge of Parent would reasonably be expected to (individually or in the aggregate with other events, circumstances, or conditions) restrict, limit, impede or delay Parent from (i) operating the Company Business from and after Closing or (ii) combining its existing custody business and its existing asset management business with the Company Business from and after Closing. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries is party to any Contract or is subject to any judgment, decree or injunction of any Governmental Authority, arbitrator or mediator that would restrict the operation of the Company Business following the Effective Time.
3.12No Other Representations and Warranties; Non-Reliance. Parent and each Merger Sub acknowledges and agrees that except, in each case, for the representations and warranties contained in Article 2 or any certificate delivered hereunder (in each case as qualified by the Company Disclosure Schedule), and except in the cause of Fraud by or on behalf of the Company, (a) neither the Company nor any other Person, makes or has made any representation or warranty, express or implied, either written or oral, at law or in equity, in respect of the Company, any of its Subsidiaries, their respective business or operations or any other matter in connection with this Agreement and the transactions contemplated hereby or otherwise, including as to any information furnished or made available to Parent, either Merger Sub any of their respective Representatives or any other Person in connection with this Agreement, the transactions contemplated hereby, or as to the future revenue, profitability or success of the Company or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise under Law, (b) neither the Company nor any other Person shall have any Liability in connection with any such information provided to Parent, either Merger Sub, any of their respective Representatives or any other Person and (c) none of Parent, either Merger Sub, any of their respective Representatives or any other Person has relied on any information, materials, representations or warranties or other statements or omissions (including as to the accuracy or completeness thereof), whether express or implied, that may have been made, provided or made available by the Company, any of its Subsidiaries, any of their respective Representatives or any other Person with respect to the Company or any of its Subsidiaries or their respective business or operations or otherwise in connection with or relating to the entry into this Agreement and the transactions contemplated hereby.
ARTICLE 4

COVENANTS
4.1Employment Arrangements; Termination of Certain Company Benefit Arrangements.

(a)In connection with the terminated participation in the TriNet 401(k) Plan, Parent will use commercially reasonable efforts to (i) allow each Continuing Employee who is a participant in the TriNet 401(k) Plan to participate, as soon as practicable following the Closing Date, in a tax qualified plan that includes a Code Section 401(k) arrangement that is sponsored by Parent, the Surviving Company, the Surviving Entity or any of their Affiliates (the “Parent 401(k) Plan”) and (ii) credit with eligibility service and vesting service for all periods of service with the Company to the extent so credited with such service under the TriNet 401(k) Plan. In addition, Parent will, or will cause the Surviving Company, the Surviving Entity or any of their respective Affiliates, to use commercially reasonable efforts to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash in an amount equal to the full account balance distributed to such Continuing Employee from the TriNet 401(k) Plan.
(b)For purposes of eligibility and vesting (and for all purposes for severance entitlements, vacation and paid time off) where length of service is relevant under any benefit plan, policy, practice or arrangement of Parent, the Surviving Company, the Surviving Entity or any of their respective Subsidiaries providing benefits to any Continuing Employee after the Effective Time (other than any defined benefit pension, post-termination welfare, change in control, deferred compensation, retention, equity, phantom equity or equity-based incentive plan, program, agreement or arrangement) (collectively, the “New Plans”), the Continuing Employees shall receive credit for service with the Company to the same extent such service credit was granted under the corresponding benefit plan, policy, practice or arrangement of the Company, except to the extent any such service credit would result in the duplication of its benefits; provided, however, no such crediting of service shall result in duplication of benefits or compensation for the same period of service. In addition and without limiting the generality of the foregoing, (i) Parent will use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Arrangement in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”), and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or other welfare benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)The provisions contained in this Section 4.1 are for the sole benefit of Parent and the Company and its Subsidiaries and no current or former employee, manager, independent contractor, consultant, service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Section 4.1, express or implied, shall be construed or interpreted to (i) create any right, benefit or remedy of any nature whatsoever, including any right to continued employment or service, under or by reason of this Agreement, in any other person, including any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Arrangement or employee benefit plan of Parent, the Surviving Company, the Surviving Entity or any of their Affiliates, or (ii) amend any Company Benefit Arrangement or employee benefit plan of Parent, the Surviving Company, the Surviving Entity or any of their respective Affiliates. Nothing in this Section 4.1 shall be construed or interpreted to limit the ability of Parent, the Surviving Company, the Surviving Entity or any of their respective Affiliates to amend or terminate any employee benefit plan pursuant to its terms.
4.2Indemnification of Company Managers and Officers.
(a)From and after the Closing Date until the sixth anniversary thereof, Parent shall cause the Surviving Entity and each of its Subsidiaries to honor and fulfill all rights to indemnification, advancement of expenses and exculpation existing as of immediately prior to the Effective Time in favor of any person who, prior to the Effective Time, served as a director, manager or officer of the Company or any of its Subsidiaries (collectively, the “Company Indemnified Parties”) as provided in the Charter Documents of the Company or any of its Subsidiaries as of the Agreement Date, the DLLCA or in any agreement set forth on Schedule 4.2(a) with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time, to survive the Mergers and to continue in full force and effect until the sixth anniversary of the Closing Date; provided that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing Date until the sixth anniversary thereof, the Charter Documents of the Surviving Entity and each of its Subsidiaries shall contain, and Parent shall cause such Charter Documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers and officers than are set forth in such Charter Documents as of immediately prior to the execution and delivery of this Agreement. However, the foregoing covenant under this Section 4.2 shall not apply to a Company Indemnified Party in its capacity as an Indemnifying Party based on a claim for indemnification made by an Indemnified Party pursuant to Article 7. For the avoidance of doubt, and notwithstanding any provision to the contrary contained in an agreement set forth on Schedule 4.2(a) of this Agreement, no Company Indemnified Party shall be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy.
(b)Parent shall, and shall cause the Surviving Entity to, maintain the Tail Policy in full force and effect, and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.
(c)If Parent or the Surviving Entity (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successor and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations of this Section 4.2.
(d)The provisions of this Section 4.2 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, charter, statute, by-law or agreement. This Section 4.2 shall survive the consummation of the Mergers, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Entity and Parent, and shall be enforceable by the Company Indemnified Parties (each of whom is an intended third party beneficiary of this Section 4.2); provided, that recourse shall first be against the Tail Policy until it is exhausted or is otherwise unavailable before recovery against the Surviving Entity shall take place.
4.3Public Information. With a view to making available to a Company Securityholder or any Person receiving Parent Shares the benefits of Rule 144 that permit a Company Securityholder or any Person to sell Parent Shares to the public without registration, Parent agrees, for so long as a Company Securityholder or any Person holds Parent Shares, to: (i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.
4.4Listing. Parent will use commercially reasonable efforts to continue the listing and trading of Parent Common Stock on the New York Stock Exchange and, in accordance therewith, will comply with Parent’s reporting, filing and other obligations under the bylaws and rules thereof. Parent shall use commercially reasonable efforts to cause to be listed, effective as promptly as practicable after the Closing, all Parent Shares on the New York Stock Exchange.
ARTICLE 5

ESCROW AGREEMENT AND EXCHANGE AGENT AGREEMENT
5.1Escrow Agreement. At the Closing, each of Parent, the Securityholder Representative and the Escrow Agent shall duly execute and deliver the Escrow Agreement.
5.2Exchange Agent Agreement. At the Closing, each of Parent and the Exchange Agent shall duly execute and deliver the Exchange Agent Agreement.
ARTICLE 6

CLOSING DELIVERABLES
6.1Member Deliverables. At the Closing, the Company shall deliver to Parent:
(a)fully executed Written Consents from Company Unitholders holding 100% of the Company Units;
(b)fully executed Joinder Agreements from all Securityholders; and
(c)fully executed and completed Investor Questionnaires from Company Securityholders holding 100% of the aggregate number of Company Units and Company Profits Interest Units.
6.2Employment Matters. The employment of any employee of the Company or the services of any independent contractor of the Company who has not accepted an offer of employment contained in an offer letter or signed a consulting agreement with Parent (or an Affiliate of Parent), shall have been terminated in accordance with Law by the Company, effective no later than immediately prior to the Effective Time and that each such non-continuing employee has delivered a general release of claims against Parent, the Company and their Affiliates, in form and substance reasonably satisfactory to Parent.
6.3Other Deliverables. At the Closing, the Company shall deliver to Parent:
(a)Closing Statement. The Closing Statement in accordance with Section 1.8.
(b)Good Standing Certificates. A certificate of good standing from the office of the Secretary of State of the State of Delaware and each other state or jurisdiction in which the Company is qualified to do business as a foreign corporation certifying, as of a date no more than five (5) Business Days prior to the Closing Date, that the Company is in good standing (or an equivalent status).
(c)Officer’s Certificate. A certificate dated as of the Closing Date, signed by an officer of the Company, certifying as to (i) an attached copy of the Charter Documents of the Company and stating that such Charter Documents have not been amended, modified, revoked or rescinded, (ii) an attached copy of the resolutions of the Governing Body of the Company evidencing the Manager Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded, and (iii) an attached copy of the Written Consents received from Company Unitholders, and stating that such Written Consents constitute the Member Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded, (iv) the results of the vote of the Company Unitholders with respect to the approval or disapproval of certain payments or benefits that, absent approval pursuant to such vote, (x) may not be deductible by reason of Section 280G of the Code or (y) may be subject to an excise tax under Section 4999 of the Code.
(d)Termination of Participation in TriNet 401(k) Plan. Evidence that participation of Company employees in the TriNet 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Governing Body of the Company.
(e)Transaction Expenses Invoice. Final invoices from any third party receiving payments from the Company in respect of any Transaction Expenses.
(f)Tax Forms. (i) A properly completed and executed IRS Form W-9 from each Company Securityholder (or if a Company Securityholder is a disregarded entity for income Tax purposes, its regarded owner) and any other recipient of a payment constituting Merger Consideration, Transaction Expenses, or other payment due pursuant to this Agreement and (ii) a properly executed statement, issued by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company certifying that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(g)Tail Policy. Evidence of the Company’s purchase of tail insurance coverage for the Company’s and its Subsidiaries’ directors, managers and officers, which shall provide such directors, managers and officers with coverage for six (6) years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”).

ARTICLE 7

SURVIVAL; INDEMNIFICATION
7.1Survival.
(a)If the First Merger is consummated, (i) the Company General Representations and the right of any Indemnified Party to bring a Company General Representation Claim, shall survive until the Expiration Date, and (ii) the Company Fundamental Representations and the right of any Indemnified Party to bring a Company Fundamental Representation Claim, shall survive until the sixth (6th) anniversary of the Closing Date; provided, however, that (x) no right to indemnification, compensation and reimbursement pursuant to this Article 7 in respect of any Claim based upon any failure of a representation or warranty to be true and correct that is set forth in a Claim Notice delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty and (y) no such expiration shall affect the rights of any Indemnified Party, under this Article 7 or otherwise, to seek recovery of Losses arising out of any Fraud, which rights will survive until the later of (1) the sixth (6th) anniversary of the Closing Date, or (2) the 90th day following the expiration of the statute of limitations applicable to such Fraud.
(b)If the First Merger is consummated, (i) the representations and warranties of Parent and the Merger Subs contained in this Agreement (other than the Parent Fundamental Representations) shall terminate at the Closing, and (ii) the Parent Fundamental Representations and the right to assert a claim in respect thereof shall survive until the Expiration Date; provided, however, that (x) no claim based upon any failure of a Parent Fundamental Representation to be true and correct that is asserted prior to the Expiration Date shall be affected by the expiration of such Parent Fundamental Representation and (y) no such expiration or termination shall affect the right to assert or maintain any claim arising out of any Fraud, which rights will survive until the later of (1) the sixth (6th) anniversary of the Closing Date, or (2) the 90th day following the expiration of the statute of limitations applicable to such Fraud.
(c)All covenants to be performed at or prior to the Closing shall terminate at the Closing.
(d)Each covenant of the Company, Parent or any Merger Sub that by its terms contemplates performance after the Closing (and, for the avoidance of doubt and notwithstanding Section 7.1(c), any obligation to pay or issue Merger Consideration) shall survive until the expiration of its term or the performance in full of the undertaking set forth therein.
7.2Indemnification of the Indemnified Parties.
(a)Indemnification of Parent and the Other Indemnified Parties. From and after the Effective Time, each Indemnifying Party shall severally (based on each such Indemnifying Party’s Pro Rata Share), and not jointly, indemnify, defend and hold harmless each of Parent, the Surviving Company, the Surviving Entity and its and their Affiliates and its and their respective directors, officers and employees (each hereinafter referred to individually as an “Indemnified Party” and collectively as the “Indemnified Parties”) from and against, and compensate and reimburse each of the Indemnified Parties for, any and all Losses incurred, suffered or accrued by an Indemnified Party, directly or indirectly, and whether arising out of a third party claim or a direct claim, to the extent arising out of, related to or in connection with:

(i)any inaccuracy in or breach of a representation or warranty made by the Company in this Agreement;
(ii)any inaccuracy or error in or omissions from the Closing Statement, or any inaccuracy in or breach of any certification made by or on behalf of the Company pursuant to Section 1.8, except to the extent that the value of a particular item underlying the calculation of the Adjusted Cash Consideration has been finally resolved pursuant to Section 1.8;
(iii)any Stakeholder Claim;
(iv)any Action pending, or threatened in writing that was received by the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries as of the Effective Time;
(v)any Pre-Closing Taxes to the extent not expressly taken into account in the calculation of Unpaid Pre-Closing Taxes;
(vi)any Fraud by or on behalf of the Company prior to the Closing in the negotiation, execution, delivery or performance of this Agreement or any Company Ancillary Agreement, or in connection with the Mergers or any of the transactions contemplated hereby or thereby; or
(vii)any matter referred to in Schedule 7.2(a)(vii) hereto.
7.3Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:
(a)Subject to Section 7.3(d), the maximum aggregate liability of the Indemnifying Parties for all Company General Representation Claims shall be the General Representation Cap.
(b)Subject to Section 7.3(d), in the case of any (A) Company Fundamental Representation Claim, or (B) Claim under any of clauses (ii) through (vii) of Section 7.2(a) ((A) and (B), collectively, “Special Matters”), the maximum aggregate liability of the Indemnifying Parties for all Claims for Special Matters (in the aggregate with the maximum aggregate liability for all General Representation Claims) shall be the value of the Merger Consideration actually paid to the Company Securityholders (inclusive of the Indemnity Escrow Amount, Expense Fund and any Restricted Stock Amounts, and, subject to Section 7.9, inclusive of any portion of the Earnout Amount and any portion of the Adjustment Holdback Amount that is actually paid to the Company Securityholders).
(c)Subject to Section 7.3(d), the aggregate liability of any Indemnifying Party for all Claims under Section 7.2(a) shall be capped at an amount equal to the value of the portion of the Merger Consideration actually paid to such Indemnifying Party pursuant to Section 1.4 (inclusive of the Indemnity Escrow Amount and Expense Fund, and, subject to Section 7.9, inclusive of any portion of the Earnout Amount and any portion of the Adjustment Holdback Amount that is actually paid to such Indemnifying Party) (it being understood and agreed that with respect to Indemnifying Parties that are holders of Aggregator Units, the value of the portion of the Merger Consideration actually paid to such Indemnifying Party pursuant to Section 1.4 shall be deemed to be such Indemnifying Party’s Aggregator Pro Rata Share of the portion of the Merger Consideration distributed by the Aggregator to the holders of the Aggregator Units in accordance with the Aggregator’s Acknowledgement Agreement).
(d)Notwithstanding anything herein to the contrary, there shall be no maximum liability with respect to Fraud for any Indemnifying Party who committed, or had actual knowledge prior to the Closing of, such Fraud.
(e)For the purposes of determining the amount of any Losses arising out of any inaccuracy or breach of a representation or warranty herein (but not for purposes of determining whether any such inaccuracy or breach exists or has occurred), the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect”, or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation or warranty), other than the representations and warranties set forth in the first sentence of Section 2.11. Notwithstanding the foregoing, this Section 7.3(e) shall not change the meaning of “Company Material Contract.”
(f)In no event shall any Indemnifying Party be responsible or liable under this Article 7 for Losses in respect of punitive or exemplary damages, except for those awarded to a third party in connection with a Third-Party Claim. The Indemnified Parties hereto acknowledge the applicability of the common law duty to mitigate damages. The amount of any Losses for which indemnification is provided under this Article 7 shall be reduced by an amount equal to the amount of any proceeds actually received by the Indemnified Party (or any of its Affiliates) from any third-party (including any insurer) for such Losses (after giving effect to any deductible or retention or increase in premium reasonably demonstrated to result therefrom and net of any costs, Taxes and reasonable out-of-pocket expenses of recovery or collection thereof). Neither Parent nor any Indemnified Party shall have any obligation to obtain insurance coverage from any third parties (other than the Tail Policy) with respect to any particular matter for which it may be entitled in connection with any Losses it incurs but will use commercially reasonable efforts to recover such Losses from Parent’s existing insurance policies and from other Persons under any existing Contracts and any recovery will be only after giving effect to any deductible or retention or increase in premium reasonably demonstrated to result therefrom and net of any costs, Taxes and reasonable out-of-pocket expenses of recovery or collection thereof. If any Indemnified Party (or any of its Affiliates) receives any insurance payment or other recovery form any third party in connection with any Claim for which it has already received an indemnification payment (whether in the form of cash or shares of Parent Common Stock) under this Article 7, it shall pay to each Indemnifying Party, within ten (10) days of receiving such insurance payment or other recovery from any third party, an amount equal to such Indemnifying Party’s Pro Rata Share of the excess of (x) the amount previously received by the Indemnified Party under this Article 7 with respect to such Claim plus the amount of the insurance payments from any third-party insurer (after giving effect to any deductible or retention or increase in premium reasonably demonstrated to result therefrom and net of any costs, Taxes and reasonable out-of-pocket expenses of recovery or collection thereof) or other recoveries from any third party received, over (y) the amount of Losses with respect to such Claim which the Indemnified Party has become entitled to receive under this Article 7
(g)If an Indemnified Party’s Claim under this Section 7.3 may be properly characterized in multiple ways in accordance with this Section 7.3 such that such Claim may or may not be subject to different caps, time limitations, and other limitations depending on such characterization, then such Indemnified Party shall have the right to characterize such matter in a manner that maximizes the recovery and time to assert claims permitted in accordance with this Article 7.

(h)No Indemnified Party shall be entitled to double recovery for any indemnifiable Losses even though such Losses may be recoverable under more than one provision of Section 7.2(a) (and, for the avoidance of doubt, the amount of any Losses indemnifiable pursuant to this Article 7 shall be calculated net of the amount of such Losses to the extent taken into account in the calculation Adjusted Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with Section 1.8)).
(i)No Losses may be recovered under Section 7.2(a)(i) in respect of any Company General Representation Claim until such Losses exceed $204,375 in the aggregate (the “Basket Amount”), at which time the Indemnified Parties shall be entitled to recover in accordance with this Article 7 all such Losses, inclusive of those Losses that comprise the Basket Amount.
7.4Claim Notice. If Parent, acting on its own behalf or on behalf of any of the other Indemnified Parties, wishes to assert a Claim, Parent shall deliver written notice thereof, executed by a Representative of Parent (a “Claim Notice”), to the Securityholder Representative (and no Claim may be asserted except in the manner provided in this Section 7.4). The Claim Notice shall set forth: (a) that an Indemnified Party has incurred, suffered or accrued, or reasonably believes it may have to incur, suffer or accrue Losses for which such Indemnified Party is entitled to indemnification under this Article 7; (b) the actual or estimated amount of such Losses to the extent known or reasonably estimable (which, in the case of Losses not yet incurred, suffered or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, suffered or accrued or may be the amount of Losses claimed by a third party in a Third-Party Claim); and (c) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on such Indemnified Party’s belief thereof. A Claim Notice may be updated and amended from time to time by Parent by delivering an updated or amended Claim Notice to the Securityholder Representative, so long as such update or amendment only asserts bases for Losses reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice. All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied. Notwithstanding the foregoing, no Claim Notice with respect to a breach of a representation, warranty, covenant or agreement (or any certificate with respect thereto) may be delivered following the expiration of the survival period with respect to such representation, warranty, covenant or agreement (or the right to bring a claim with respect thereto) provided for in Section 7.1.
7.5Resolution of Claim Notice.
(a)Uncontested Claims. If, within thirty (30) days after a Claim Notice is delivered to the Securityholder Representative (such 30-day period, the “Objection Period”), the Securityholder Representative either consents in writing to the Claim Notice, or does not contest all or any portion of such Claim Notice in writing to Parent as provided in Section 7.5(b), then the Securityholder Representative shall be conclusively deemed to have agreed, on behalf of all Indemnifying Parties, to the recovery by each applicable Indemnified Party of the full amount of Losses (or, if a portion of the Claim Notice is contested, the uncontested portion thereof) (subject to the limitations contained in Section 7.3) specified in the Claim Notice, including recovery by Parent of all or a portion of the Indemnity Escrow Amount to satisfy such Losses and the recovery from the Indemnifying Parties of any amounts in excess of the Indemnity Escrow Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties for such amount in any court having jurisdiction over the matter where venue is proper.

(b)Contested Claims. If, during the Objection Period, the Securityholder Representative delivers to Parent a written notice contesting all or any portion of a Claim Notice (the contested portion, a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Securityholder Representative or (ii) in the absence of such a written settlement agreement within 30 days following receipt by Parent of the written notice of a Contested Claim (or such longer period as agreed in writing by Parent and the Securityholder Representative), in accordance with the terms and provisions of Section 7.5(c).
(c)Resolution of Contested Claims. If Parent and the Securityholder Representative do not enter into a written settlement agreement resolving a Contested Claim during the period contemplated by Section 7.5(b)(ii), either Parent or the Securityholder Representative may bring suit in accordance with Section 9.1 to resolve the Contested Claim. Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. Notwithstanding the foregoing, if Parent and the Securityholder Representative mutually agree in their sole discretion, Parent and the Securityholder Representative may submit a Contested Claim to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
(d)Payment of Claims. If any Losses are determined, agreed or deemed agreed to be owed to any Indemnified Party in accordance with this Section 7.5 (such amount, the “Owed Amount”), then (A) first, Parent shall be entitled to recover such amount from the Indemnity Escrow Amount with a value equal to the Owed Amount, and (B) second, if the amounts remaining in the Indemnity Escrow Amount are insufficient to cover the full Owed Amount, or if all of the Indemnity Escrow Amount has been previously released to by Parent or released to the Company Securityholders, then, subject to the limitations contained in Section 7.3, (i) if an Indemnifying Party is an Unaccredited Investor, such Indemnifying Party shall, within ten (10) Business Days following the date such Owed Amount is determined, pay an amount in cash equal to such Indemnifying Party’s Pro Rata Share of the Owed Amount (or the remaining portion thereof), or (ii) if an Indemnifying Party is an Accredited Investor, such Indemnifying Party shall, within ten (10) Business Days following the date such Owed Amount is determined, pay an amount in cash and/or contribute a number of Parent Shares to Parent equal to such Indemnifying Party’s Pro Rata Share of the Owed Amount (or the remaining portion thereof) (valuing such Parent Shares at the Reference Price, with the amount attributable to any fractional shares to be paid in cash), with the amount of cash paid and number of Parent Shares contributed being determined by the Indemnifying Party in its sole discretion. The Securityholder Representative hereby agrees to give notice to each Indemnifying Party of such payment obligation within three (3) Business Days of such determination, agreement or deemed agreement; provided, however, that the Securityholder Representative’s obligation to notify each Indemnifying Party of any such payment obligation shall be satisfied upon transmission of email notice to the email addresses included in the Closing Statement.
7.6Defense and Settlement of Third-Party Claims. In the event Parent receives notice of the assertion or commencement of any claim or action made or brought by a third party that Parent in good faith believes may result in a Claim by or on behalf of an Indemnified Party (a “Third-Party Claim”), Parent shall promptly notify the Securityholder Representative of such Third-Party Claim; provided, that any failure to provide such prompt notification shall not relieve the Indemnifying Parties of their indemnification obligations, except and only to the extent that the Indemnifying Parties are actually and materially prejudiced thereby. Parent shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim, and the Securityholder Representative shall be entitled, on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. The Securityholder Representative shall have the right to receive copies of all pleadings, notices and communications received from such third party by the Indemnified Parties with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege with respect to Parent or any Indemnified Party. The reasonable and documented out-of-pocket costs and expenses incurred or paid by any Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) of any Third-Party Claim are recoverable as Losses pursuant to this Article 7 regardless of the outcome of such Third-Party Claim (but only if indemnification is owed in respect of Losses arising from such Third-Party Claim pursuant to Section 7.2(a)), subject to the limitations on recovery in Section 7.3. Notwithstanding anything to the contrary, in the event of settlement or other resolution by Parent of any Third-Party Claim, the amount paid in such settlement or resolution (the “Settlement Amount”) shall not be determinative and binding upon the Indemnifying Parties as to the existence or amount of Losses recoverable pursuant to this Article 7 with respect thereto unless the Securityholder Representative has consented (such consent not to be unreasonably conditioned, withheld or delayed) in which case the Settlement Amount for such settlement or resolution shall be Losses for which Parent and/or the affected Indemnified Party are entitled to be indemnified, compensated and reimbursed hereunder to the extent the underlying matter is indemnifiable pursuant to Section 7.2, subject to the limitations in Section 7.3). If the Securityholder Representative has consented to any such Settlement Amount, the Indemnifying Parties shall have no power or authority to object under any provision of this Article 7 to such Settlement Amount).
7.7Indemnity Escrow Arrangements.
(a)The Indemnity Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 1.6(b), and such deposit, together with any interest that may be earned thereon, will constitute an escrow fund to be governed by the provisions set forth herein and in the Escrow Agreement (the “Escrow Fund”), and the Indemnity Escrow Amount will be available to indemnify, compensate and reimburse the Indemnified Parties for any Losses for which they are entitled to recover in accordance with the terms of this Article 7.
(b)No later than the second (2nd) Business Day following the Expiration Date, Parent and the Securityholder Representative will deliver a Joint Instruction to the Escrow Agent to release to the Company Securityholders all amounts then held in the Escrow Fund less the portion of the Indemnity Escrow Amount having a value equal to the amount that Parent reasonably determines may be necessary to satisfy all unresolved, unsatisfied or Contested Claims specified in any Claim Notices delivered to the Securityholder Representative before the Expiration Date (collectively, “Unresolved Claims”, and such amount determined by Parent, the “Unreleased Escrow Amount”). If there are any Unresolved Claims as of the Expiration Date, then the Escrow Agent shall retain possession and custody of the Unreleased Escrow Amount; provided that (i) no later than the second (2nd) Business Day following the resolution of any Unresolved Claim, Parent and the Securityholder Representative will deliver a Joint Instruction to the Escrow Agent to release to the Company Securityholders the excess (if any) of the portion of the Unreleased Escrow Amount attributable to such Unresolved Claim over the amount (if any) required to satisfy any amount owed to the Indemnified Parties pursuant to such resolution and (ii) no later than the second (2nd) Business Day following the resolution of last remaining Unresolved Claim, Parent and the Securityholder Representative will deliver a Joint Instruction to the Escrow Agent to release all amounts then held in the Escrow Fund to the Company Securityholders less any amount owed to the Indemnified Parties pursuant to the resolution of such last remaining Unresolved Claim.

(c)Each delivery of any portion of the Escrow Fund to Company Securityholders pursuant to Section 7.7(b) shall be made in proportion to the Company Securityholders’ respective Pro Rata Shares of the portion of the Escrow Fund being delivered.
(d)For purposes of this Article 7 and Article 8, each share of Parent Common Stock shall be deemed to have a value equal to the Reference Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to the shares of Parent Common Stock after the Agreement Date).
7.8Payment of Indemnity Escrow Amount. With respect to any portion of the Indemnity Escrow Amount to be released to the Company Securityholders pursuant to Section 7.7, unless the Securityholder Representative provides updated payment delivery instructions, each delivery of any portion of the Indemnity Escrow Amount to a particular Company Securityholder shall be effected in accordance with the payment delivery instructions set forth in such Person’s Letter of Transmittal.
7.9Right to Satisfy Indemnification Claims by Reducing Earnout Amounts.
(a)Subject to the applicable limitations in Section 7.3, Parent is expressly authorized to set off any Losses for which it is entitled to indemnification hereunder as finally determined pursuant to the final resolution of the claims set forth in any Claim Notice pursuant to Section 7.4 (and for any portion of the Post-Closing Deficit Amount not previously satisfied pursuant to Section 1.8) against any Earnout Amount due and issuable, if any.
(b)Notwithstanding Section 7.9(a), if at the time any Earnout Amount becomes due and payable, (i) there shall be any outstanding Claim Notice, and (ii) the amount of Losses that Parent reasonably anticipates to be entitled to in satisfaction of the claims set forth therein (such estimated amount for all pending claims, collectively, the “Anticipated Losses”) exceeds the remaining amount of the Indemnity Escrow Amount that is then available to satisfy indemnification claims, then (A) at Parent’s election, the amount of the Earnout Amount to be paid at such time may be withheld by Parent in an aggregate amount equal to the amount of the Anticipated Losses (valuing Parent Shares that comprise the Earnout Amount at the Reference Price) (the aggregate amount of all Anticipated Losses so withheld, the “Retained Loss Amount”), pending the final resolution of such unresolved indemnification claim in accordance with this Agreement, (B) Parent shall, with respect to the remaining portion of the Earnout Amount (i) instruct the Transfer Agent to issue the applicable number of shares of Parent Common Stock (for Accredited Investors) and (ii) deliver to the Exchange Agent the applicable amount of cash (for Unaccredited Investors), each in accordance with Sections 1.14(e)(i), 1.14(e)(ii), and 1.14(e)(iii), and (C) Parent shall promptly provide the Securityholder Representative with written notice of any Earnout Amount pursuant to this Section 7.9(b).
(c)Following the final resolution pursuant to this Agreement of any indemnification claim for which a Retained Loss Amount was retained, (i) if Parent has been finally determined pursuant to such resolution to have suffered aggregate indemnifiable Losses under this Article 7 with respect to such indemnification claim in amount less than the Retained Loss Amount attributable to such indemnification claim after taking into account the amount of Losses to be satisfied from the Indemnity Escrow Amount and any Losses for which indemnification has already been provided under this Article 7, then Parent shall, within ten (10) calendar days of such final resolution, (i) instruct the Transfer Agent to issue a number of shares of Parent Common Stock (for Accredited Investors) and (ii) deliver an amount of cash to the Exchange Agent (for Unaccredited Investors) comprising the Earnout Amount equal to the portion of the Retained Loss Amount that was not used to satisfy such indemnifiable Loss and that is not necessary in Parent’s reasonable judgment to satisfy any other pending indemnification claim for which Parent provided the requisite notice to the Securityholder Representative in accordance with Sections 1.14(e)(i), 1.14(e)(ii), and 1.14(e)(iii) (valuing Parent Shares at the Reference Price), and (ii) if Parent has been finally determined pursuant to such resolution to have incurred, suffered or accrued aggregate indemnifiable Losses under this Article 7 with respect to such indemnification claim in an amount less than, equal to, or greater than such Retained Loss Amount (after taking into account the amount of such Losses to be satisfied from the Indemnity Escrow Amount and any such Losses for which indemnification has already been provided under this Article 7), then Parent shall be entitled to set-off and permanently retain a number of shares of Parent Common Stock comprising the Earnout Stock Consideration in an amount equal to such Retained Loss Amount attributable to such indemnification claim (or the applicable portion thereof to the extent that the finally-determined aggregate indemnifiable Losses (less any portion thereof to be satisfied from the Indemnity Escrow Amount or for which indemnification has already been provided under this Article 7) are less than such Retained Loss Amount) (valuing such Parent Shares at the Reference Price). For the avoidance of doubt, if the final amount of Losses for such indemnification claim exceeds the aggregate amount by which such Earnout Stock Consideration was set-off and permanently retained, then, subject to the applicable limitations in Section 7.3, Parent shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Article 7.
(d)For the avoidance of doubt, the number of shares of Parent Common Stock Parent is entitled to set off pursuant to Section 7.9 shall be determined in accordance with Section 7.7(d).
7.10Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Party pursuant to any indemnification, compensation or reimbursement obligations under this Article 7 or pursuant to Article 8 will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.
7.11No Right of Contribution. No Indemnifying Party nor the Securityholder Representative acting on his, her or its behalf shall make any claim for or be entitled to indemnification, compensation, reimbursement or contribution from Parent, the Company, any of their respective Affiliates, or any successor or assign of any of the foregoing, with respect to any Claims to the extent that any Indemnified Party is entitled to indemnification under this Article 7 for such Claim.
7.12Exclusive Remedy. Following the Closing, except for (a) claims for Fraud against any Indemnifying Party who committed or had actual knowledge prior to the Closing of such Fraud and (b) claims for equitable relief, the rights to indemnification, compensation and reimbursement under this Article 7 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties with respect to this Agreement, including for breaches of the representations, warranties, covenants and agreements set forth in this Agreement, or any of the transactions contemplated hereby. Nothing in this Section 7.12 shall be deemed to limit the rights or remedies of any Indemnified Party under any Contract, other than this Agreement, entered into by Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby, including any Joinder Agreement, any Investor Questionnaire, any Employment Document, any Non-Competition Agreement, or any Restricted Stock Agreement (and, notwithstanding Section 7.13 or anything else to the contrary, the Securityholder Representative shall not have any authority with respect to any such Contract).

7.13Appointment of Securityholder Representative.
(a)By voting in favor of the adoption of this Agreement, executing and delivering a Joinder Agreement or participating in the Mergers and receiving the benefits thereof, each Securityholder shall be deemed to have approved the designation of and hereby designates the Securityholder Representative as the representative of the Securityholders and as the attorney-in-fact and agent for and on behalf of each Securityholder with respect to Claims under this Article 7 and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholder Representative under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Securityholder) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent and any other applicable Indemnified Party to be indemnified, compensated or reimbursed for Losses, including through the release to Parent of all or any portion of the Indemnity Escrow Amount or through set-off or direct recovery from Securityholders, in satisfaction of Claims by Parent or any other Indemnified Party pursuant to this Article 7, (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) Claims by Parent or any other Indemnified Party pursuant to this Article 7 or (B) any dispute between any Indemnified Party and any such Securityholder, in each case, relating to this Agreement or any of the transactions or other matters contemplated hereby, (iv) agree to, negotiate and/or comply with the determination of the Adjusted Cash Consideration pursuant to Section 1.8 and (v) take all actions necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing. The Securityholder Representative shall have authority and power to act on behalf of each Securityholder with respect to the disposition, settlement or other handling of all Claims under this Article 7 and all rights or obligations arising under this Article 7. The Securityholders and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Securityholder Representative in connection with this Agreement, including Article 7 and the Escrow Agreement, and Parent and the other Indemnified Parties shall be entitled to rely on any such action or decision of the Securityholder Representative. The Securityholders recognize and intend that the power of attorney granted in this Section 7.13(a) and the powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (1) are coupled with an interest and are irrevocable (subject to Section 7.13(b)); (2) may be delegated by the Securityholder Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Securityholders and shall be binding on any successor thereto. Each Securityholder (x) agrees that all actions taken by the Securityholder Representative under this Agreement shall be binding upon such Securityholder and such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement. The Securityholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Securityholder Representative may engage attorneys, accountants and other professionals and experts. The Securityholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith. Parent may conclusively rely, without independent verification or investigation, upon any action of the Securityholder Representative taken in connection with this Agreement, including Article 7 and the Escrow Agreement as being the binding decision or action of the Securityholders, and Parent shall not be liable to any Securityholder or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Securityholder

Representative taken in connection with this Agreement, including Article 7 and the Escrow Agreement.
(b)The Person serving as the Securityholder Representative may be replaced (including as a result of such Person’s resignation) from time to time by the holders of a majority in interest of the Merger Consideration payable to the Securityholders. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall receive no compensation for his, her or its services. Notices or communications to or from the Securityholder Representative shall constitute notice to or from each of the Securityholders.
(c)In performing the functions specified in this Agreement, the Securityholder Representative shall not be liable to any Securityholder in the absence of gross negligence or willful breach on the part of the Securityholder Representative. Each Indemnifying Party shall severally (based on each such Indemnifying Party’s respective Pro Rata Share), and not jointly, indemnify and hold harmless the Securityholder Representative from and against any loss, liability or expense incurred without gross negligence or willful breach on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Securityholder Representative (together, the “Securityholder Representative Expenses”).
(d)The Securityholder Representative represents and warrants to Parent and the Merger Subs as of the Agreement Date and as of the Closing Date as follows: (i) the Securityholder Representative is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite limited liability company power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder, (ii) the execution, delivery and performance by the Securityholder Representative of this Agreement and any other applicable Contract, instrument or document contemplated hereby have been duly and validly authorized by the Securityholder Representative and no other limited liability company act or proceeding on the part of the Securityholder Representative or its equity holders is necessary to authorize the execution, delivery or performance by the Securityholder Representative of this Agreement or any other applicable Contract, instrument or document contemplated hereby, (iii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Securityholder Representative and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of the Securityholder Representative, enforceable in accordance with its terms and (iv) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Securityholder Representative nor the consummation of the Mergers will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Securityholder Representative, or, except as would not reasonably be expected to be material to the Securityholder Representative, any applicable Law or Contract to which the Securityholder Representative or its assets or properties is bound.
(e)The Securityholder Representative shall not be paid any fee for services to be rendered hereunder but shall be reimbursed for the Securityholder Representative Expenses. The Securityholder Representative shall use the Expense Fund to pay any expenses incurred by the Securityholder Representative. If the remaining Expense Fund is insufficient to pay any Securityholder Representative Expenses, such Securityholder Representative Expenses shall be paid or reimbursed from the first proceeds from any cash portions of the Merger Consideration otherwise available for distribution to the Securityholders. Upon the good faith determination of the Securityholder Representative that retaining any portion of the Expense Fund is no longer necessary, the Securityholder Representative shall deliver any then remaining portion of the Expense Fund to the Exchange Agent, which will (and which Parent will cause to) promptly pay to each Company Unitholder and the Aggregator its Expense Fund Sharing Percentage of any such amounts so delivered. The Securityholder Representative shall hold, invest (to the extent the Securityholder Representative elects to invest) and disburse the Expense Fund in trust for all of the Securityholders and the Expense Fund shall not be used for any other purpose. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by each Company Unitholder and the Aggregator at the time of Closing.
ARTICLE 8

TAX MATTERS
8.1Tax Returns.
(a)Following the Closing Date, except as set forth in Section 8.1(d), the Securityholder Representative, at the Company Securityholders’ cost and expense shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date that are required to be filed (taking into account extensions) after the Closing Date for which the results of operations reflected on such Tax Returns are required to be reported in whole or in part on the Tax Returns of the Company Securityholders or any direct or indirect owner of the Company Securityholders (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1) due to the status of any such entity as a disregarded entity or partnership for income Tax purposes (“Pass-Through Tax Returns”). All such Pass-Through Tax Returns shall be prepared by treating items on such Pass-Through Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by this Agreement or by applicable Law. At least twenty five (25) days prior to filing any such Pass-Through Tax Returns (or as soon as reasonably practicable following Closing to the extent the due date (including extensions) for such Pass-Through Tax Return is within twenty five (25) days after Closing), the Securityholder Representative shall submit a copy of any such Pass-Through Tax Return, along with supporting work papers, to Parent. Parent shall be entitled to comment on such Pass-Through Tax Returns and the Securityholder Representative shall consider such comments in good faith. If the Securityholder Representative does not receive comments from Parent at least five (5) days prior to the filing of such Pass- Through Tax Returns, Parent shall be deemed to have no comments to such Pass-Through Tax Returns.
(b)Following the Closing Date, Parent shall prepare and file, or cause to be prepared and filed, at Parent’s cost and expense, all Tax Returns that are not Pass-Through Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to Pre-Closing Tax Periods. Parent shall permit the Securityholder Representative, at the Company Securityholders’ expense, to review and comment on each such Tax Return that reflects a material amount of Tax for which the Indemnifying Parties would be liable pursuant to his Agreement at least twenty five (25) days prior to filing (or as soon as reasonably practicable following Closing to the extent the due date (including extensions) for such Tax Return is within twenty five (25) days after Closing). The Securityholder Representative shall be entitled to comment on such Tax Returns and Parent shall consider such comments in good faith. If Parent does not receive comments from the Securityholder Representative at least five (5) days prior to the filing of such Tax Returns, the Securityholder Representative shall be deemed to have no comments to such Tax Returns.

(c)Not later than five (5) days prior to the due date of the payment of Taxes on any Tax Returns which Parent has the responsibility to cause to be filed pursuant to Section 8.1(b), without duplication of, or prejudice to, the Indemnified Parties’ rights to indemnification, compensation and reimbursement under Section 7.2(a), Parent shall be entitled to permanently retain a portion of the Indemnity Escrow Amount with a value equal to the amount of Taxes shown as due on such Tax Returns, to the extent such amount was not expressly taken into account in the calculation of the Unpaid Pre-Closing Taxes, Adjusted Cash Consideration, otherwise in the purchase price as reasonably determined by Parent.
(d)No later than fifteen (15) days after the Closing, the Securityholder Representative shall prepare and deliver to Parent for its review and approval a draft IRS Form 8937 completed with respect to the Mergers. The Securityholder Representative shall make any revisions to such draft IRS Form 8937 as may be reasonably requested by Parent. The Securityholder Representative shall be responsible for timely filing the IRS Form 8937 as approved by Parent and delivering copies of the IRS Form 8937 to the Company Securityholders as required by applicable Law.
8.2Cooperation. Parent and the Securityholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Securityholder Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent, the Company and the Securityholder Representative shall each retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Securityholder Representative be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or its Affiliates (other than Tax Returns of the Company for Pre-Closing Tax Periods).
8.3Tax Audits.
(a)If notice of any Action or threatened Action with respect to Taxes of the Company or its Subsidiaries (a “Tax Claim”) shall be received by any party for which any other party may reasonably be expected to be liable, the notified party shall notify such other party or parties in writing of such Tax Claim; provided, however, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification, compensation and reimbursement obligations under Article 7 or this Article 8 except to the extent that such other party is actually and materially prejudiced thereby. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 8.3 directly conflicts with any provision of Article 7, this Section 8.3 shall govern.
(b)The Securityholder Representative shall have the right to control the conduct of any Tax Claim with respect to any Pass-Through Tax Returns of the Company or any of its Subsidiaries (a “Pass-Through Tax Claim”). The Securityholder Representative shall (i) keep Parent reasonably informed of all material developments on a timely basis, (ii) provide to Parent copies of any and all material correspondence from any Governmental Authority related to such Pass-Through Tax Claim, (iii) provide Parent with the opportunity to attend conferences with the relevant Governmental Authority (if reasonably practical) and (iv) not settle, adjust or otherwise resolve such Pass-Through Tax Claim without the consent of Parent (such consent not to be unreasonably withheld conditioned or delayed).

(c)Parent shall have the right to control the conduct of any Tax Claim other than a Pass-Through Tax Claim. To the extent a Tax Claim is controlled by Parent and relates to Taxes attributable to a Pre-Closing Tax Period, Parent shall (i) keep the Securityholder Representative reasonably informed of all material developments on a timely basis, (ii) provide to the Securityholder Representative copies of any and all material correspondence from any Governmental Authority related to such Tax Claim, (iii) provide the Securityholder Representative with the opportunity to attend conferences with the relevant Governmental Authority (if reasonably practical) and (iv) have the right to settle, adjust or otherwise resolve such Tax Claim without consent of the Securityholder Representative; provided, that, if such settlement or other compromise would give rise to a material amount of Taxes that would be (i) passed through to the Company Securityholders under applicable Law or (ii) subject to indemnification as Pre-Closing Taxes, Parent shall not settle, adjust or otherwise resolve such Tax Claim without the consent of the Securityholder Representative (such consent not to be unreasonably withheld conditioned or delayed).
(d)Notwithstanding anything herein to the contrary, to the extent requested by Parent, the parties and the Company Securityholders shall cooperate to cause the Company to make an election under Section 6226 of the Code with respect to any applicable Tax Claim. The parties agree that, with respect to all Tax Claims relating solely to taxable periods ending on or prior to the Closing Date with respect to which the Company was classified as a partnership for U.S. federal and/or applicable state income tax purposes, the parties shall cooperate to designate a “partnership representative” within the meaning of Section 6223 of the Code for the Company as chosen by Parent.
8.4Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by the Company Securityholders and fifty percent (50%) by Parent. The Securityholder Representative and the Company Securityholders agree to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts for which the Company Securityholders are so liable. The Securityholder Representative shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Company Securityholders.
8.5Refunds. The Company Securityholders shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Company attributable to Pre-Closing Tax Periods in excess of $25,000 that are received within two years of the Closing Date (the “Tax Refunds”). For the avoidance of doubt, Tax Refunds shall not include: (1) Tax Refunds that arise as a result of a Tax paid by the Company after the Closing Date and that is not a Tax for which the Parent has been fully indemnified or are Taxes included in the calculations of the Merger Consideration, (2) Tax Refunds that are required to be paid to a third-party pursuant to a contract in place as of the Closing, (3) Tax Refunds that were taken into account as an asset in calculating the Merger Consideration, or (4) Tax Refunds that are attributable to a carryback of an item from a taxable period (or portion thereof, in the case of a Straddle Period) beginning after the Closing Date Parent and its Affiliates shall cooperate with the Securityholder Representative in obtaining any refund to which the Company Securityholders are entitled under this Section 8.5. Parent shall promptly forward to or reimburse the Company Securityholders for any such refunds (including any interest paid thereon) due to the Company Securityholders after receipt thereof (or credit of such refund against other Taxes). In the event Parent, the Company or any of their Affiliates is required to return to a taxing authority any such Tax Refunds the Company Securityholders received pursuant to this Section 8.5, the Company Securityholders shall deliver and pay over to Parent by wire transfer of immediately available funds such Tax Refunds.
8.6Post-Closing Actions. To the extent such action would give rise to (i) any additional Taxable income passed through to the Company Securityholders under applicable Law or (ii) any Taxes subject to indemnification as Pre-Closing Taxes, Parent shall not (and shall not cause or permit any Company or any of its Subsidiaries to) amend, re-file or otherwise modify any Tax Return or Tax election, initiate any voluntary disclosure, or agree to the waiver or any extension of the statute of limitations, in each case, for the Company or any of its Subsidiaries with respect to any Taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld or delayed).
ARTICLE 9

MISCELLANEOUS
9.1Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 7.5), and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined only in the Court of Chancery of the State of Delaware, New Castle County or the United States District Court for the District of Delaware (and no such action, suit or proceeding shall be brought in any other court); provided, that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.8 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the courts of the State of Delaware in accordance with this Section 9.1, and the parties hereby agrees to waive any objection to such venue of any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.
9.2Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may, upon prior written notice to the Securityholder Representative, assign this

Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise) without the prior consent of any other party hereto; provided that no such assignment shall relieve any Person of any liability or obligation.
9.3Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.
9.4Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.
9.5Other Remedies.
(a)Except as otherwise expressly provided herein (including Section 7.12), any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.
(b)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy for any such damage. The parties hereto agree that the parties shall be entitled to equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.
9.6Amendments and Waivers.
(a)This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the members of the Company and Merger Sub I.
(b)At any time after the Effective Time, the Securityholder Representative (in the case of Parent, the Surviving Company or the Surviving Entity) or Parent (in the case of the Securityholder Representative), may, to the extent not legally prohibited, (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. No single or partial exercise by a party hereto of its rights under this Agreement will be deemed to preclude any other or further exercise of such party’s rights under this Agreement.
9.7Expenses. Except as otherwise expressly provided herein, whether or not the Mergers are successfully consummated, each party shall bear its own respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Mergers and the transactions contemplated hereby, it being the intention of the parties that if the Mergers are consummated, the Unpaid Transaction Expenses be taken into account in calculating the Adjusted Cash Consideration as set forth herein and, to the extent not so taken into account, shall be Losses for which Parent is entitled to be indemnified, compensated and reimbursed for as and to the extent provided under Article 7. Notwithstanding anything to the contrary, Parent shall pay and be responsible for 50% of the costs and expenses owed to the Escrow Agent in connection with the transactions contemplated hereby.
9.8Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission (provided no “bounceback” or similar notice of non-delivery is received) if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by a reputable overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 9.8:
If to Parent or either Merger Sub or, following the Effective Time, the Company:
Forge Global Holdings, Inc.
4 Embarcadero Center
San Francisco, CA 94111
Attention: James Nevin; Legal Department
E-Mail: [***]
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
601 Marshall Street
Redwood City, California 94063
Attention: Stuart Ogg; Matthew B. Baudler
E-Mail: [***]

If, prior to the Effective Time, to the Company:
Accuidity, LLC
Two Newton Executive Park, Ste 104
2227 Washington St.
Newton, MA 02462
Attn: Mark DeNatale and Vincent Gubitosi
Email: [***]

with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
2100 Pennsylvania Avenue NW
Washington DC 20037
Attention:    Stephanie C. Evans
E-Mail:    [***]
If to the Securityholder Representative:
Kostka LLC
223 Bayville Road
Locust Valley NY 11560
Attn: Mark DeNatale and Vincent Gubitosi
Email: [***]

with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
2100 Pennsylvania Avenue NW
Washington DC 20037
Attention:    Stephanie C. Evans
E-Mail:    [***]
9.9WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10Interpretation; Rules of Construction. The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Schedule, Parent Disclosure Schedule and the Annexes, Exhibits and Schedules hereto), and when a reference is made in this Agreement to Annexes, Exhibits, Schedules, Sections or Articles, such reference shall be to an Annex, Exhibit or Schedule to, or Section or Article of, this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “either” and “or” are not exclusive and the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made to a specific law, act or statute, such reference shall include any regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including in the case of statutes by succession or comparable successor statutes; provided, that any reference to any agreement or instrument on the Company Disclosure Schedule, Parent Disclosure Schedule or on any Schedule to this Agreement shall not refer to any amendment, modification or supplement thereto unless expressly set forth in the Company Disclosure Schedule, Parent Disclosure Schedule or such other Schedule. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Any reference to any document or information having been “made available” by the Company shall only include any such document or information that has been posted in the Virtual Data Room by 5:00 p.m. Pacific Time on the Business Day prior to the execution of this Agreement and with respect to which the Company has not terminated the availability thereto by Parent and its Representatives prior to the Closing. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.11Disclosure Schedule.
(a)The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in any other Section of Article 2, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of a disclosure, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein.

(b)The parties agree that any reference in a particular Section of the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of Parent or the Merger Subs that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Parent and the Merger Subs that are contained in any other Section of Article 3, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of a disclosure, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein.
9.12Agreement Binding on the Parties; Third-Party Beneficiary Rights. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement; provided, that (a) the Indemnified Parties shall be third party beneficiaries of Article 7 and Article 8, (b) the Company Indemnified Parties shall be third party beneficiaries of Section 4.2, and (c) the Securityholders shall be third party beneficiaries of this Agreement (provided that only the Securityholder Representative, in its capacity as the representative, agent and attorney-in-fact of the Securityholders, shall be entitled to enforce the rights granted pursuant to this clause (c)).
9.13Public Announcement. Parent may issue a press release or other public announcements relating to the execution of this Agreement, the Mergers or the other transactions contemplated hereby; provided, that Parent shall consult with the Company in advance of issuing the any such press release or public announcement and will consider in good faith any comments of the Company. Notwithstanding the foregoing, neither the Company nor the Securityholder Representative shall, and each shall cause its respective Affiliates and representatives not to, issue any press releases or make any public announcements or disclosures relating to this Agreement, the Mergers or the other transactions contemplated hereby without the prior written consent of Parent.
9.14Confidentiality.
(a)The parties acknowledge that the Company and Parent previously executed the Confidentiality Agreement, which, except as provided in the proviso to this sentence, will continue in full force and effect in accordance with its terms until the Effective Time, at which time, and without further action by any party hereto, it shall terminate and be of no further force and effect; provided, that nothing in the Confidentiality Agreement shall be deemed to restrict Parent’s or the Company’s rights under Section 9.13.
(b)Except as may be required by any applicable Law or otherwise required or requested by any Governmental Authority, the Securityholder Representative hereby agrees to hold this Agreement and the transactions contemplated hereby, and all confidential or proprietary information received by the Securityholder Representative in its capacity as the Securityholder Representative) with respect hereto or thereto or in connection herewith (including any confidential or proprietary information obtained with respect to any Claims), in confidence and not disclose the existence or terms hereof or any such confidential or proprietary information to any third party (other than the Securityholders or legal counsel or other advisors engaged by the Securityholder Representative, in each case solely to the extent necessary to perform its obligations hereunder and only if such Persons are subject to an obligation to keep such information confidential).

9.15Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
9.16Acknowledgement. The Company acknowledges and agrees that, other than with respect to Losses arising out of Fraud, under no circumstances shall Parent’s aggregate liability for Losses incurred by any Indemnifying Party arising out of any inaccuracies or breaches of Parent Fundamental Representations be an amount greater than the Merger Consideration that has been paid or issued to (or become payable or issuable to) Company Securityholders pursuant to Section 1.4 at any such applicable time (valuing Parent Shares at the Reference Price).
9.17Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)Effective as of the Effective Time, Parent hereby waives and agrees not to assert, and Parent agrees to cause the Surviving Company, the Surviving Entity and each Subsidiary of the Surviving Company or the Surviving Entity to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Effective Time of the Securityholder Representative, any Securityholder, any of their respective Affiliates or any officer, employee, manager or director of the Securityholder Representative or Securityholder (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) (each such matter, a “Post-Closing Representation”) by Wilmer Cutler Pickering Hale and Dorr LLP (“WH”). Parent hereby acknowledges and agrees that WH has represented the Company prior to the Closing in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”).
(b)Effective as of the Effective Time, Parent hereby agrees not to control or assert, and Parent agrees to cause the Surviving Company, the Surviving Entity and each Subsidiary of the Surviving Company or any Surviving Entity not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person or the Company or any of its Subsidiaries (including any officer, employee, manager or director of the Company or any of its Subsidiaries) during the Current Representation in connection with any Post-Closing Representation (a “Covered Communication”), and agrees not to access, use or rely on, and to cause the Surviving Company, the Surviving Entity and each Subsidiary of the Surviving Company or the Surviving Entity not to access, use or rely on, any such communications in each case in connection with any Post-Closing Representation, including in connection with a dispute with Parent, the Surviving Company, the Surviving Entity or any of their respective Affiliates (including, after the Effective Time, the Surviving Company, the Surviving Entity and each Subsidiary of the Surviving Company or the Surviving Entity), it

being the intention of the parties hereto that, notwithstanding anything to the contrary in this Agreement or the DLLCA, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person (or the Securityholder Representative, in the case of any such rights of any Person other than a Designated Person)); provided, however, that any such privilege or protection that would be transferred to or retained by (as applicable), or vested solely in, the Company in accordance with the foregoing shall, upon the Closing, be transferred to or retained by (as applicable) and vested solely in the Securityholder Representative. Parent agrees to take the steps necessary, and to cause the Surviving Company, the Surviving Entity and each Subsidiary of the Surviving Company or the Surviving Entity to take the steps necessary, to ensure that any such attorney-client privilege, work product protection or similar privilege or protection shall survive the Closing and the Effective Time, remain in effect and be afforded the treatment described in the immediately preceding sentence. No access following the Effective Time by Parent or any of its Affiliates (including the Surviving Company, the Surviving Entity and any Subsidiary of the Surviving Company or the Surviving Entity) to any Covered Communication shall waive or otherwise alter the rights of any Designated Person with respect to any Covered Communication and none of Parent, the Surviving Company, the Surviving Entity or any Subsidiary of the Surviving Company or the Surviving Entity shall, and each shall cause its Affiliates not to, use any Covered Communication or the contents of any Covered Communication in any dispute with any Designated Person in any matter involving this Agreement or any Transaction Document or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof).
[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
PARENT
FORGE GLOBAL HOLDINGS, INC.
By:    /s/ James Nevin
Name: James Nevin
Title: Chief Financial Officer
MERGER SUB I
MARGO MERGER SUB I, INC.
By:    /s/ James Nevin
Name: James Nevin
Title: Authorized Person
MERGER SUB II
MARGO MERGER SUB II, INC.
By:    /s/ James Nevin
Name: James Nevin
Title: Authorized Person

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
COMPANY
ACCUIDITY, LLC
By:    /s/ Mark DeNatale
Name: Mark DeNatale
Title: Member

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
SECURITYHOLDER REPRESENTATIVE
KOSTKA LLC
By:    /s/ Vincent Gubitosi
Name: Vincent Gubitosi
Title: Co-president

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A – CERTAIN DEFINITIONS
For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):
“Accelerator Fund GP” means DoD Accelerator Fund GP LLC, a Delaware limited liability company.
“Accredited Investor” means a Company Securityholder who either (i) completes, executes and delivers to the Company or Parent prior to the Closing an Investor Questionnaire certifying that such Company Securityholder is an “accredited investor” as set forth therein or (ii) is determined by Parent in its sole discretion prior to the Closing to be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest for (in each case other than this Agreement or any other offer, proposal or indication of interest by Parent or any Affiliate of Parent): (i) any acquisition or purchase by any Person of any Company Securities or any merger, consolidation, business combination or similar transaction involving the Company or any of its securities, (ii) any sale, lease, exchange, transfer, license, or disposition of 20% or more of the total consolidation assets of the Company in any single transaction or series of transactions (other than the sale of products of the Company or its Subsidiaries in the ordinary course of business), (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or (iv) any other transaction outside of the ordinary course of business the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Mergers or the other transactions contemplated hereby.
“Action” means any action, demand, claim, order, suit, litigation, proceeding (including any civil, criminal, administrative or appellate proceeding), arbitration, hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Advisory Client” means any Person to which the Company provides investment advisory services pursuant to an Advisory Agreement.
“Adjusted Cash Consideration” means (i) the Cash Consideration plus (ii) the amount by which the Estimated Closing Cash is greater than the Cash Target Amount (it being understood that such amount shall be deemed to be “0” if the Cash Target Amount is greater than the Estimated Closing Cash), plus (iii) the Estimated Closing Net Working Capital Surplus, if any, minus (iv) the Estimated Closing Indebtedness minus (v) the Estimated Unpaid Transaction Expenses minus (vi) the Estimated Unpaid Pre-Closing Taxes, minus (vii) the Estimated Closing Net Working Capital Shortfall, if any.
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“Adjustment Holdback Amount” means $[***]
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Company following the Effective Time and the Surviving Entity following the Second Effective Time. Notwithstanding anything to the contrary, none of the Aggregator, the Accelerator Fund GP, or any Fund shall be deemed an Affiliate of the Company (or an Affiliate of any Subsidiary of the Company); provided that (A) each Fund shall be deemed an Affiliate of the Company for purposes of Sections 2.1, 2.6, 2.8, 2.9(d) (but only the last two sentences of Section 2.9(d)), 2.14, 2.15 (but only subsections (a) through (c), (f), (g), (j), (k) and (q) of Section 2.15), 2.17, 2.20(c), 2.21, 2.22, 2.23, 2.24, 2.25 and 7.2(a)(iv) and (B) the Accelerator Fund GP shall be deemed an Affiliate of the Company for purposes of Article 2 and Section 7.2(a)(iv).
“Aggregator” means Accuidity Aggregator, LLC, a Delaware limited liability company,
“Aggregator Pro Rata Share” means, as to each holder of an Aggregator Unit as of immediately prior to the Effective Time, the quotient obtained by dividing (i) the aggregate number of Aggregator Units held by such holder as of immediately prior to the Effective Time by (ii) the aggregate number of Aggregator Units held by all holders as of immediately prior to the Effective Time. The aggregate Aggregator Pro Rata Shares of all holders of Aggregator Units shall equal 100%.
“Aggregator Unit” means a Unit (as defined in that certain Operating Agreement of the Aggregator, dated January 1, 2025).
“AI Technologies” means any and all artificial intelligence technologies and tools, including all generative artificial intelligence tools and technologies and all other deep learning, machine learning, and other artificial intelligence technologies, including (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning, and (b) proprietary artificial intelligence embedded in related hardware or equipment.
“Balance Sheet Date” means December 31, 2024.
“Books and Records” means all files, documents, instruments, papers, books and records relating to the Company, the business, operations or condition of the Company, or the Company’s properties and assets, including financial statements, payroll and human resources records, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share
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certificates and books, share transfer ledgers, Contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans, and environmental studies and plans.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or Wellesley, Massachusetts.
“Cash Consideration” means $10,000,000.
“Cash Target Amount” means $[***]
“Charter Documents” means, with respect to an entity, the (a) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership of such entity, (b) bylaws, limited liability company agreement, or limited partnership agreement of such entity, and (c) other equivalent or similar organizational documents of such entity.
“Claim” means a claim for indemnification, compensation or reimbursement for Losses under Article 7.
“Class B Unit Agreement” means, with respect to any Company Profits Interest Unit, the Class B Unit Agreement setting forth the terms of vesting and other terms and conditions applicable to such Company Profits Interest Unit.
“Closing Cash” means, without duplication and as of the Measurement Time, the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries (on a consolidated basis); provided, that Closing Cash shall (i) be calculated net of (a) all Restricted Cash, (b) outstanding checks, draws, ACH debits and wire transfers and (c) any cash overdrafts and (ii) include any inbound wires in transit and checks and drafts deposited for the account of the Company or any of its Subsidiaries; provided, however, that Closing Cash shall be calculated by reducing amounts held outside the United States by the costs and Taxes that would be incurred in repatriating such amounts to the United States.
“Closing Company Net Working Capital” means an amount equal to (i) the current assets of the Company and its Subsidiaries (on a consolidated basis) minus (ii) the current liabilities of the Company and its Subsidiaries (on a consolidated basis), in each case calculated in accordance with the Agreed Accounting Principles as of the Measurement Time. For purposes of calculating the Net Working Capital, (x) the current assets of the Company and its Subsidiaries shall exclude all cash and cash equivalents and Tax assets, if any, and (y) the current liabilities of the Company and its Subsidiaries shall exclude all Indebtedness, all Unpaid Transaction Expenses, and all Tax Liabilities.
“Closing Employee Payment” means any cash payment triggered by or that becomes due as a result of the Closing (excluding, for the avoidance of doubt and notwithstanding
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anything to the contrary, any payment contingent upon continued employment, or a change in employment status or employment conditions, following the Closing), whether due prior to, at or after the Closing owed pursuant to any management, employment, retention, bonus, change in control, paid-time off, severance, or other similar arrangement with any current or former director, officer, employee, independent contractor or any other service provider of the Company and/or its Subsidiaries and the employer portion of any associated employment, payroll or similar Tax (including any separation payment, contractual or otherwise, statutory severance payments or payments in lieu of notice, or any and all fees, costs and expenses incurred in connection with any COBRA continuation coverage, payable or related to any non-continuing employee); provided, however, that Parent Employee Obligations shall not be deemed to be Closing Employee Payments.
“Closing Indebtedness” means the total amount of the Indebtedness of the Company and its Subsidiaries (on a consolidated basis) as of the Measurement Time.
“Closing Net Working Capital Shortfall” means the amount by which the Closing Company Net Working Capital is less than the Target Company Net Working Capital; provided, that such amount shall equal $0 if the Closing Company Net Working Capital is greater than the Target Company Net Working Capital.
“Closing Net Working Capital Surplus” means the amount by which the Closing Company Net Working Capital is greater than the Target Company Net Working Capital; provided, that such amount shall equal $0 if the Closing Company Net Working Capital is less than the Target Company Net Working Capital.
“Closing Stock Consideration” means 1,150,000 shares of Parent Common Stock (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to share of Parent Common Stock occurring after the date hereof and prior to the issuance of the Closing Stock Consideration).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company AI Product” means any and all products and services of the Company previously offered, currently offered, or included in the Company’s product roadmap that employ or make use of AI Technologies.
“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.
“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Balance Sheet Date that is included in the Company Financial Statements.
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“Company Benefit Arrangement” means each: (i) employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, other equity-based plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, consulting agreement, compensation plan, program, agreement or arrangement, retention plan, change in control plan, program or arrangement, supplemental income arrangement, vacation or paid-time off plan, death, hospitalization, health and welfare and fringe benefit plan, retirement, postretirement or retiree welfare arrangement, educational or employee assistance plan, employee loan and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plan or arrangement providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such arrangement, or has any obligation to sponsor, contribute to or provide benefits under, for the benefit of any current or former employee, officer, director, independent contractor or other service provider of the Company (or their spouses, dependents, or beneficiaries) or with respect to which the Company has or may have any Liability or obligation.
“Company Business” means the business of the Company as presently conducted.
“Company Class A Unit” means the Class A Units of the Company as set forth in the Company LLC Agreement.
“Company Data” means all data, meta-data, or information (i) transmitted to the Company by users or customers of any Company’s products or Company Web Site, or (ii) contained in any IT Systems or other databases of the Company (including any and all Proprietary Information, listings and other content displayed or distributed on or through any Company Offering or Company Software) and all other information, data and compilations thereof used by, or necessary to the business of, the Company.
“Company Disclosure Schedule” means the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement.
“Company Financial Statements” means (i) the compiled statement of assets, liabilities and members’ equity – cash basis of the Company dated as of December 31, 2024 and December 31, 2023 and the compiled statements of revenues, expenses and members’ equity – cash basis of the Company for the years ended December 31, 2024 and December 31, 2023 and (ii) the statement of assets, liabilities and members’ equity – cash basis of the Company dated as of May 31, 2025 and the statements of revenues, expenses and members’ equity – cash basis of the Company for the five (5) month period ended May 31, 2025.
“Company Fundamental Representation Claim” means any Claim under Section 7.2(a)(i) with respect to any of the Company Fundamental Representations other than any such Claim involving Fraud.
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“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5(a)(i), 2.7 and 2.25.
“Company General Representation Claim” means any Claim under Section 7.2(a)(i) with respect to any of the Company General Representations other than any such Claim involving Fraud.
“Company General Representations” means the representations and warranties of the Company set forth in Article 2, other than Company Fundamental Representations.
“Company Intellectual Property Right” means any Technology and Intellectual Property Right that is owned, purported to be owned, used, held for use, or practiced by, developed by or for, or exclusively licensed to, the Company, including any Intellectual Property Right incorporated into or otherwise used, held for use, practiced in connection, or developed for any Company Offering or Company Data.
“Company LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 19, 2024.
“Company Material Contract” means (i) any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 2.10 or Section 2.12(a) (whether or not so listed), (ii) any Inbound License or Outbound License and (iii) any Equity-Related Agreement.
“Company Members” means the Company Unitholders and the Company Profits Interest Unit Holders.
“Company Offering” means (i) any Work of Authorship, product or service offered, licensed, provided, sold, distributed, manufactured, marketed, imported for resale, made available or otherwise exploited by or for the Company since its inception, and any Work of Authorship, product or service under design or development (or already designed or developed) by or for the Company, including any version or release of the foregoing, together with any related documentation, materials, or information, (ii) each Company Web Site, including any platform or other Company Software used for each Company Web Site, and (iii) the Company Data.
“Company Profits Interest Unit Holder” means a holder as of immediately prior to the Effective Time of any Company Profits Interest Units.
“Company Profits Interest Units” means the Class B Units of the Company as set forth in the Company LLC Agreement.
“Company Securities” means (i) membership interests of the Company, (ii) securities of the Company convertible into or exchangeable for membership interests of the Company and (iii) options or other rights to acquire from the Company, or other obligation of the Company to
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issue, any membership interests of the Company or securities convertible into or exchangeable for membership interests of the Company.
“Company Securityholders” means, collectively, the Company Unitholders and Company Profits Interest Unit Holders.
“Company Software” means all Software owned by or developed by or for the Company.
“Company Technology” means any and all Technology owned or purported to be owned, used, held for use, practiced by or developed by or for the Company, including any Technology incorporated into or otherwise used, held for use or practiced in connection with, or developed for any Company Offering.
“Company Units” means the Company Class A Units.
“Company Unitholder” means a holder as of immediately prior to the Effective Time of Company Units.
“Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of the Company, including the web site at www. accuidity.com and any online service made available by the Company.
“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, by and between Parent and the Company, dated as of September 4, 2024.
“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” “ransomware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (ii) damaging or destroying any data or file without a user’s consent.
“Continuing Employee” means each employee of the Company as of the Closing Date who continues employment with Parent or any of Parent’s Affiliates immediately following the Closing Date.
“Contract” means any contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders), whether written or oral, in each case that is legally binding.
“Copyleft License” means any license of Technology that provides, as a condition to the use, modification, or distribution of such licensed Technology, that such licensed Technology or
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any other Technology that is incorporated into, derived from, based on, linked to, or used or distributed or made available with such licensed Technology, be licensed, distributed, or otherwise made available (i) in a form other than binary or object code (e.g., in source code form), (ii) under terms that permit redistribution, reverse engineering or creation of derivative works or other modification or (iii) without a license fee. “Copyleft License” includes the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and any Creative Commons “sharealike” license.
“Copyright” means all rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto, including moral rights.
“Credentials” means any logins, passwords, IDs, user IDs, account IDs, tokens, entitlements, certificates, authorization codes or any other assigned data or code for access to or use of any Third-Party Platform.
“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, Tax lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim of title, exclusive license, option to obtain an exclusive license, or other encumbrance in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any legally permissible income or proceeds derived from any asset, any restriction on the legally permissible use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means, with respect to any Contract, limitations on enforcement and other remedies imposed by or arising under or in connection with (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting rights of creditors generally, and (ii) rules of law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies.
“Environmental Law” means any Law relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to any emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
“Equity-Related Agreement” means any agreement to which the Company is a party or is bound relating to the voting (including voting trusts and proxies) or purchase, sale or transfer of any Company Security, including the Company LLC Agreement.
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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Subsidiary of the Company and any entity that is, or at any applicable time was, a member of a group that includes the Company described in Section 414(b), (c), (m) or (o) of the Code or been considered a single employer with the Company under Section 4001(b)(1) of ERISA.
“Escrow Agent” means Truist Bank.
“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit H.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expense Fund” means an amount in cash equal to $100,000.
“Expense Fund Sharing Percentage” means, with respect to each Company Unitholder and the Aggregator, the percentage set forth opposite such Person’s name on Schedule A.
“Expiration Date” means the date that is fifteen (15) months following the Closing Date.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Foreign Government Official” means any officer or employee of a Governmental Authority or an Affiliate thereof (including any sovereign wealth fund) or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or an Affiliate thereof, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.
“Founder Group” means the [***].
“Founders” means [***].
“Fraud” means common law fraud (including the element of scienter) under Delaware law (but excluding constructive fraud or equitable fraud).
“GAAP” means United States generally accepted accounting principles as in effect for the applicable period or date.
“General Representation Cap” means $2,000,000.
“Governing Body” means the board of directors, board of managers (or management committee), or similar body (or concept) of any entity.
“Governmental Authority” means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth,
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province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, subdivision, court, arbitrator or other tribunal, in each case exercising legislative, judicial, taxing or regulatory powers), and includes, for the avoidance of doubt, FINRA.
“Immediate Family” means, with respect to any individual, such individual’s spouse or domestic partner, parents, grandparents, children, grandchildren, and siblings, including adoptive relationships and relationships through marriage, or any other relative of such individual that shares such individual’s home.
“Indebtedness” means, without duplication and as determined for the Company and its Subsidiaries on a consolidated basis, (i) all obligations (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company and its Subsidiaries for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business), (iii) all obligations of the Company or any of its Subsidiaries to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with the Agreed Accounting Principles, (iv) all outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities, (v) all obligations of the Company or any of its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance (other than a Permitted Encumbrance) existing on property owned by the Company or any of its Subsidiaries, (vii) all unpaid Wage Obligations, (viii) all deferred revenue of the Company and its Subsidiaries (which deferred revenue shall exclude management fees paid in advance), (ix) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on payment or prepayment (regardless if any of such are actually paid), as a result of the consummation of the Mergers or any of the other transactions contemplated hereby, and (x) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of its Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations owed by third parties of the type described in any of the clauses (i) through (ix). For the avoidance of doubt and notwithstanding anything to the contrary, it is understood that this definition shall not include any Transaction Expenses. For the avoidance of doubt, Indebtedness shall be calculated in accordance with the Agreed Accounting Principles, consistent with the Closing Statement attached hereto as Exhibit G.
“Indemnifying Parties” means each Company Securityholder and each holder of Aggregator Units as of immediately prior to the Effective Time.
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“Indemnity Escrow Amount” means $2,250,000.
“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.
“Intellectual Property Right” means any or all of the following and all rights in, arising out of, or associated therewith, in each case, throughout the world: (i) Patent, (ii) Copyright, (iii) other right with respect to Software, including any registration of such right or any application to register such right, (iv) industrial design right or registration of such right and any application to register such right, (v) right with respect to any Mark, and any registration for any Mark and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) right with respect to all World Wide Web addresses, social media identifiers, uniform resource locators (“URLs”) and any Domain Name, including any registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) right with respect to any Proprietary Information, including any right to limit the use or disclosure of Proprietary Information by any Person, (viii) right with respect to any Database, including any registration of such right and any application to register such right, (ix) right of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral right, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) any right equivalent or similar to any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means any information technology and computer system (including Software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Company Business.
“Knowledge” means, with respect to any Indemnifying Party that is an entity, the actual knowledge of the executives of such Person directly responsible for the investment in the Company.
“Knowledge of the Company” or “Company’s Knowledge” (or similar term) means the knowledge of a particular fact, circumstance, event or other matter in question of any of the Persons listed on Schedule 1.1(b) (collectively, the “Company Entity Representatives”). Any such Company Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Company Entity Representative would reasonably be expected to have knowledge thereof after (i) reasonable inquiry of such Person’s direct reports who would reasonably be expected to have knowledge of the subject matter in question and (ii) conducting a due and diligent inquiry of such Person’s books, records and email accounts.
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“Knowledge of Parent” or “Parent’s Knowledge” (or similar term) means the knowledge of a particular fact, circumstance, event or other matter in question of any of the Persons listed on Schedule 1.1(c) (collectively, the “Parent Entity Representatives”). Any such Parent Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Parent Entity Representative would reasonably be expected to have knowledge thereof after (i) reasonable inquiry of such Person’s direct reports who would reasonably be expected to have knowledge of the subject matter in question and (ii) conducting a due and diligent inquiry of such Person’s books, records and email accounts.
“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, and equity and any civil or other code of any Governmental Authority.
“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, Tax, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP and regardless of whether such debt, duty, liability, Tax or obligation is immediately due and payable.
“Losses” means any and all liabilities, judgments, settlements, assessments, losses, damages, interest, fines, penalties, costs, Taxes, and expenses of any kind or nature, including reasonable and documented out-of-pocket legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or otherwise satisfying any of the foregoing, and in seeking and enforcing rights to indemnification, compensation and reimbursement hereunder.
“Mark” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith.
“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate with other changes, events, circumstances, conditions or effects, materially adverse to (a) the financial condition, assets or liabilities (such assets and liabilities being taken together), business, operations or results of operations of such entity and its Subsidiaries, taken as a whole or (b) the ability of such entity to enter into this Agreement or to timely consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect: (i) general economic conditions (or changes in such conditions) in the United
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States or any other jurisdiction, or conditions (or change in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (ii) conditions (or changes in conditions) affecting the industry generally in which such entity and its Subsidiaries operate, (iii) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, wildfires, other natural disasters, or any pandemic, epidemic or disease outbreak, (iv) political conditions (or changes in such conditions) in the United States or any other jurisdiction, the outbreak or escalation of war, hostilities or terrorist activities, either in the United States or any other jurisdiction, (v) changes in Law or GAAP, or the interpretation thereof, (vi) any change in, or failure by the Company and its Subsidiaries to meet internal estimates, predictions, projections or forecasts, including as provided to another party or its Representatives (provided, that the underlying causes giving rise or contributing to any such failure shall not be excluded if not otherwise excluded by the foregoing clauses (i) through (v) or the following clauses (vii) or (viii)), (vii) any action taken or failure to take action, in each case which Parent (when this definition is used in connection with the Company or any of its Subsidiaries) or the Company (when this definition is used in connection with Parent or any of its Subsidiaries) has expressly requested or (viii) the pendency or announcement of the transactions contemplated by this Agreement or that certain Term Sheet, dated April 16, 2025, among Parent, the Company and the Founders, including actions of clients or vendors or losses of employees, except, in the case of each of the foregoing clauses (i) through (v), to the extent such changes disproportionately adversely affect such entity and its Subsidiaries, taken as a whole, as compared to other Persons or businesses that operate in the industry in which such entity and its Subsidiaries operate.
“Materials of Environmental Concern” means any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product or any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.
“Measurement Time” means 12:01 a.m. local time in New York on the Closing Date; provided, that for Tax purposes the Measurement Time shall be the end of the day on the Closing Date.
“Member Approval” means Company Members holding more than 66.67% of the total outstanding Class A Units.
“Merger Consideration” means the consideration that is payable and/or issuable to Company Securityholders in respect of units of Company Class A Units and Company Profits Interest Units pursuant to Section 1.4.
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“Merger Sub Ancillary Agreements” means, with respect to a Merger Sub, each agreement or document (other than this Agreement) that such Merger Subs is to enter into as a party thereto pursuant to this Agreement.
“Merger Sub I Units” means the units of the Merger Sub I.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software or a non-exclusive right to access and use generally commercially available non-customized functionality or services on a hosted or “software-as-a-service” basis (and does not include any other Intellectual Property Licenses), (ii) such Contract is a non-negotiable “shrink-wrap” or “click-through” Contract, (iii) such Contract does not grant any right by the Company that survives termination or expiration of such Contract, (iv) the Software is not included, incorporated or embedded in, linked to, combined, distributed or made available with, any Company Software that is distributed to or made available for use by customers, clients, or end users of any Company Offering, (v) such Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $10,000 or ongoing subscription or service fees of no more than $10,000 per year, and (vi) such Contract is not a license for Open Source Software.
“OpCo” means Forge Global, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent.
“Open Source Software” means any Software or other Technology that is distributed as “open source software” or “free software” or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Technology. Open Source Software includes any software under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).
“Ordinary Course of Business” means a course of business that is in the ordinary course of business and consistent with its past practices, including with respect to frequency and amounts.
“Parent Ancillary Agreements” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.
“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.
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“Parent Disclosure Schedule” means the disclosure schedule of Parent and the Merger Subs as of the Agreement Date and delivered to the Company concurrently with the parties’ execution of this Agreement.
“Parent Employee Obligation” means (i) any payment, benefit or other obligation to be made by Parent (or any of its Affiliates) to any Continuing Employee pursuant to the terms of an Employment Agreement or offer letter entered into by and between Parent (or any of its Affiliates) and such Continuing Employee, (ii) fifty (50%) percent of any cash severance or separation payment that becomes due to any non-continuing employee or independent contractor as a result of such employee or independent contractor not receiving an offer of employment from or consulting agreement with Parent (or one of its Affiliates) and (iii) the employer portion of any employment, payroll or similar Tax associated with the amounts described in the preceding clauses (i) or (ii).
“Parent ESPP” means Parent’s 2022 Employee Stock Purchase Plan.
“Parent Fundamental Representations” means the representations and warranties of Parent and the Merger Subs set forth in Sections 3.1 (excluding the last two sentences thereof), 3.2, and 3.5.
“Parent General Representations” means the representations and warranties of Parent and the Merger Subs set forth in Article 3, other than the Parent Fundamental Representations.
“Parent Material Contract” means each Contract filed as an exhibit or incorporated by reference to the Parent SEC Report.
“Parent PSU” means any restricted stock unit subject to performance-based vesting with respect to any shares of Parent Common Stock granted under any Parent Stock Plan or otherwise.
“Parent RSU” means any restricted stock unit subject solely to time-based vesting with respect to any shares of Parent Common Stock granted under any Parent Stock Plan or otherwise.
“Parent Shares” means shares of Parent Common Stock issuable pursuant to this Agreement.
“Parent Stock Option” means an option to purchase shares of Parent Common Stock granted under any Parent Stock Plan or otherwise.
“Parent Stock Plan” means any stock incentive or equity-related plan of Parent.
“Parent Warrant” means any warrant to purchase shares of capital stock of Parent issued by Parent.
“Patent” means all patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-
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in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures.
“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet due or delinquent or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, that in the case of clause (b), adequate reserves in accordance with the Agreed Accounting Principles have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar Encumbrance; (iii) any pledge, deposit or other Encumbrance securing the performance of bids, trade contracts, leases or statutory obligations; (iv) any Encumbrance arising under workers’ compensation, unemployment insurance or other social security, retirement or similar legislation; (v) with respect to any real property leased by the Company (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (v) could, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company Business; and (vi) any non-exclusive licenses of Intellectual Property Rights in the Ordinary Course of Business.
“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.
“Personal Information” means, in addition to all information defined or described by the Company as “personal data,” “personal information,” “personally identifiable information,” “PII,” “PHI” (as that term is defined under HIPAA) or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier. Personal Information may relate to
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any individual, including any user of any Internet or device application who views or interacts with any Company Offering or Company Web Site, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103.
“Pre-Closing Tax” means (i) any Tax imposed on the Company and its Subsidiaries in respect of any Pre-Closing Tax Period, including Taxes that would have been payable during the Pre-Closing Tax Period but for any deferrals granted under the CARES act (or any corresponding or similar provision of state, local or foreign Tax Law) calculated by including (1) any Taxes of the Company or Company Securityholders imposed as a result of any adjustment under Section 481 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law) as a result of any change in accounting method of the Company during or with respect to a Pre-Closing Tax Period (regardless of when such income is recognized for tax purposes), (2) Taxes due with respect to income that was, or would be, recognized in a Pre-Closing Tax Period (or portion of a Straddle Period ending on or prior to the Closing Date) with respect to the Company under Sections 951 or 951A of the Code under a “closing of the books” if the Closing Date were the last day of the taxable year for the Company, and (3) any deferred payments to be made in future taxable periods pursuant to Section 965(h) of the Code as though such amounts were due as of the Closing Date, (ii) any Tax of any Company Unitholder or any of their Affiliates for which any of the Company or any of its Subsidiaries is liable, whether by reason of any requirement to withhold or otherwise, (A) for any Pre-Closing Tax Period, or (B) incurred in connection with the Merger or this Agreement for any Tax period, (iii) any Tax for which the Company or any of its Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company or any of its Subsidiaries being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iv) any Tax of another Person for which the Company or any of its Subsidiaries is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify, compensate or reimburse any such Person, by Contract or otherwise, and (v) any liabilities for any Transfer Taxes for which the Company Securityholders are liable pursuant to Section 8.4. For all purposes of this Agreement, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle
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Period. Notwithstanding the foregoing, any Taxes included in Indebtedness or Transaction Expenses shall not be deemed to be Pre-Closing Taxes.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such Law governing breach notification, any penalties and compliance with any order, including the Telephone Consumer Protection Act, the Gramm-Leach-Bliley Act, all U.S. state privacy laws including the California Consumer Privacy Act (“CCPA”), the Video Privacy Protection Act, the Communications Decency Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, Canada’s Personal Information Protected and Electronic Documents Act, Canada’s Anti-Spam Legislation, the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any Law or regulation implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and all analogous Laws in all foreign jurisdictions as are applicable to the Company, as well as all applicable industry standards.
“Pro Rata Share” means:
a)As to each Indemnifying Party or Company Securityholder, with respect to (i) any distribution to Parent or the Company Securityholders from the Adjustment Holdback Amount or the Escrow Fund, (ii) any distribution of the Post-Closing Excess Amount to the Company Securityholders, or (iii) any distribution of an Earnout Amount to the Company Stockholders, the quotient obtained by dividing (x) the aggregate number of Company Class A Units and Company Profits Interest Units held by such Indemnifying Party as of immediately prior to the Effective Time by (y) the aggregate number of Company Class A Units and Company Profits Interest Units held by all Indemnifying Parties as of immediately prior to the Effective Time. To the extent that an Indemnifying Party does not hold any Company Class A Units or Company Profits Interests Units as of immediately prior to the Effective Time, such Indemnifying Party’s Pro Rata Share shall be “0” for purposes of this calculation.
b)As to each Indemnifying Party, with respect to any other circumstance:
a.Immediately following the Effective Time and prior to the time that the Aggregator has distributed any portion of the Merger Consideration that has been paid or issued to the Aggregator pursuant to Section 1.4 to the holder of any Aggregator Units, the quotient obtained by dividing (i) the aggregate number of Company Class A Units and Company Profits Interest Units held by such Indemnifying Party as of immediately prior to the Effective Time by (ii) the aggregate number of Company Class A
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Units and Company Profits Interest Units held by all Indemnifying Parties as of immediately prior to the Effective Time. To the extent an Indemnifying Party does not hold any Company Class A Units or Company Profits Interests Units as of immediately prior to the Effective Time, such Indemnifying Party’s Pro Rata Share shall be “0” for purposes of this calculation.
b.After the time that the Aggregator has distributed any portion of the Merger Consideration that has been paid or issued to the Aggregator pursuant to Section 1.4 to the holders of the Aggregator Units and prior to the time that the Aggregator has distributed all of the Merger Consideration that has been paid or issued to the Aggregator pursuant to Section 1.4 to the holders of the Aggregator Units, the quotient obtained by dividing (i) the sum of (x) the aggregate number of Company Class A Units and Company Profits Interest Units held by such Indemnifying Party as of immediately prior to the Effective Time plus (y) such Indemnifying Party’s Allocated Aggregator Units by (ii) the sum of (A) the aggregate number of Company Class A Units and Company Profits Interest Units held by all Indemnifying Parties as of immediately prior to the Effective Time plus (B) the number of Aggregator Units outstanding immediately prior to the Effective Time; provided that for purposes of the calculation contemplated by this paragraph (b), the Aggregator shall be deemed not to hold any Company Profits Interest Units. For purposes of this paragraph (b), the number of “Allocated Aggregator Units” shall mean, (X) in the case of any Indemnifying Party other than the Aggregator, the product of (AA) the number of Aggregator Units outstanding immediately prior to the Effective Time multiplied by (BB) the quotient obtained by dividing (1) the aggregate amount of Merger Consideration all Indemnifying Parties have received from the Aggregator through a distribution of Merger Consideration by the Aggregator to holders of Aggregator Units in accordance with the terms of the Aggregator’s Acknowledgement Agreement (valuing each share of Parent Common Stock at the Reference Price) by (2) the aggregate amount of Merger Consideration the Aggregator has been paid or issued pursuant to Section 1.4 (valuing each share of Parent Common Stock at the Reference Price) multiplied by (CC) such Indemnifying Party’s Aggregator Pro Rata Share, and, (Y) in the case of the Aggregator, the number of Aggregator Units outstanding immediately prior to the Effective Time less the number of Allocated Aggregator Units allocated to Indemnifying Parties pursuant to the preceding clause (X).
c.After the time that the Aggregator has distributed all of the Merger Consideration that has been paid or issued to the Aggregator pursuant to Section 1.4 to the holders of the Aggregator Units, the quotient obtained
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by dividing (i) the aggregate number of Company Class A Units, Company Profits Interest Units and Aggregator Units held by such Indemnifying Party as of immediately prior to the Effective Time by (ii) the aggregate number of Company Class A Units, Company Profits Interest Units and Aggregator Units held by all Indemnifying Parties as of immediately prior to the Effective Time. For purposes of the calculation contemplated by this clause (c), the Aggregator shall be deemed not to hold any Company Profits Interest Units.
d.If (i) the Aggregator has distributed any of the Merger Consideration that has been paid or issued to the Aggregator pursuant to Section 1.4 to the holders of the Aggregator Units, (ii) the Indemnifying Parties have satisfied their indemnification obligations to the Indemnified Parties such that the Indemnified Parties have recovered from the Indemnifying Parties 100% of the Merger Consideration that has been paid or issued to the Indemnifying Parties pursuant to Section 1.4, and (iii) subsequently, the Indemnifying Parties receive pursuant to Section 1.4 a post-Closing payment or issuance in respect of the Post-Closing Excess Amount or Earnout Stock Consideration, and as of such time, the Aggregator has not distributed any portion of such post-Closing Merger Consideration that has been paid or issued to the Aggregator to the holder of any Aggregator Units, the quotient obtained by dividing (x) the aggregate number of Company Class A Units and Company Profits Interest Units held by such Indemnifying Party as of immediately prior to the Effective Time by (y) the aggregate number of Company Class A Units and Company Profits Interest Units held by all Indemnifying Parties as of immediately prior to the Effective Time. To the extent an Indemnifying Party does not hold any Company Class A Units or Company Profits Interests as of immediately prior to the Effective Time, such Indemnifying Party’s Pro Rata Share shall be “0” for purposes of this calculation.
c)The aggregate Pro Rata Shares of all Indemnifying Parties shall equal 100%.
“Process,” “Processed” or “Processing” means any operation or set of operations, with respect to data or information, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Requirements.
“Proprietary Information” means any information or material not generally known to the public, including any trade secret and other rights in know-how and confidential or proprietary information.
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“Reference Price” means $15.00 (as adjusted and appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications, or similar events affecting Parent Common Stock).
“Registered Company Intellectual Property Right” means (i) any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of or exclusively licensed to the Company, and (ii) any other application, registration, recording and filing filed by or on behalf of the Company (or otherwise authorized by or in the name of the Company) with respect to any Company Intellectual Property Right.
“Related Party” means (i) any Affiliate (other than a Subsidiary) of the Company, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any officer, director or manager of the Company or any Subsidiary of the Company, (iii) any Immediate Family member of a Person described in clause (ii), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding Company Securities.
“Representatives” means, with respect to any Person, such Person’s officers, directors, managers, employees, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) and other representatives.
“Restricted Cash” means any cash or cash equivalents of the Company that is not freely usable by Company immediately following the Closing because it is subject to restrictions or limitations on use or distribution imposed by applicable Law or Contract, including, in each case to the extent imposed by such restrictions or limitations, (i) restrictions on withdrawals or dividends, (ii) cash that has been historically classified as restricted cash by the Company, (iii) cash that is necessary to meet any minimum cash, deposit or equity balances, (iv) cash that is represented by real estate lease deposits, (v) cash that is held in reserve accounts or third-party escrow accounts, (vi) cash collateralizing any obligation, (vii) cash subject to a dominion, control or similar agreement (other than those that will be terminated at or prior to the Closing), (viii) cash that is held in third party accounts (excluding, for the avoidance of doubt, the Company’s bank accounts), and (ix) any cash received in connection with insurance claim(s) to the extent the underlying damage, destruction or loss giving rise thereto has not been cured or remediated.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholder” means each Company Securityholder and each holder of any Aggregator Units as of immediately prior to the Effective Time.
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“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) Database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.
“Stakeholder Claim” means any claim asserted by (i) any current, former or purported holder of Company Securities or any Person who has any right or claim with respect to ownership of any Company Securities (whether against the Company, Parent, any Affiliate of the Company or Parent, or any officer, director, employee, agent or representative of any of the foregoing) (A) with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby (other than a claim seeking to enforce a right under this Agreement or any other Transaction Document), (B) alleging any ownership of or interest in any Company Securities that is not specifically disclosed in the Closing Statement, (C) relating to any rights under the Charter Documents related to such Person’s current, former or purported ownership of Company Securities, (D) that such Person’s securities were wrongfully issued or repurchased by the Company, or (E) relating to any actual or alleged breach of fiduciary duties; or (ii) any current or former officer, manager or director of the Company or any of its Subsidiaries for indemnification or advancement of expenses pursuant to the terms of the Company’s Charter Documents or any individual indemnification agreement in respect of claims made against them arising out of or in connection with their service as a director, manager or officer of the Company or any of its Subsidiaries at or prior to the Effective Time, whether or not asserted prior to the Effective Time.
“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Notwithstanding anything to the contrary, none of the Aggregator, DoD Accelerator Fund GP LLC, a Delaware limited liability company, or any Fund shall be deemed a Subsidiary of the Company (or a Subsidiary of any Subsidiary of the Company); provided that (A) each Fund shall be deemed a Subsidiary of the Company for purposes of Sections 2.1, 2.6, 2.8, 2.9(d) (but only the last two sentence of Section 2.9(d)), 2.14, 2.15 (but only subsections (a) through (c), (f), (g), (j), (k) and (q) of Section 2.15), 2.17, 2.20(c), 2.21, 2.22, 2.23, 2.24, 2.25
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and 7.2(a)(iv) and (B) the Accelerator Fund GP shall be deemed a Subsidiary of the Company for purposes of Article 2 and Section 7.2(a)(iv).
“Target Company Net Working Capital” means an amount equal to $0.
“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise.
“Tax Return” means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means any or all of the following: (i) technology, formulae, algorithm, diagram, formulae, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software, computer programs, whether in source code or in executable code form, subroutines, user interfaces, architecture, schematics, configuration, website, content, image, logo, graphic, text, photographs, artwork, audiovisual works, sound recording, graph, drawing, reports, analysis, writing, of any other work of authorship and copyrightable subject matter (“Work of Authorship”); (vi) database or other compilation or collection of data or information (“Database”); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit (“Mask Work”); (viii) Mark; (ix) domain name, uniform resource locator or other name or locator associated with the Internet, and applications and registrations therefor (“Domain Name”) or social media identifier; and (x) other forms of technology (whether embodied in any tangible forms and including all tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition).
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“Third-Party AI Product” means any product or service of any other Person that employs or makes use of AI Technologies.
“Third-Party Platform” means any other Person’s device, platform, server, application, operating system, website, networked physical object (including Internet of Things (IoT)), software as a service, platform as a service, infrastructure as a service, cloud service or similar service.
“Transaction Expense” means, in each case only to the extent incurred or accrued prior to the Measurement Time or becoming payable solely as a result of the consummation of the Closing, any costs or expenses of any kind or nature incurred by or on behalf of, paid by, or to be paid by the Company or any of its Subsidiaries in connection with the Mergers and this Agreement and the transactions contemplated by this Agreement, as well as any related sale or financing process, including, without duplication, (i) all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties owed by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (ii) any premium or related cost for any directors’ and officers’ liability insurance purchased by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including any brokerage or finders’ fee, or agents’ commission, (iii) any employer-level employment Tax based on any payment pursuant to this Agreement (for the avoidance of doubt, excluding any Parent Employee Obligations) or attributable to a Closing Employee Payment, (iv) any Closing Employee Payment, (v) any Transfer Taxes payable by the Company Securityholders pursuant to Section 8.4, (vi) 50% of the costs and expenses owed to the Escrow Agent in connection with the transactions contemplated hereby, and (vii) in the event that the termination of participation in the TriNet 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges, other fees or any other Liabilities, then such charges, fees and/or Liabilities, in each case to the extent actually incurred, shall be deemed to be Transaction Expenses; provided, however, that [***].
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“TriNet 401(k) Plan” shall mean the TriNet Select 401(k) Plan as adopted by Accuidity, LLC, with an effective date of January 1, 2024.
“Unaccredited Investor” means any Company Securityholder that is not an Accredited Investor.
“Unpaid Pre-Closing Taxes” means the aggregate amount, which may not be less than zero, of all unpaid Pre-Closing Taxes, calculated through the end of the Closing Date and, with respect to a Straddle Period, in accordance with the second to last sentence of the definition of Pre-Closing Tax, in each case that are unpaid as of the Measurement Time.
Annex A - 24

“Unpaid Transaction Expenses” means all Transaction Expenses, in each case whether due prior to, on or after the Closing, that are unpaid as of the Measurement Time (provided, for the avoidance of doubt and notwithstanding anything to the contrary, the reduction contemplated by clause (B) of the definition of “Transaction Expenses” shall be applied in calculating the Unpaid Transaction Expenses, as a result of which the Unpaid Transaction Expenses may be a negative number, in which case the absolute value of the Unpaid Transaction Expenses as so calculated shall be added to the Cash Consideration in calculating the Adjusted Cash Consideration pursuant to clause (v) of the definition of “Adjusted Cash Consideration”).
“VAT” means any ad valorem, value added, goods and services or similar Tax.
“Virtual Data Room” means the electronic data site jointly maintained by the Company and Parent at sharepoint.com in connection with the Merger.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.
“Wage Obligations” means all remuneration required to be paid by the Company or any of its Subsidiaries, or obligations therefor incurred by the Company or any of its Subsidiaries, on or before the Closing or contingent upon the occurrence of the Closing, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, and any salary, wages, accrued but unpaid vacation, paid time-off or other unpaid vacation benefits, accrued but unpaid bonus or other bonus obligations, commission payments, any unpaid severance liabilities, deferred compensation Liabilities, termination indemnity, defined benefit pension, multiemployer pension and other employee benefits, any post-retirement payments or benefits, and the employer portion of any associated employment, payroll or similar Tax, in each case with respect to any service provided to the Company or any of its Affiliates by any such Person on or prior to the Closing, including any such remuneration arising out of the termination of any such service; provided, that any obligations of the Company to any Person arising under a Company Benefit Arrangement that remain unpaid as of the Closing, including obligations arising under the Company’s PPI or Co-Investment Plan, shall be deemed to be Wage Obligations; provided, however, that Parent Employee Obligations and Pre-Closing Taxes shall not be deemed to be Wage Obligations.
Other capitalized terms used in the Agreement and not defined in this Annex A shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Defined Term	Section
2026 Earnout Period	1.14(a)(i)
2027 Earnout Period	1.14(a)(ii)
2026 Earnout Target	1.14(a)(iii)
2027 Earnout Target	1.14(a)(iv)
2026 Earnout Threshold Ceiling	1.14(a)(v)
2026 Earnout Threshold Floor	1.14(a)(vi)
Annex A - 25

2027 Earnout Threshold Ceiling	1.14(a)(vii)
2027 Earnout Threshold Floor	1.14(a)(viii)
Adjustment Resolution Period	1.8(f)
Adjustment Review Period	1.8(e)
Advisers Act	2.15(h)
Advisory Agreement	2.15(k)
Aggregator Acknowledgement Agreement	Recitals
Aggregator Restricted Stock Amount	Recitals
Agreed Accounting Principles	1.8(a)
Agreement	Preamble
Agreement Date	Preamble
Anticipated Loss Amount	7.9(b)
Basket Amount	7.3(i)
Bribery Act	2.22(a)(vi)
Budget Schedule	1.14(a)(ix)
Cancelled Units	1.4(b)
Change in Control Transaction	1.14(a)(x)
Claim Notice	7.4
Closing	1.1
Closing Date	1.1
Closing Statement	1.8(a)
Company	Preamble
Company Indemnified Parties	4.2(a)
Company Service Providers	2.14(a)
Contested Claim	7.5(b)
Covered Communication	9.17(b)
Current Representation	9.17(b)
Designated Person	9.17(a)
Determination Date	1.8(g)
DLLCA	Recitals
DMCA	2.13(o)
Earnout Amount	1.14(a)(xi)
Earnout Business	1.14(a)(xii)
Earnout Calculation Statement	1.14(c)(i)
Earnout Default Event	1.14(a)(xiii)
Earnout Dispute Deadline	1.14(c)(ii)
Earnout Dispute Notice	1.14(c)(ii)
Earnout Period	1.14(a)(xiv)
Earnout Stock Consideration	1.14(a)(xv)
Earnout Target	1.14(a)(xvi)
Annex A - 26

Effective Time	1.2
Employment Agreement	Recitals
Employment Documents	Recitals
Escrow Fund	7.7(a)
Estimated Closing Cash	Schedule 1.8
Estimated Closing Indebtedness	Schedule 1.8
Estimated Closing Net Working Capital Shortfall	Schedule 1.8
Estimated Closing Net Working Capital Surplus	Schedule 1.8
Estimated Unpaid Pre-Closing Taxes	Schedule 1.8
Estimated Unpaid Transaction Expenses	Schedule 1.8
Exchange Agent	1.7(a)
Exchange Agent Agreement	1.7(b)
Expense Cap	1.14(a)(xviii)
Export Approvals	2.23(b)
Export Control Laws	2.23(a)
FCPA	2.22(a)(vi)
Filings	2.15(i)
Final Closing Statement	1.8(g)
First Certificate of Merger	1.2
First Earnout Amount	1.14(a)(xviii)
First Earnout Stock Consideration	1.14(a)(xix)
First Earnout VWAP	1.14(a)(xix)
First Merger	Recitals
Founder Restricted Stock Agreement	Recitals
Founder Restricted Stock Amount	Recitals
Fractional Share Consideration	1.9
Fund	2.15(r)
Fund Investor	2.20(a)
Governmental Permits	2.15(b)
Inbound License	2.12(a)(iv)
Indemnified Party	7.2(a)
Indemnifying Party	7.3
Independent Accountant	1.8(f)
Information Security Review	2.14(f)
Insurance Policies	2.18
Intended Tax Treatment	1.13(b)
Invention Assignment Agreement	2.13(l)
Investment Company Act	2.15(l)
Investor Questionnaires	Recitals
Joinder Agreement	Recitals
Annex A - 27

Letter of Transmittal	1.7(c)
Licensed IP	2.13(c)
Manager Approval	2.3(c)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
New Limited Partner or New Equityholder	1.14(a)(xx)
New Plans	4.1(b)
Non-Competition Agreement	Recitals
Notice of Adjustment Disagreement	1.8(e)
Objection Period	7.5(a)
Old Plans	4.1(b)
Outbound Investment Rules	2.24
Outbound License	2.12(a)(iv)
Owed Amount	7.5(d)
Owned Company IP	2.13(c)
Parent	Preamble
Parent 401(k) Plan	4.1(a)
Parent Balance Sheet	3.9(f)
Parent Capitalization Date	3.4(a)
Parent Preferred Stock	3.4(a)
Parent SEC Reports	3.7(a)
Pass-Through Tax Claim	8.3(b)
Pass-Through Tax Return	8.1(a)
PICA	Recitals
Post-Closing Deficit Amount	1.8(h)
Post-Closing Excess Amount	1.8(i)
Post-Closing Representation	9.17(a)
Post-Closing Statement	1.8(c)
Privacy Requirements	2.14(a)
Recurring Net Revenue	1.14(a)(xxi)
Resolved Matters	1.8(f)
Restricted Stock Agreements	Recitals
Restricted Stock Amounts	Recitals
Retained Loss Amount	7.9(b)
Sales Taxes	2.7(a)(vii)
Sarbanes-Oxley Act	3.7(c)
SEC Approval Earnout Period	1.14(a)(xxii)
Second Certificate of Merger	1.2
Annex A - 28

Second Earnout Amount	1.14(a)(xxiii)
Second Earnout Stock Consideration	1.14(a)(xxiv)
Second Earnout VWAP	1.14(a)(xxiv)
Second Effective Time	1.2
Second Merger	Recitals
Securityholder Representative	Preamble
Securityholder Representative Expenses	7.13(b)
Settlement Amount	7.6
Significant Fund Investor	2.20(a)
Significant Supplier	2.20(b)
Signing Members	Recitals
Social Media Accounts	2.26
Social Media Account Names	2.26
Special Matters	7.3(b)
Specified Person	2.4(f)
Standard EULAs	2.12(a)(ii)
Standard Form Agreements	2.13(g)
Surviving Company	1.2
Surviving Entity	1.2
Tail Policy	6.3(g)
Tax Claim	8.3(a)
Tax Refunds	8.5
Third Earnout Amount	1.14(a)(xxv)
Second Earnout Stock Consideration	1.14(a)(xxvi)
Second Earnout VWAP	1.14(a)(xxvi)
Third-Party Claim	7.6
Transfer Taxes	8.4
Triggering Event	1.14(a)(xxvii)
Triggering Event Consideration Period	1.14(b)(iii)
Triggering Event Dispute Notice	1.14(b)(iii)
Triggering Event Notice	1.14(b)(i)
Unreleased Escrow Amount	7.7(b)
Unresolved Claims	7.7(b)
Unresolved Matters	1.8(f)
WH	9.17(a)
Written Consent	Recitals
Annex A - 29